UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant   ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Bank of America Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5) Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

March 15, 2017

Dear Fellow Stockholders:

We are pleased to invite you to the 2017 annual meeting of stockholders, to be held April 26, 2017 at 10:00 a.m., Eastern time, at the Hilton Charlotte Center City, 222 East Third Street, Charlotte, North Carolina.

We will provide an update on the company and how we are executing our responsible growth strategy. It’s also a good opportunity for us to hear directly from you.

Please read the proxy materials and follow the voting instructions to ensure your shares are represented at the meeting. Your vote is important.

Sincerely,

Brian Moynihan
Chairman and Chief Executive Officer

March 15, 2017

To Our Stockholders:

The independent directors and I join Brian in inviting you to attend our company’s 2017 annual meeting of stockholders.

Our company continues to execute on our long-term, responsible growth strategy. Our 2016 results demonstrated significant progress in executing the strategy.

As the Board’s Lead Independent Director, I meet regularly with investors. Other directors also meet with investors from time to time. Our dialogue covers broad-ranging topics, including the Board’s governance practices, the Board’s role in providing strategic planning oversight and in affirming the company’s strategy, the company’s ESG activities, the company’s performance, and my role as Lead Independent Director. I share information from our discussions with my fellow directors; we value this engagement and take action where appropriate.

I encourage you to carefully review our 2017 proxy statement, our Annual Report and the other materials the company makes available to stockholders. Our Board remains committed to building long-term value in the company and returning value to our stockholders. On behalf of the directors of your company, I join Brian and the management team in thanking you for choosing to invest in Bank of America.

Sincerely,

Jack O. Bovender, Jr.
Lead Independent Director

Notice of 2017 Annual Meeting of Stockholders

Date and Time:	Place:
April 26, 2017 10:00 a.m., Eastern time	Hilton Charlotte Center City 222 East Third Street Charlotte, North Carolina 28202

Matters to be voted on:

●	Electing the 14 directors named in the proxy statement

●	A proposal approving our executive compensation (an advisory, non-binding “Say on Pay” resolution)

●	A proposal on the frequency of future “Say on Pay” resolutions (an advisory, non-binding “Say on Frequency” resolution)

●	A proposal ratifying the appointment of our independent registered public accounting firm for 2017

●	Stockholder proposals, if they are properly presented at our annual meeting

●	Any other business that may properly come before our annual meeting

Record date: Bank of America stockholders as of the close of business on March 2, 2017 will be entitled to vote at our annual meeting and any adjournments or postponements of the meeting.

Your vote is very important. Please submit your proxy as soon as possible by the Internet, telephone, or mail. Submitting your proxy by one of these methods will ensure your representation at the annual meeting regardless of whether you attend the meeting.

How to Vote Your Shares
Online Registered holders – www.envisionreports.com/BAC Beneficial owners – www.proxyvote.com	By Phone Call the phone number located on the top of your proxy card
By Mail Complete, sign, date, and return your proxy card in the envelope provided	In Person Attend our annual meeting and vote by ballot

To express our appreciation for your participation, Bank of America will make a $1 donation to Special Olympics on behalf of every stockholder account that votes. Our long-standing support of Special Olympics reflects our belief that diverse and inclusive communities are stronger communities.

Please refer to page 73 for additional information on how to vote your shares and attend our annual meeting.

By order of the Board of Directors,

Ross E. Jeffries, Jr.

Deputy General Counsel and Corporate Secretary

March 15, 2017

Important notice regarding the availability of proxy materials for the annual meeting of stockholders to be held on April 26, 2017: Our Proxy Statement and 2016 Annual Report to stockholders are available at www.bankofamerica.com/annualmeeting

Proxy Statement Summary

Proxy Statement Summary

Strategic Objectives

At Bank of America, we live our values, deliver our purpose and drive responsible growth through our eight lines of business. Our company’s purpose of helping make financial lives better through the power of every connection, executed through our strategic model focused on responsible growth, continues to strengthen our competitive position and provide long-term value to our investors. This is what drives and motivates us.

We are invested in the company’s long-term sustainable growth, and the fourth pillar of our responsible growth strategy emphasizes the importance of this commitment.

At Bank of America,

We live our values, deliver our purpose and

drive responsible growth through our eight lines of business

Our values ● Deliver together ● Act responsibly ● Realize the power of our people ● Trust the team	Our purpose To help make financial lives better, through the power of every connection	Responsible growth ● We must grow and win in the market – no excuses ● We must grow with our customer-focused strategy ● We must grow within our risk framework ● We must grow in a sustainable manner	Eight lines of business Serving the core financial needs of people, companies and institutional investors through eight lines of business

Our Eight Lines Of Business
People				Companies			Institutions
Retail	Preferred & Small Business	Merrill Lynch	U.S. Trust	Business Banking	Commercial Banking	Global Corporate & Investment Banking	Global Markets
Consumer		GWIM		Global Banking			Global Markets

2016 Company Performance / Strategic Objectives
($ in billions, unless otherwise indicated)
Grow and win in the market – no excuses	2016	2015

Net income(1)	$17.9	$15.8
Net income in segments representing eight lines of business:
Consumer	$7.2	$6.6
Global Wealth & Investment Management (GWIM)	$2.8	$2.6
Global Banking	$5.7	$5.3
Global Markets	$3.8	$2.4
Grow with our customer-focused strategy	2016	2015

Average total loans and leases(2)	$900.4	$876.8
Average deposits	$1,222.6	$1,155.9
Total client balances	$2,508.6	$2,458.0
Business referrals	5.5 million	5.0 million
Grow within our risk framework	2016	2015

Net charge-off ratio	0.43%	0.50%
Risk-weighted assets	$1,530	$1,602
Average market risk VaR for trading(3)	$48 million	$61 million
Grow in a sustainable manner	2016	2015

Fully phased-in G-SIB capital buffer	2.5%	3.0%
Total share repurchases and common dividends	$6.6	$4.5
Common equity tier 1 regulatory capital	$168.9	$163.0
Resolution plan enhancements to resolvability	✓

(1)	Net income includes net income for the segments listed, plus net income for our “All Other” segment, which was $(1.6) billion in 2016 and $(1.1) billion in 2015.
(2)	Includes assets of the company’s non-U.S. consumer credit card business, which are included in assets of business held for sale on the company’s Consolidated Balance Sheet at December 31, 2016.

Total Stockholder Return (TSR)(4)

1-Year

3-Year

5-Year

(3)	VaR model uses historical simulation approach based on three years of historical data and an expected shortfall methodology equivalent to a 99% confidence level.
(4)	As of December 31, 2016. See page 47 for a list of the companies in our primary competitor group. “G-SIBs” are global systemically important banks designated by the Financial Stability Board as of November 21, 2016.

Bank of America Corporation 2017 Proxy Statement	i

Proxy Statement Summary

Governance Objectives

Our Board of Directors oversees the development and execution of our strategy. We have robust governance practices and procedures focused on our responsible growth strategy. To maintain and enhance independent oversight, our Board is focused on its composition and effectiveness.

Our Board has implemented a number of measures to improve Board composition, oversight, and effectiveness. These measures further align our corporate governance structure with achieving our strategic objectives, and enable our Board to effectively communicate and implement our culture of compliance and rigorous risk management.

Thoughtful, Interconnected Governance Practices

Our Board is committed to regular renewal and refreshment; our Board has continuously enhanced the director recruitment and selection process, giving us an experienced and diverse group of nominees. See page 3.

Our Board’s rigorous on-boarding and director education processes complement this enhanced recruitment process. See page 17.

Our Lead Independent Director’s robust and well-defined duties are set forth in our Corporate Governance Guidelines; they extend beyond those of a traditional lead director. See page 14.

Our independent directors meet privately in executive session at each regularly scheduled Board meeting and held 13 such sessions in 2016. See page 17.

Our Board reviews CEO and senior management succession and development plans at least annually, and assesses candidates during Board and committee meetings and in less formal settings. See page 23.

Our Board and committees conduct intensive and thoughtful annual self-assessments. Our directors provide feedback on Board effectiveness, with particular emphasis on areas such as Board composition, focus, culture, and process. See page 16.

Our Board regularly assesses its optimal leadership structure. See page 14.

Our Board is informed by input from stockholders. See page 19.

Key Statistics about Our Director Nominees
5.6 years average tenure, below the 8.3-year S&P 500 average(1)	9 new independent director nominees since 2012	13 of 14 are independent	4 are women	64% have CEO experience	36% have senior executive experience at financial institutions

(1)	Our director nominees’ average tenure is calculated as of our annual meeting date; source for S&P 500 average: 2016 Spencer Stuart Board Index.

ii	Bank of America Corporation 2017 Proxy Statement

Proxy Statement Summary

Our Stockholders Inform and Guide Achievement of these Governance Objectives

Our Board and management are committed to engaging with and listening to our stockholders. Throughout 2016 and into 2017, our Board and management met with many of our major stockholders, soliciting their input on important performance, governance, executive compensation, human capital management, regulatory, environmental, social, and other matters. We contacted our major stockholders and key stakeholders representing over 50% of shares outstanding. This continued dialogue has informed our Board’s meeting agendas, and led to governance enhancements that help us address the issues that matter most to our major stockholders and key stakeholders. This engagement process will assist us in achieving our strategic objectives, creating long-term value, maintaining our culture of compliance, and contributing to our environmental, social, and governance (ESG) activities.

The Board-Driven Stockholder Engagement Process

●	Our Board assesses and monitors:
●	investor sentiment
●	stockholder voting results
●	trends in governance, executive compensation, human capital management, regulatory, environmental, social, and other matters

●	Our Board identifies and prioritizes potential topics for stockholder engagement
●	Directors and executive management regularly meet with stockholders to actively solicit input on a range of issues, and report stockholder views to our Board

●	A two-way dialogue is maintained to clarify and deepen our Board’s understanding of stockholder concerns, and provide stockholders with insight into our Board’s processes

●	Management also routinely engages with investors at conferences and other forums
●	Stockholder input informs our Board’s ongoing process of continually improving governance and other practices

●	Our Board and executive management review stockholder input to identify consistent themes, and research and evaluate any identified issues and concerns

●	Our Board responds, as appropriate, with continued discussion with stockholders and enhancements to policy, practices, and disclosure

See “Stockholder Engagement” on page 19.

Bank of America Corporation 2017 Proxy Statement	iii

Proxy Statement Summary

Compensation Highlights

Pay-for-Performance Compensation Philosophy

Our compensation philosophy ties our executive officers’ pay to company, line of business, and individual performance over the short and long term. Our executive compensation program provides a mix of salary, incentives, and benefits paid over time that we believe aligns executive officer and stockholder interests. A majority of total variable compensation granted to named executive officers is deferred equity-based awards, further encouraging long-term focus on generating sustainable results for our stockholders.

2016 Compensation Decisions for the CEO

In 2016, the company’s responsible growth strategy produced earnings of $17.9 billion, 13% higher than 2015 and the second highest earnings in company history. In recognition of this progress, overall company performance, and the CEO’s individual performance, the Compensation and Benefits Committee and the Board’s independent directors determined the following compensation for our CEO:

●  Total compensation, inclusive of base salary and equity-based incentives, of $20 million

●  92.5% of Mr. Moynihan’s total compensation is variable and directly linked to company performance. All CEO variable compensation was awarded in equity (as it has been since 2010)

●  46.3% of Mr. Moynihan’s total compensation was awarded in the form of performance restricted stock units (PRSUs) that must be re-earned based on sustained three-year average performance of key metrics (return on assets and growth in adjusted tangible book value)

●  The remainder of the CEO’s variable pay was awarded as cash-settled restricted stock units (CRSUs) and time-based restricted stock units (TRSUs)

●  Based on stockholder input and our Board’s assessment, this overall pay structure is consistent with prior years

Compensation Risk Management Features	Historical Say on Pay Votes

●  Mix of fixed and variable pay

●  Balanced, risk-adjusted performance measures

●  Pay-for-performance process that bases individual awards on actual results and how results were achieved

●  Review of independent control function feedback in performance evaluations and compensation decisions

●  Deferral of a majority of variable pay through equity-based awards

●  Robust stock ownership and retention requirements for executive officers

●  Use of multiple cancellation and clawback features for
equity-based awards

Our Compensation and Benefits Committee believes the results of last year’s Say on Pay vote affirmed our stockholders’ support of our company’s executive compensation program. This informed our decision to maintain a consistent overall approach in setting executive compensation for 2016.

See “Compensation Discussion and Analysis” on page 33 and “Executive Compensation” on page 48.

(1)	Total compensation pay components exceed 100% due to rounding.

iv	Bank of America Corporation 2017 Proxy Statement

Proxy Statement Summary

Growing In a Sustainable Manner: Environmental, Social, and Governance Highlights

We deliver on our purpose – to help make financial lives better through the power of every connection – through a strategy of responsible growth and a focus on our environmental, social, and governance (ESG) leadership. Our approach in these areas is an important way we demonstrate the kind of company we are and how we deliver stockholder value. It reflects how we build and maintain trust and credibility as a company that people want to work for, invest in, and do business with.

Our ESG approach is fully-integrated into each of our eight lines of business. Our management-level ESG Committee is made up of senior executives across every line of business and support function who help to guide the company’s efforts and enable progress. The committee identifies and discusses issues central to our ESG focus across the company – including our human capital management practices, products and service offerings, and investments in creating a sustainable global economy. The committee also helps to set and monitor the company’s goals in these areas, and reports on progress regularly to the Board, to our investors and to the public through our annual ESG reporting on our website.

In line with this focus, we strive to make Bank of America a great place to work by listening to our employees so that our programs and resources enhance their experience, help them deepen their skill sets, and further their careers with us. We focus our human capital management efforts on key areas including growing our diverse and inclusive workforce, rewarding performance that balances risk and reward, empowering professional growth and development, and investing in health, emotional and financial wellness.

As a result of these efforts, we are helping to drive the global economy in sustainable ways, creating jobs, developing infrastructure and addressing societal challenges, while managing risk, developing talent, and providing a return to our clients and for our business. To learn more, visit http://about.bankofamerica.com.

Many recognize our focus on ESG and our commitment to promoting diversity in our workforce, including:

●	No. 16 out of 50 companies on Fortune Magazine’s Change the World List. This annual list honors companies that are driving social change as part of their core business strategy

●	Euromoney’s World’s Best Bank for Diversity

●	Black Enterprise Magazine’s 50 Best Companies for Diversity

●	LATINA Style’s Top 50 Best Companies for Latinas to Work

●	Fatherly.com’s 50 Best Places to Work for New Dads

●	Diversity MBA Magazine’s Best Places for Women & Diverse Managers to Work

●	Working Mother Magazine’s 100 Best Companies

We benchmark our ESG performance across a number of industry measures. In each of these ratings, our company outperforms or is in line with industry peers.

ESG Ratings and Indices
A-	World & North America Indices	92nd percentile	92.5 out of 100	BBh
CDP	Dow Jones Sustainability Index	Sustainalytics	Bloomberg Financial Services Gender Equality Index	MSCI

See “ESG Initiatives: Focus on Responsible, Sustainable Growth” on page 20.

Bank of America Corporation 2017 Proxy Statement	v

2	Proposal 1: Electing Directors
3	Identifying and Evaluating Director Candidates
5	Our Director Nominees
13	Corporate Governance
13	Our Board of Directors
13	Director Independence
14	Board Leadership
16	Director Commitment
16	Board Evaluation
17	Director Education
17	Board Meetings, Committee Membership, and Attendance
19	Stockholder Engagement
20	Communicating with Our Board
20	ESG Initiatives: Focus on Responsible, Sustainable Growth
23	CEO and Senior Management Succession Planning
23	Board Oversight of Risk
24	Compensation Governance and Risk Management
26	Additional Information
27	Related Person and Certain Other Transactions
28	Stock Ownership of Directors, Executive Officers, and Certain Beneficial Owners
29	Section 16(a) Beneficial Ownership Reporting Compliance
30	Director Compensation

33	Compensation and Benefits Committee Report
33	Compensation Discussion and Analysis
34	Executive Summary
35	2016 Company & Line of Business Performance
37	Executive Compensation Program Features
40	Compensation Decisions and Rationale
46	Other Compensation Topics
48	Executive Compensation
48	Summary Compensation Table
51	Grants of Plan-Based Awards Table
54	Year-End Equity Values and Equity Exercised or Vested Table
56	Pension Benefits Table
57	Nonqualified Deferred Compensation Table
58	Potential Payments upon Termination or Change in Control
60	Proposal 2: Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)
60	Proposal 3: A Vote on the Frequency of Future Advisory “Say on Pay” Resolutions (an Advisory, Non-binding “Say on Frequency” Resolution)
61	Proposal 4: Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2017
62	Audit Committee Pre-Approval Policies and Procedures
62	Audit Committee Report
63	Proposal 5-8: Stockholder Proposals
73	Voting and Other Information
A-1	Appendix A: Reconciliation of GAAP and Non-GAAP Financial Measures

Internet Availability of Proxy Materials

We mailed or emailed to most of our stockholders a Notice of Internet Availability of our proxy materials with instructions on how to access our proxy materials online and how to vote. If you are a registered holder and would like to change the method of delivery of your proxy materials, please contact our transfer agent, Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078; Toll free: 800-642-9855; or at www.computershare.com/bac. You may do the same as a beneficial owner by contacting the bank, broker, or other nominee where your shares are held.

Proxy Statement Availability

We are providing or making available this proxy statement to solicit your proxy to vote on the matters presented at our annual meeting. We commenced providing and making available this proxy statement on March 15, 2017. Our Board requests that you submit your proxy by the Internet, telephone, or mail so that your shares will be represented and voted at our annual meeting.

1	Bank of America Corporation 2017 Proxy Statement

Proposal 1: Electing Directors

Proposal 1: Electing Directors

Our Board is presenting 14 nominees for election as directors at our annual meeting. All nominees currently serve as directors on our Board. Other than Mr. White, who was appointed to our Board in June 2016, all nominees were elected by you at our 2016 annual meeting. Each director elected at the meeting will serve until our 2018 annual meeting or until a successor is duly elected and qualified. Each director nominee has consented to being named in this proxy statement and to serving as a director if elected. If any nominee is unable to stand for election for any reason, the shares represented at our annual meeting may be voted for another candidate proposed by our Board, or our Board may choose to reduce its size.

Nominee/Age(1)	Principal Occupation	Director Since	Inde- pendent	Other Public Company Boards	Committee Membership (C = Chair)

Sharon L. Allen, 65	Former Chairman, Deloitte LLP	2012	Yes	1	Audit (C) Corporate Governance

Susan S. Bies, 69	Former Member, Board of Governors of the Federal Reserve System	2009	Yes	None	Corporate Governance Enterprise Risk

Jack O. Bovender, Jr., 71	Lead Independent Director, Bank of America Corporation; Former Chairman and CEO, HCA Inc.	2012	Yes	None	None

Frank P. Bramble, Sr., 68	Former Executive Vice Chairman, MBNA Corporation	2006	Yes	None	Corporate Governance Enterprise Risk (C)

Pierre J.P. de Weck, 66	Former Chairman and Global Head of Private Wealth Management, Deutsche Bank AG	2013	Yes	None	Audit Compensation and Benefits

Arnold W. Donald, 62	President and CEO, Carnival Corporation and Carnival plc	2013	Yes	2	Audit Compensation and Benefits

Linda P. Hudson, 66	Chairman and CEO, The Cardea Group, LLC; Former President and CEO, BAE Systems, Inc.	2012	Yes	2	Compensation and Benefits Enterprise Risk

Monica C. Lozano, 60	Former Chairman, US Hispanic Media Inc.	2006	Yes	1	Compensation and Benefits (C) Enterprise Risk

Thomas J. May, 70	Chairman and Former CEO, Eversource Energy; Chairman, Viacom Inc.	2004	Yes	2	Corporate Governance (C) Enterprise Risk

Brian T. Moynihan, 57	Chairman and CEO, Bank of America Corporation	2010	No	None	None

Lionel L. Nowell, III, 62	Lead Director, Reynolds American, Inc.; Former SVP and Treasurer, PepsiCo, Inc.	2013	Yes	2	Audit Corporate Governance

Michael D. White, 65	Former Chairman, President and CEO, DIRECTV	2016	Yes	2	Audit Compensation and Benefits

Thomas D. Woods, 64	Former Vice Chairman and SEVP, Canadian Imperial Bank of Commerce	2016	Yes	None	Corporate Governance Enterprise Risk

R. David Yost, 69	Former CEO, AmerisourceBergen Corporation	2012	Yes	2	Audit Compensation and Benefits

Number of Meetings Held in 2016(2)	Board	21	(3)
	Audit	14
	Compensation and Benefits	7
	Corporate Governance	8
	Credit	4	(4)
	Enterprise Risk	14

(1)	Age as of April 26, 2017.

(2)	In addition to the number of formal meetings reflected above, from time to time the Board and/or its committees also held educational and/or informational sessions.

(3)	Includes the Board’s stand-alone risk oversight sessions.

(4)	Our Credit Committee was dissolved in April 2016; its responsibilities were assumed by the Enterprise Risk Committee.

Bank of America Corporation 2017 Proxy Statement	2

Proposal 1: Electing Directors

Identifying and Evaluating Director Candidates

Board Composition

The business and affairs of the company are managed under the direction of the Board. Our Board provides active and independent oversight of management. To carry out its responsibilities and set the appropriate tone at the top, our Board is keenly focused on the character, integrity and qualifications of its members, and its leadership structure and composition.

Our Board believes our directors best serve our company and stockholders by possessing high personal integrity and character, demonstrated management and leadership ability, extensive experience within our industry and across sectors, and the ability to exercise their sound and independent judgment in a collegial manner.

Core Director Attributes

● High Personal Integrity
● Strong Business Judgment
● Demonstrated Achievement in Public or Private Sectors
● Proven Leadership and Management Ability
● Dedicated – Able to Devote Necessary Time to Oversight Duties and Represent Stockholders’ Interests
● Free of Potential Conflicts of Interests
● Collegial Manner

Our Board seeks directors whose complementary knowledge, experience, and skills provide a broad range of perspectives and leadership expertise in financial services and other highly complex and regulated industries, strategic planning and business development, business operations, marketing and distribution, risk management and financial controls, corporate governance and public policy, and other areas important to our company’s strategy and oversight. Our Board also assesses director age and tenure and Board continuity, and strives to achieve a proper balance between the perspectives of new directors and those of longer-serving directors with industry and institutional insights.

Our Board views diversity as a priority and seeks representation across a range of attributes, including race, gender, ethnicity, and professional experience, and regularly assesses our Board’s diversity when identifying and evaluating director candidates. In addition, our Corporate Governance Committee follows applicable regulations in confirming that our Board includes members who are independent, possess financial literacy and expertise, and an understanding of risk management principles, policies, and practices, and have experience in identifying, assessing, and managing risk exposures.

Our current Board, comprised of the 14 director nominees, reflects the Board’s commitment to identify, evaluate and nominate candidates who possess personal qualities, qualifications, skills, and diversity of backgrounds, and provide a mix of tenure that, when taken together, best serve our company and our stockholders. See “Our Director Nominees” on page 5.

Succession Planning and the Director Recruitment Process

Our Board regularly reviews and renews its composition. Our Corporate Governance Committee is responsible for identifying and recommending director candidates to our Board for nomination using a director selection process that has been reviewed and acknowledged by our primary bank regulators.

Assess. The Committee regularly reviews our mix of directors on the Board to assess the overall Board composition. Among other factors, the Committee considers our company’s strategy and needs; our directors’ experiences, gender, race, ethnicity, tenure and age; and the attributes our Board identifies annually in its self-assessments to develop criteria for potential candidates and evaluate whether their attributes and qualifications are additive to our overall Board composition.

Identify. To drive effective Board renewal and Board leadership succession planning, the Committee has developed and regularly reviews a “pipeline” of potential director talent. Based on the factors and criteria developed in the assessment phase, the Committee requests the third-party search firms to identify potential candidates for review. The Committee considers and provides feedback on the then-current pool of director talent identified by search firms; the pipeline is periodically updated by the search firms and further shaped by Committee and Board review.

In 2016, the Committee continued to develop the director candidate pipeline using two external search firms. The candidates in the pipeline possess professional experiences and the gender, racial, and ethnic diversity aligned with the Committee-specified criteria and with the qualities identified by our Board in its 2015 and 2016 annual self-assessments.

3	Bank of America Corporation 2017 Proxy Statement

Proposal 1: Electing Directors

See “Board Evaluation” on page 16 for additional information on our Board’s self-assessment process. Mr. White was identified by an external search firm for inclusion in the pipeline of director candidates and appointed to the Board following Committee evaluation and nomination. The Committee also considers candidates proposed by directors, management, and our stockholders.

Evaluate. The Committee has an established process for evaluating director candidates that it follows regardless of who recommends a candidate for consideration. Through this process, the Committee reviews available information regarding each candidate, including qualifications, experience, skills, and integrity, as well as race, gender, and ethnicity. The Committee also reviews the candidate’s independence, absence of conflicts and reputational risks.

Our Board understands the significant time commitment involved in serving on the Board and its committees. The Committee assesses whether candidates and serving directors are able to devote the time necessary to discharge their duties as directors, taking into account primary occupations, memberships on other boards and other responsibilities. Prior to annual renomination, the Committee also assesses these factors. Once elected, directors are expected to seek Committee approval prior to joining the board of another public company; directors who change principal occupations must offer to resign from the Board, subject to further evaluation by the Committee and the Lead Independent Director. See “Director Commitment” on page 16.

Our Corporate Governance Guidelines provide that a director who has reached the age of 72 shall not be nominated for initial election to our Board. However, our Board may approve the nomination for re-election of a director at or after the age of 72 if, in light of the circumstances, it is in the best interests of our company and its stockholders. The Board has previously approved such nominations for re-election in limited circumstances.

Mr. Bovender, who is currently 71, has been a director on our Board since 2012. He was unanimously appointed by the independent directors to serve as the Board’s Lead Independent Director in 2014. Since that time, he has continued to enhance the Board’s objective and independent oversight of management through his active engagement with our stockholders, our primary regulators, and with the independent directors. As part of the Board’s ongoing director succession planning review, including for the role of the Lead Independent Director, and in anticipation of Mr. Bovender’s successful re-election at the 2017 annual meeting and reaching age 72 prior to our 2018 annual stockholders’ meeting, the Board has requested that Mr. Bovender stand for nomination for re-election to our Board at our 2018 annual meeting, and Mr. Bovender has accepted this request.

In addition, the Committee periodically reviews the appropriate retirement age and related tenure limitations. In 2016, the Committee reviewed the advisability of increasing the retirement age based on peer analysis, demographic trends, further expanding the pool of available director talent, and the value of maintaining a vibrant mixture of perspectives brought by new directors and the industry insights of directors having longer experience on our Board. Although the Committee did not recommend changing the retirement age as part of its review in 2016, the Committee plans to reconsider the appropriate retirement age as it prepares for our 2018 annual stockholders’ meeting. To augment its analysis, the Committee determined to seek investors’ perspectives on this topic as part of our 2017 stockholder engagement process.

Any stockholder who wishes to recommend a director candidate for consideration by our Corporate Governance Committee must submit a written recommendation to the Corporate Secretary at Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255. For our 2018 annual meeting of stockholders, the Committee will consider recommendations received by October 15, 2017. The recommendation must include the information set forth in our Corporate Governance Guidelines, which are published on our website at http://investor.bankofamerica.com.

Bank of America Corporation 2017 Proxy Statement	4

Proposal 1: Electing Directors

Our Director Nominees

Our Board selected our 14 director nominees based on their satisfaction of the core attributes described on page 3, and the belief that each can make substantial contributions to our Board and company. Our Board believes our nominees’ breadth of experience and their mix of attributes strengthen our Board’s independent leadership and effective oversight of management, in the context of our company’s businesses, our industry’s operating environment, and our company’s long-term strategy.

Of Our 14 Nominees

Our nominees:

●	are seasoned leaders who have held a diverse array of leadership positions in complex, highly regulated businesses (including banks and other financial services organizations), and with our primary regulator

●	have served as chief executives and in senior positions in the areas of risk, operations, finance, technology, and human resources

●	bring deep and diverse experience in public and private companies, financial services, the public sector, nonprofit organizations, and other domestic and international businesses

●	are experienced in regulated, non-financial services industries, adding to our Board’s understanding of overseeing a business subject to governmental oversight, and enhancing the diversity of our Board with valuable insights and fresh perspectives that complement those of our directors with specific experience in banking or financial services

●	represent diverse backgrounds and viewpoints

●	strengthen our Board’s oversight capabilities by having varied lengths of tenure that provide historical and new perspectives about our company

Diverse Range of Qualifications and Skills Represented by Our Nominees

Strategic Planning	Marketing and Retail Distribution	Environmental, Social, and Governance (ESG)	Business Development

Financial Services Experience	Leadership of Complex, Highly Regulated Businesses	Human Capital Management	Global Perspective

Audit/Financial Reporting	Consumer, Corporate, and Investment Banking	Cybersecurity, Technology and Information Security	Public Company Board Service

Risk Management, including Credit, Operational and Reputational Risk	Corporate Governance	Succession Planning	Government, Public Policy, and Regulatory Affairs

Our Board recommends a vote “FOR” each of the 14 nominees listed on the following pages for election as a director (Proposal 1).

Set forth on the following pages are each nominee’s name, age as of our annual meeting date, principal occupation, business experience, and U.S. public company directorships held during the past five years. We also discuss the qualifications, attributes, and skills that led our Board to nominate each for election as a Bank of America director.

5	Bank of America Corporation 2017 Proxy Statement

Proposal 1: Electing Directors

Sharon L. Allen	Age: 65 Director since: August 2012
Former Chairman, Deloitte Other U.S. Public Company Directorships First Solar, Inc.

Ms. Allen’s responsibility for audit and consulting services in various positions with Deloitte LLP (Deloitte) provides her with extensive audit, financial reporting, and corporate governance experience. Her leadership positions with Deloitte give her broad management experience with large, complex businesses and an international perspective on risk management and strategic planning.

Professional Highlights:

●	From 2003 until her retirement in 2011, Ms. Allen served as Chairman of Deloitte, a firm that provides audit, consulting, financial advisory, risk management, and tax services as the U.S. member firm of Deloitte Touche Tohmatsu Limited
●	She worked at Deloitte for nearly 40 years in various leadership roles, including partner and regional managing partner
●	She was responsible for audit and consulting services for a number of Fortune 500 and large private companies
●	She was also a member of the Global Board of Directors, Chair of the Global Risk Committee, and U.S. representative on the Global Governance Committee of Deloitte Touche Tohmatsu Limited from 2003 to 2011
●	Ms. Allen serves on the Board of Directors of a food and drug retailer seeking to become a public company under the name Albertsons Companies, Inc.

Other Leadership Experience and Service:

●	Ms. Allen is a former director and Chair of the National Board of Directors of the YMCA of the USA, a leading nonprofit organization for youth development, healthy living, and social responsibility
●	She served as Chair of the Audit Committee and as a member of the Board of Directors of Catalyst Inc., a leading nonprofit organization dedicated to expanding opportunities for women and business
●	She was appointed by President George W. Bush to the President’s Export Council

Susan S. Bies	Age: 69 Director since: June 2009
Former Member, Federal Reserve Board

Ms. Bies’s role as a member of the Board of Governors of the Federal Reserve System (Federal Reserve Board) and her tenure with First Tennessee National Corporation (First Tennessee) provide her with deep experience in risk management, consumer banking, and financial regulation. In particular, Ms. Bies focused on enterprise financial and risk management during her career with First Tennessee and further developed her regulatory expertise by serving on the Financial Accounting Standards Board (FASB) Emerging Issues Task Force. Her experience working at a primary regulator of our industry, along with her other regulatory and public policy experience, gives her unique and valuable perspective relevant to our company’s business, financial performance, and risk oversight. She brings an international perspective through her service on the Boards of Directors of Zurich Insurance Group Ltd. (Zurich Insurance) and Merrill Lynch International (MLI).

Professional Highlights:

●	Ms. Bies has served as a Senior Advisory Board Member to Oliver Wyman Group, a management consulting subsidiary of Marsh & McLennan Companies, Inc., since February 2009
●	She served as a member of the Federal Reserve Board from 2001 to 2007. During her service, Ms. Bies was Chairwoman of the Committee on Supervisory and Regulatory Affairs; she also represented the Federal Reserve Board on the Financial Stability Board and led the Federal Reserve Board’s efforts to modernize the Basel capital accord
●	Ms. Bies served as a member of the FASB’s Emerging Issues Task Force from 1996 to 2001
●	Ms. Bies held various leadership roles, including Executive Vice President of Risk Management, Auditor, and Chief Financial Officer at First Tennessee, a regional bank holding company where she was employed from 1979 to 2001. At First Tennessee, she also served as Chair of the Asset Liability Management and the Executive Risk Management Committees
●	Ms. Bies currently serves as a director of Zurich Insurance, where she chairs the Risk Committee
●	Ms. Bies chairs the Board of Directors of our U.K. broker-dealer, MLI
●	She began her career as a regional and banking structure economist at the Federal Reserve Bank of St. Louis

Bank of America Corporation 2017 Proxy Statement	6

Proposal 1: Electing Directors

Jack O. Bovender, Jr.	Age: 71 Director since: August 2012
Lead Independent Director, Bank of America Corporation; Former Chairman and Chief Executive Officer, HCA

As a former Chairman, Chief Executive Officer, President, and Chief Operating Officer of HCA Inc. (HCA), Mr. Bovender has extensive experience leading a large, regulated, complex business. Mr. Bovender’s experience with HCA and service on the Board of Trustees of Duke University, including as Chair of its Presidential Search Committee and as former Chair of its Audit Committee, provide him with insight into board leadership, risk management, operational risk, and strategic planning, and valuable perspective on corporate governance issues.

Professional Highlights:

●	Mr. Bovender served as Chairman of HCA, the largest investor-owned hospital operator in the U.S., and a Fortune 100 company owning and operating hospitals and surgery centers, from January 2002 to December 2009, and was Chief Executive Officer from January 2001 to January 2009. During his tenure at HCA, he also served as President and Chief Operating Officer
●	Mr. Bovender began his career in hospital administration in the U.S. Navy

Other Leadership Experience and Service:

●	Mr. Bovender is Vice Chair of the Duke University Board of Trustees and previously served as Chair of its Audit Committee. In 2016 Mr. Bovender served as the Chair of Duke University’s Search Committee for its next president
●	He also serves on the Duke University Healthcare System’s Board of Directors

Frank P. Bramble, Sr.	Age: 68 Director since: January 2006
Former Executive Vice Chairman, MBNA Corporation

Mr. Bramble brings broad-ranging financial services experience, international experience, and historical insight to our Board, having held leadership positions at two financial services companies acquired by our company (MBNA Corporation, acquired in 2006, and MNC Financial Inc., acquired in 1993). As a former executive officer of one of the largest credit card issuers in the U.S. and a major regional bank, he has dealt with a wide range of issues important to our company, including risk management, credit cycles, sales and marketing to consumers, and audit and financial reporting.

Professional Highlights:

●	Mr. Bramble served as Chairman of the Board of Trustees, from July 2014 to June 2016, and Interim President, from July 2013 to June 2014, of Calvert Hall College High School in Baltimore, Maryland
●	Mr. Bramble served as Executive Vice Chairman, from July 2002 to April 2005, and advisor to the Executive Committee, from April 2005 to December 2005, of MBNA Corporation, a financial services company acquired by Bank of America in January 2006
●	He previously served as the Chairman, President, and Chief Executive Officer at Allfirst Financial, Inc., MNC Financial Inc., Maryland National Bank, American Security Bank, and Virginia Federal Savings Bank
●	Mr. Bramble also served as a director, from April 1994 to May 2002, and Chairman, from December 1999 to May 2002, of Allfirst Financial, Inc. and Allfirst Bank, U.S. subsidiaries of Allied Irish Banks, p.l.c.
●	He began his career as an audit clerk at the First National Bank of Maryland

Other Leadership Experience and Service:

●	He is an emeritus member of the Board of Visitors of Towson University, where he was also a lecturer in business strategy and accounting from 2006 to 2008

7	Bank of America Corporation 2017 Proxy Statement

Proposal 1: Electing Directors

Pierre J.P. de Weck	Age: 66 Director since: July 2013
Former Chairman and Global Head of Private Wealth Management, Deutsche Bank

Mr. de Weck’s experience as an executive with UBS AG (UBS) and Deutsche Bank AG (Deutsche Bank) provides him with extensive knowledge of the global financial services industry. As a former Chairman and Global Head of Private Wealth Management and member of the Group Executive Committee of Deutsche Bank, Mr. de Weck has broad experience in risk management and strategic planning and brings a valuable international perspective to our company’s business activities. Mr. de Weck’s service as Chief Credit Officer of UBS provides him with further credit risk management experience.

Professional Highlights:

●	Mr. de Weck served as the Chairman and Global Head of Private Wealth Management and as a member of the Group Executive Committee of Deutsche Bank from 2002 to May 2012
●	Prior to joining Deutsche Bank, Mr. de Weck served on the Management Board of UBS from 1994 to 2001, as Head of Institutional Banking from 1994 to 1997, as Chief Credit Officer and Head of Private Equity from 1998 to 1999, and as Head of Private Equity from 2000 to 2001
●	He also held various senior management positions at Union Bank of Switzerland, a predecessor firm of UBS, from 1985 to 1994
●	Mr. de Weck serves on the Board of Directors of our U.K. banking entity, Bank of America Merrill Lynch International

Arnold W. Donald	Age: 62 Director since: January 2013
President and Chief Executive Officer, Carnival Other U.S. Public Company Directorships Carnival; Crown Holdings, Inc. Past Five Years: Oil-Dri Corporation of America; The Laclede Group, Inc.

As President and Chief Executive Officer of Carnival Corporation and Carnival plc (Carnival), as a former senior executive at Monsanto Company (Monsanto), and as the former Chairman and Chief Executive Officer of Merisant Company (Merisant), Mr. Donald has extensive experience in strategic planning and operations in regulated, consumer, retail, and distribution businesses. His board service with public companies gives him experience with risk management, global operations, and regulated businesses. His experience heading The Executive Leadership Council and the Juvenile Diabetes Research Foundation International gives him a distinct perspective on governance matters, social responsibility, and diversity.

Professional Highlights:

●	Mr. Donald has been President and Chief Executive Officer of Carnival, a cruise and vacation company, since July 2013
●	Mr. Donald previously served as President and Chief Executive Officer from November 2010 to June 2012 of The Executive Leadership Council, a nonprofit organization providing a professional network and business forum to African-American executives at major U.S. companies
●	Mr. Donald was President and Chief Executive Officer of the Juvenile Diabetes Research Foundation International from January 2006 to February 2008
●	From 2000 to 2003, Mr. Donald served as Chairman and Chief Executive Officer of Merisant, a privately held global manufacturer of tabletop sweeteners, and he remained Chairman until 2005
●	He joined Monsanto in 1977, where over his 20-year tenure he held several senior leadership positions with global responsibilities including President of its Agricultural Group and President of its Nutrition and Consumer Sector

Other Leadership Experience and Service:

●	Mr. Donald was appointed by President Clinton and re-appointed by President George W. Bush to the President’s Export Council

Bank of America Corporation 2017 Proxy Statement	8

Proposal 1: Electing Directors

Linda P. Hudson	Age: 66 Director since: August 2012
Executive Officer, The Cardea Group, LLC; Former President and Chief Executive Officer, BAE Other U.S. Public Company Directorships Ingersoll-Rand plc; The Southern Company

As a former President and Chief Executive Officer of BAE Systems, Inc. (BAE), Ms. Hudson has broad experience in strategic planning and risk management. Further, with her service as an executive director of BAE Systems plc (BAE Systems), Ms. Hudson’s background provides her with international perspective, geopolitical insights, and experience as a leader of a large, international, highly regulated, complex business. Ms. Hudson’s career in the defense and aerospace industry gives her knowledge of technology risks such as cybersecurity risk.

Professional Highlights:

●	Ms. Hudson has served as Chairman and Chief Executive Officer of The Cardea Group, LLC, a management consulting business, since May 2014
●	Ms. Hudson served as CEO Emeritus of BAE, a U.S.-based subsidiary of BAE Systems plc, a global defense, aerospace, and security company headquartered in London, from February 2014 to May 2014, and as President and Chief Executive Officer of BAE from October 2009 until January 2014
●	Ms. Hudson served as President of BAE Systems’ Land and Armaments operating group, the world’s largest military vehicle and equipment business, from October 2006 to October 2009
●	Prior to joining BAE, Ms. Hudson worked at General Dynamics Corporation and was President of its Armament and Technical Products business. During her career, she has held various positions in engineering, production operations, program management, and business development for defense and aerospace companies
●	She served as a member of the Executive Committee and as an executive director of BAE Systems from 2009 until January 2014. She also served as a member of the Board of Directors of BAE from 2009 to April 2015
●	As a director of The Southern Company, Ms. Hudson is a member of the Governance Committee and the Nuclear/Operations Committee and is Chairman of its Business Security Subcommittee

Other Leadership Experience and Service:

●	Ms. Hudson is a member of the Board of Directors of the University of Florida Foundation, Inc. and the University of Florida Engineering Leadership Institute, and a member of the Charlotte Center Executive Board for the Wake Forest University School of Business
●	She serves on the Board of Trustees of Discovery Place, a not-for-profit education organization dedicated to inspiring exploration of the natural and social world

Monica C. Lozano	Age: 60 Director since: April 2006
Former Chairman, US Hispanic Media Inc. Other U.S. Public Company Directorships Target Corporation Past Five Years: The Walt Disney Company

As the former Chairman and Chief Executive Officer of ImpreMedia LLC (ImpreMedia), a leading Hispanic news and information company, Ms. Lozano provided broad leadership management over areas such as operations, marketing, and strategic planning. Ms. Lozano has a deep understanding of issues that are important to the Hispanic community, a growing U.S. demographic. Her public company board service for Target Corporation, her past public company board service for The Walt Disney Corporation, and her roles with the University of California and the University of Southern California give her board-level experience overseeing large organizations with diversified operations on matters such as governance, executive compensation, risk management, and financial reporting. Ms. Lozano’s experience as a member of President Obama’s Council on Jobs and Competitiveness also provided her with valuable perspective on important public policy, societal, and economic issues relevant to our company.

Professional Highlights:

●	Ms. Lozano served as Chair of the Board of Directors of US Hispanic Media Inc., the parent company of ImpreMedia, a leading Hispanic news and information company, from June 2014 to January 2016. For ImpreMedia, she served as Chairman from July 2012 to January 2016 and served as Chief Executive Officer from May 2010 to May 2014. She was also Senior Vice President of ImpreMedia from January 2004 to May 2010
●	She served as Publisher of La Opinion, a subsidiary of ImpreMedia and the leading Spanish-language daily newspaper in the country, reaching 2 million readers monthly in print and online, from 2004 to May 2014, and was Chief Executive Officer from 2004 to July 2012

Other Leadership Experience and Service:

●	Ms. Lozano served as a member of President Obama’s Council on Jobs and Competitiveness from 2011 to 2012 and served on President Obama’s Economic Recovery Advisory Board from 2009 to 2011
●	She serves as the Chair of the Board of Regents of the University of California, as a member of the Board of Trustees of the Rockefeller Foundation, as Chair of the Board of Directors the Weingart Foundation, and served as a member of the Board of Trustees of the University of Southern California and as a member of the State of California Commission on the 21st Century Economy

9	Bank of America Corporation 2017 Proxy Statement

Proposal 1: Electing Directors

Thomas J. May	Age: 70 Director since: April 2004
Chairman, Former President, and Former Chief Executive Officer, Eversource Energy; Chairman, Viacom Inc. Other U.S. Public Company Directorships Eversource Energy; Viacom Inc. Past Five Years: NSTAR

As Chairman, former President, and former Chief Executive Officer of Eversource Energy, Mr. May has extensive experience with regulated businesses, operations, risk management, business development, strategic planning, board leadership, and corporate governance matters, which gives him insight into the issues facing our company’s businesses. Having experience as a Certified Public Accountant, Mr. May brings extensive accounting and financial skills, and a professional perspective on financial reporting and enterprise and operational risk management.

Professional Highlights:

●	Mr. May is Chairman of the Board of Trustees of Eversource Energy, one of the nation’s largest utilities, serving 3.7 million customers in three states. He served as President and Chief Executive Officer of Eversource Energy from April 2012 until his retirement in May 2016, and has been Chairman since October 2013
●	He was the Chairman and Chief Executive Officer of NSTAR, which merged with Northeast Utilities (now Eversource Energy), from 1999 to April 2012, and was President from 2002 to April 2012. He also served as Chief Financial Officer and Chief Operating Officer during his tenure at NSTAR
●	Mr. May currently serves on the Board of Directors of Liberty Mutual Holding Company, Inc. and as the non-executive Chairman of the Board of Directors of Viacom Inc.

Brian T. Moynihan	Age: 57 Director since: January 2010

Chairman of the Board and Chief Executive Officer, Bank of

America Corporation

Other U.S. Public Company Directorships

Past Five Years: Merrill Lynch & Co., Inc. (former subsidiary; merged into Bank of America Corporation in 2013)

As our Chief Executive Officer, Mr. Moynihan has led the transformation of our company by rebuilding capital and liquidity, streamlining and simplifying our business model to focus on three core customer and client groups, divesting non-core businesses and products, resolving mortgage-related issues from the financial crisis, and reducing core expenses. Mr. Moynihan has demonstrated leadership qualities, management capability, knowledge of our business and industry, and a long-term strategic perspective. In addition, he has many years of broad international and domestic financial services experience, including wholesale and retail businesses.

Professional Highlights:

●	Mr. Moynihan was appointed Chairman of the Board of Directors of Bank of America Corporation in October 2014 and President and Chief Executive Officer in January 2010. Prior to becoming Chief Executive Officer, Mr. Moynihan ran each of our company’s operating units
●	Mr. Moynihan currently serves as Chairman of the Board of Directors of the Financial Services Roundtable
●	Mr. Moynihan currently serves on the Supervisory Board of The Clearing House Association L.L.C.

Bank of America Corporation 2017 Proxy Statement	10

Proposal 1: Electing Directors

Lionel L. Nowell, III	Age: 62 Director since: January 2013

Lead Director, Reynolds American, Inc.;

Former Senior Vice President and Treasurer, PepsiCo, Inc.

Other U.S. Public Company Directorships

American Electric Power Company, Inc.; Reynolds American, Inc.

Past Five Years: Darden Restaurants, Inc.

As former Treasurer of PepsiCo, Inc. (Pepsi), Mr. Nowell has strong financial expertise and extensive global perspective in risk management and strategic planning. Through his public company board service, he has experience in governance, financial reporting, accounting of large international and regulated businesses, and in board leadership. Mr. Nowell’s experience on the advisory council at a large, public university provides him with further experience with the oversight of large, complex organizations

Professional Highlights:

●	Mr. Nowell served as Senior Vice President and Treasurer of Pepsi, a leading global food, snack, and beverage company, from 2001 to May 2009. He previously served as Chief Financial Officer of The Pepsi Bottling Group and as Controller of Pepsi
●	Prior to joining Pepsi, Mr. Nowell served as Senior Vice President, Strategy and Business Development at RJR Nabisco, Inc. from 1998 to 1999
●	He held various senior financial roles at the Pillsbury division of Diageo plc, including Chief Financial Officer of its Pillsbury North America, Pillsbury Foodservice, and Haagen-Dazs divisions, and also served as Controller and Vice President of Internal Audit of the Pillsbury Company

Other Leadership Experience and Service:

●	Mr. Nowell serves on the Dean’s Advisory Council at The Ohio State University Fisher College of Business
●	Mr. Nowell serves as lead director of the Board of Directors of Reynolds American, Inc.

Michael D. White	Age: 65 Director since: June 2016
Former Chairman, President, and Chief Executive Officer of DIRECTV Other U.S. Public Company Directorships Kimberly-Clark Corporation; Whirlpool Corporation Past Five Years: DIRECTV

As the former Chief Executive Officer and Chairman of the Board of Directors of DIRECTV, Mr. White brings experience in technology, consumer businesses and financial expertise. Mr. White has experience leading a large and highly regulated business. Through his position as Chief Executive Officer of PepsiCo International, Mr. White has international experience as well as broad knowledge of retail and distribution issues. Through his service on public company boards, he has board-level experience overseeing large, complex public companies in various industries, which provides him with valuable insights on the compensation practices and accounting of large, international businesses.

Professional Highlights:

●	Mr. White served as Chairman, President and Chief Executive Officer of DIRECTV, a leading provider of digital television entertainment services, from 2010 to August 2015. He was also a director of the company from November 2009 until August 2015
●	From February 2003 until November 2009, Mr. White was Chief Executive Officer of PepsiCo International and served as Vice Chairman and director of PepsiCo from March 2006 to November 2009, after holding positions of increasing importance with PepsiCo since 1990
●	Before joining PepsiCo, Mr. White was a Senior Vice President at Avon Products, Inc., and a management consultant at Bain & Company and Arthur Andersen & Co.

Other Leadership Experience and Service:

●	Mr. White is an Advisory Partner for Trian Fund Management, L.P., a hedge fund, a position he has held since January 2016
●	Mr. White is a member of the Boston College Board of Trustees
●	He also serves as Chairman of the Partnership for Drug-Free Kids and Vice-Chairman of the Mariinsky Foundation of America

11	Bank of America Corporation 2017 Proxy Statement

Proposal 1: Electing Directors

Thomas D. Woods	Age: 64 Director since: April 2016
Former Vice Chairman and Senior Executive Vice President of CIBC

Mr. Woods’s career at Canadian Imperial Bank of Commerce (CIBC) provides him with deep experience in risk management, corporate strategy, finance, and the corporate and investment banking businesses. As Senior Executive Vice President and Chief Risk Officer of CIBC during the financial crisis, Mr. Woods focused on risk management and CIBC’s risk culture. Mr. Woods chaired CIBC’s Asset Liability Committee, served as CIBC’s lead liaison with regulators, and was an active member of CIBC’s business strategy group.

Professional Highlights:

●	Mr. Woods served as a Vice Chairman and Senior Executive Vice President of CIBC, a leading Canada-based global financial institution, from July 2013 until his retirement in December 2014
●	He served as Senior Executive Vice President and Chief Risk Officer of CIBC from 2008 to July 2013, and Senior Executive Vice President and Chief Financial Officer of CIBC from 2000 to 2008
●	Mr. Woods joined Wood Gundy, a CIBC predecessor firm, in 1977. During his tenure, Mr. Woods served in various senior leadership positions, including as Controller of CIBC, as CFO of CIBC World Markets (CIBC’s investment banking division), and as the Head of CIBC’s Canadian Corporate Banking division

Other Leadership Experience and Service:

●	Mr. Woods serves as a member of the Board of Directors of Jarislowsky Fraser Limited, a global investment management firm
●	Mr. Woods served as a member of the Boards of Directors of DBRS Limited and DBRS, Inc., an international credit rating agency, from 2015 to 2016, and as a member of the Board of Directors of TMX Group Inc., a Canada-based financial services company, from 2012 to 2014
●	He serves on the board of advisors of the University of Toronto’s Department of Mechanical and Industrial Engineering
●	Mr. Woods also serves as a member of the Board of Directors of Alberta Investment Management Corporation (AIMCo), a Canadian institutional investment fund manager, and on the investment committee of Cordiant Capital Inc., a fund manager specializing in emerging markets

R. David Yost	Age: 69 Director since: August 2012

Former Chief Executive Officer, AmerisourceBergen

Other U.S. Public Company Directorships

Johnson Controls International plc (formerly, Tyco International plc); Marsh & McLennan Companies, Inc.

Past Five Years: AmerisourceBergen; Exelis Inc.

As the former Chief Executive Officer of AmerisourceBergen Corporation (AmerisourceBergen) and its predecessor company, Mr. Yost has broad experience in strategic planning, risk management, and operational risk. Mr. Yost has experience leading a large, complex business. Through his service on public company boards, he has board-level experience overseeing large, complex public companies in various industries, which provides him with valuable insights on corporate governance and risk management.

Professional Highlights:

●	Mr. Yost served as Chief Executive Officer of AmerisourceBergen, a pharmaceutical services company providing drug distribution and related services to healthcare providers and pharmaceutical manufacturers, from 2001 until his retirement in July 2011, and as President from 2001 to 2002 and again from September 2007 to November 2010
●	He has held various positions at AmerisourceBergen and its predecessor companies during a nearly 40-year career, including Chief Executive Officer from 1997 to 2001 and Chairman from 2000 to 2001 of Amerisource Health Corporation

Bank of America Corporation 2017 Proxy Statement	12

Corporate Governance

Corporate Governance

Our Board of Directors

Our Board is responsible for overseeing our company’s management. Our Board and its committees oversee:

●	management’s development and implementation of a multi-year strategic business plan and an annual financial operating plan, and our progress meeting these financial and strategic plans

●	management’s identification, measurement, monitoring, and control of our company’s material risks, including operational, credit, market, liquidity, compliance, strategic, and reputational risks

●	our company’s maintenance of high ethical standards and effective policies and practices to protect our reputation, assets, and business

●	our corporate audit function, our independent registered public accounting firm, and the integrity of our consolidated financial statements

●	our company’s establishment, maintenance, and administration of appropriately designed compensation programs and plans

Our Board and its committees are also responsible for:

●	reviewing, monitoring, and approving succession plans for its Chairman and Lead Independent Director, and for our CEO and other key executives to promote senior management continuity

●	conducting an annual self-evaluation of our Board and its committees

●	identifying and evaluating director candidates and nominating qualified individuals for election to serve on our Board

●	reviewing our CEO’s performance and approving the total annual compensation for our CEO and other executive officers

●	overseeing and participating in our stockholder engagement activities to ascertain perspectives and topics of interest from our stockholders

Director Independence

The New York Stock Exchange (NYSE) listing standards require a majority of our directors and each member of our Audit, Compensation and Benefits, and Corporate Governance Committees to be independent. The Federal Reserve Board’s Enhanced Prudential Standards require the chair of our Enterprise Risk Committee to be independent. In addition, our Corporate Governance Guidelines require a substantial majority of our directors to be independent. Our Board has adopted Director Independence Categorical Standards (Categorical Standards), published on our website at http://investor.bankofamerica.com, to assist it in determining each director’s independence. Our Board considers a director or director nominee “independent” if he or she meets the criteria for independence in both the NYSE listing standards and our Categorical Standards.

In early 2017, our Board, in coordination with our Corporate Governance Committee, evaluated the relevant relationships between each director/director nominee (and his or her immediate family members and affiliates) and Bank of America Corporation and its subsidiaries and affirmatively determined that all of our directors/director nominees are independent, except for Mr. Moynihan due to his employment by our company. Specifically, the following 13 of our 14 directors/director nominees are independent under the NYSE listing standards and our Categorical Standards: Ms. Allen, Ms. Bies, Mr. Bovender, Mr. Bramble, Mr. de Weck, Mr. Donald, Ms. Hudson, Ms. Lozano, Mr. May, Mr. Nowell, Mr. White, Mr. Woods, and Mr. Yost.

In making its independence determinations, our Board considered the following ordinary course, non-preferential relationships that existed during the preceding three years and determined that none of the relationships constituted a material relationship between the director/director nominee and our company:

●

Our company or its subsidiaries provided ordinary course financial products and services to all of our directors/director nominees. Our company or its subsidiaries also provided ordinary course financial products and services to some of these directors’/director nominees’ immediate family members and entities affiliated with some of our directors/director nominees or their immediate family members (Mr. Donald and Mr. May). In each case, the fees we received for these products and services were below the thresholds of the NYSE listing standards and our

13	Bank of America Corporation 2017 Proxy Statement

Corporate Governance

Categorical Standards, and, where applicable, were less than 2% of the consolidated gross annual revenues of our company and of the other entity.

●	Our company or its subsidiaries purchased products or services in the ordinary course from entities where some of our directors/director nominees are executive officers or employees or their immediate family members serve as executive officers (Mr. Donald, Mr. May, and Mr. Woods). In each case, the fees paid to each of these entities were below the thresholds of the NYSE listing standards and our Categorical Standards.

Board Leadership

Under our Board’s current leadership structure, we have an executive Chairman and a Lead Independent Director. Our Lead Independent Director is empowered with robust, well-defined duties. Our Board is composed of experienced and committed independent directors (with all non-management nominees being independent), and our Board committees have objective, experienced chairs and members. Our Board believes that these factors, taken together, provide for objective, independent Board leadership, and effective engagement with and oversight of management.

Our Board is committed to objective, independent leadership for our Board and each of its committees. Our Board views the objective, independent oversight of management as central to effective Board governance, to serving the best interests of our company and our stockholders, and to executing our strategic objectives and creating long-term value. This commitment is reflected in our company’s governing documents, our Bylaws, our Corporate Governance Guidelines, and the governing documents of each of the Board’s committees.

Our Board believes that its optimal leadership structure may change over time to reflect our company’s evolving needs, strategy, and operating environment; changes in our Board’s composition and leadership needs; and other factors, including the perspectives of stockholders and other stakeholders. In accordance with a 2014 amendment to our Bylaws, which our stockholders ratified at a special meeting in 2015, our Board has the flexibility to determine the Board leadership structure best suited to the needs and circumstances of our company and our Board.

At least annually, our Board, in coordination with our Corporate Governance Committee, deliberates on and discusses the appropriate Board leadership structure, including the considerations described above. Based on that assessment and on input from stockholders, our Board believes that the existing structure, with Mr. Moynihan as executive Chairman and Mr. Bovender as Lead Independent Director, is the optimal leadership framework at this time. As a highly regulated global financial services company, we and our stockholders benefit from an executive Chairman with deep experience in and knowledge of the financial services industry, our company, and its businesses, and a strong Lead Independent Director with robust, well-defined duties. Our Lead Independent Director, together with the other independent directors, instills objective independent Board leadership, and effectively engages and oversees management.

The Board believes in having a Lead Independent Director who is empowered with robust, well-defined duties. The Lead Independent Director is joined by experienced, independent Board members and a Chairman who, as CEO, serves as the primary voice to articulate our strategy of long-term responsible growth. The independent directors provide objective oversight of management, help to establish the long-term strategy and regularly assess its effectiveness, and serve the best interests of our company and our stockholders by creating long-term value.

Robust and Well-defined Lead Independent Director Duties

Our Corporate Governance Guidelines establish robust and well-defined duties for the independent leader of our Board. Our Board’s support of the current leadership structure is premised on these duties being transparently disclosed and comprehensive in nature.

The list of duties of the Lead Independent Director does not fully capture Mr. Bovender’s active role in serving as our Board’s independent leader. Among other things, Mr. Bovender holds monthly calls with our primary bank regulators to discuss any issues of concern. He regularly speaks with our CEO and holds bi-weekly calls to discuss Board meeting agendas and discussion topics, schedules, and other Board governance matters. He attends meetings of all of the Board committees. He speaks with each Board member at least quarterly to receive input on Board agendas, Board planning matters, and other related topics of management oversight. He also meets at least quarterly with management members, including the Chief Administrative Officer, Chief Financial Officer, Chief Risk Officer, Global Compliance Executive, and Global Human Resources Executive. Mr. Bovender also plays a leading role in our stockholder engagement process, representing our Board and independent directors in investor meetings. In 2016 and in early 2017, he met with many of our largest stockholders, often in person, and in aggregate, personally met with investors who own more than 20% of our outstanding shares.

Bank of America Corporation 2017 Proxy Statement	14

Corporate Governance

Duties of the Lead Independent Director or Independent Chairman

Board Leadership

●  In the case of the Chairman, presiding at all meetings of our Board and, in the case of the Lead Independent Director, presiding at all meetings of our Board at which the Chairman is not present, including at executive sessions of the independent directors

●  Calling meetings of the independent directors, as appropriate

●  In the case of the Lead Independent Director, if our CEO is also Chairman, providing Board leadership if the CEO/Chairman’s role may be (or may be perceived to be) in conflict

Board Culture

●  Serving as a liaison between the CEO and the independent directors

●  Establishing a close relationship and trust with the CEO, providing support, advice, and feedback from our Board while respecting executive responsibility

● Acting as a “sounding board” and advisor to the CEO

Board Focus

●   Board Focus: In consultation with our Board and executive management, providing that our Board focuses on key issues and tasks facing our company, and on topics of interest to our Board

●  Corporate Governance: Assisting our Board, our Corporate Governance Committee, and management in complying with our Corporate Governance Guidelines and promoting corporate governance best practices

●   CEO Performance Review and Succession Planning: Working with our Corporate Governance Committee, our Compensation and Benefits Committee, and members of our Board, contributing to the annual performance review of the CEO and participating in CEO succession planning

Board Meetings

●  In coordination with the CEO and the other members of our Board, planning, reviewing, and approving meeting agendas for our Board

●  In coordination with the CEO and the other members of our Board, approving meeting schedules to assure there is sufficient time for discussion of all agenda items

● Advising the CEO of the information needs of our Board and approving information sent to our Board ● Developing topics of discussion for executive sessions of our Board

Board Performance and Development

●   Board Performance: Together with the CEO and the other members of our Board, providing the efficient and effective performance and functioning of our Board

●   Board Assessment: Consulting with our Corporate Governance Committee on our Board’s annual self-assessment

●   Director Development: Providing guidance on the ongoing development of directors

●   Director Assessment/Nomination: With our Corporate Governance Committee and the CEO, consulting in the identification and evaluation of director candidates’ qualifications (including candidates recommended by directors, management, third-party search firms, and stockholders) and consulting on committee membership and committee chairs

Stockholders and Other Stakeholders	● Being available for consultation and direct communication, to the extent requested by major stockholders	● Having regular communication with primary bank regulators (with or without management present) to discuss the appropriateness of our Board’s oversight of management and our company

15	Bank of America Corporation 2017 Proxy Statement

Corporate Governance

Director Commitment

Our Board understands the significant time commitment involved with serving on the Board and its committees, and takes steps to assess that all directors and director nominees have the time necessary to discharge their duties. Our Corporate Governance Committee and Board nominate only candidates who they believe are capable of devoting the necessary time to discharge their duties, taking into account principal occupations, memberships on other boards and other responsibilities. Our Corporate Governance Committee assesses directors’ time commitment to the Board throughout the year, including through the annual self-assessment process. In addition, directors seek approval from the Committee prior to joining the board of another public company, and offer to resign from the Board as a result of changes to their principal occupation for further consideration by the Committee and the Lead Independent Director.

Our Corporate Governance Committee regularly assesses and closely monitors stockholders’ views on the appropriate number of public company boards on which directors may serve. In connection with this review in 2016, the Committee considered: the proxy voting guidelines of our major stockholders; input from our stockholders during our engagement discussion; voting policies of the major proxy advisory firms; corporate governance guidelines adopted by other public companies; board trends at peer and other significant public companies; and advice from outside advisors. In September 2016, based on the Committee’s review and at its recommendation, our Board amended the Corporate Governance Guidelines to reduce the maximum number of public company boards on which a director on our Board may serve from six to four public companies (including our Board), and to specify that any public company chief executive officer who serves as a director on our Board may not serve on the boards of more than three public companies (including our Board). All of our directors and director nominees comply with this revised policy.

Board Evaluation

Each year, our Board and our Board’s Audit, Compensation and Benefits, Corporate Governance, and Enterprise Risk Committees perform a thorough evaluation of their own effectiveness. This self-assessment may be in the form of written or oral questionnaires, administered by Board members, management, or third parties. Directors respond to questions designed to elicit information to be used in improving Board and committee effectiveness. Director feedback solicited from the self-assessment process is discussed during Board and committee executive sessions and, where appropriate, addressed with management.

In response to director self-assessments on improving Board and committee effectiveness, our Board and committees have devoted time to examining their structure and the effectiveness of their meetings. For example, in April 2016, after multiple discussions among the Board and committees and with regulators, the Enterprise Risk Committee assumed credit risk oversight responsibilities that were formerly the purview of the Credit Committee to efficiently address the requirements of certain federal regulations, and the Board dissolved our Credit Committee. Directors participate in the agenda setting and the strategic planning process through active and regular feedback to the Lead Independent Director and management. Materials for each Board and committee meeting include the proposed agenda topics for the remainder of the year; these topics are updated over time to reflect director input and care is taken to develop Board and committee agendas that are sufficiently flexible to promptly address time-sensitive matters as they arise.

In addition, our Board understands that clear and comprehensive information is critical for its effective oversight. In response to director self-assessments, management considers and implements enhancements to further improve the reporting and materials provided to directors. Significant effort has been devoted to clear, timely, and regular communication between directors and management:

●	Lead Independent Director. Our Lead Independent Director regularly speaks with other directors, our CEO and with management members. See “Robust and Well-defined Lead Independent Director Duties” on page 14.

●	Committee Chairs and Other Directors. Our committee chairs regularly communicate with management to discuss the development of meeting agendas and presentations. The Chair of our Audit Committee communicates regularly with the Corporate General Auditor, Chief Financial Officer, and Chief Accounting Officer; the Chair of the Enterprise Risk Committee communicates regularly with our Chief Risk Officer, Chief Administrative Officer, and Chief Operations and Technology Officer; the Chair of our Corporate Governance Committee communicates regularly with our Chief Administrative Officer, Vice Chairman (chair of our management ESG committee), and Corporate Secretary; and the Chair of the Compensation and Benefits Committee communicates regularly with our Global Human Resources Executive.

●	Strategic Planning and Agenda Topic Development. Each Board member regularly meets with our Global Strategy Executive, both in-person and by phone, to provide input regarding our company’s strategic planning and review process, as well as related agenda topics of interest. Agenda items added in response to the directors’ input are reflected in the “Topical Agendas” for the year and included in the Board’s meeting materials for each meeting.

Bank of America Corporation 2017 Proxy Statement	16

Corporate Governance

●	Chairman and CEO Memos. Our Board receives a memo from our Chairman and CEO in advance of every Board meeting, with updates on the upcoming meeting, background information on the discussion topics, and information on other relevant developments.

●	Other Communications to the Board, Committees, Committee Chairs, and Other Directors. In between Board and committee meetings, directors receive prompt updates from management on developing matters.

●	Reference Materials. Directors also regularly receive quarterly strategy updates, securities analysts’ reports, investor communications, company publications, regulator publications, law firm memoranda, news articles and video clips, and other reference materials.

Director Education

Our Board believes that director education is vital to the ability of directors to fulfill their roles and supports Board members in their continuous learning. The Board encourages directors to participate annually in external continuing director education programs, and our company reimburses directors for their expenses associated with this participation. Continuing director education is also provided during Board meetings and other Board discussions as part of the formal meetings, and as stand-alone information sessions outside of meetings. Among other topics, during 2016, our Board heard from our key banking regulators on regulatory developments; from third-party analysts, advisors and experts on topics ranging from issues and opportunities for the financial services industry, public policy and education, artificial intelligence, and innovations in digital design; and from management on payments systems, mobile technology, and cybersecurity.

Our Board regularly reviews developments in corporate governance to continue enhancing our Board’s effectiveness. For example, in 2016, our Board reviewed and discussed “The New Paradigm: A Roadmap for an Implicit Corporate Governance Partnership Between Corporations and Investors to Achieve Sustainable Long-Term Investment” and “Growth and the Commonsense Principles of Corporate Governance.”

All new directors also participate in our director orientation program during their first six months on our Board. New directors have a series of meetings over time with management representatives from all of our business and staff areas to review and discuss, with increasing detail, information about our company, industry, and regulatory framework. Based on input from our directors, we believe this graduated on-boarding approach over the first six months of Board service, coupled with participation in regular Board and committee meetings, provides new directors with a strong foundation in our company’s businesses, connects directors with members of management with whom they will interact, and accelerates their effectiveness to engage fully in Board deliberations. Directors have access to additional orientation and educational opportunities upon acceptance of new or additional responsibilities on the Board and in committees.

Board Meetings, Committee Membership, and Attendance

Directors are expected to attend our annual meetings of stockholders and our Board and committee meetings. Each of our incumbent directors attended at least 75% of the aggregate meetings of our Board and the committees on which they served during 2016. In addition, all of the directors serving on our Board at the time of our 2016 annual meeting attended the meeting, except for Mr. Gifford, who did not stand for election at that meeting.

Our independent directors meet privately in executive session without management present at each regularly scheduled Board meeting and held 13 such executive sessions in 2016. Our Lead Independent Director leads these Board executive sessions.

Our Board has five committees. Charters describing the responsibilities of each of the Audit, Compensation and Benefits, Corporate Governance, and Enterprise Risk Committees can be found at http://investor.bankofamerica.com, and their membership is set forth on page 2. Our Board’s fifth committee, the Corporate Development Committee, was formed by our Board in 2013 as the result of a litigation settlement to oversee certain transactions. The terms of the settlement are set to expire in May 2017.

Our committees regularly make recommendations and report on their activities to the entire Board. Each committee may obtain advice from internal or external financial, legal, accounting, or other advisors at their discretion. Our Board, considering the recommendations of our Corporate Governance Committee, reviews committee membership at least annually. The duties of each of the five committees are summarized below.

17	Bank of America Corporation 2017 Proxy Statement

Corporate Governance

Committee	Key Responsibilities	Independence / Qualifications

Audit

●  Oversees qualifications, performance, and independence of our company’s independent registered public accounting firm

●  Oversees performance of our company’s corporate audit function

●  Oversees integrity of our company’s consolidated financial statements

●  Oversees our compliance with legal and regulatory requirements

●  Makes inquiries of management or the Corporate General Auditor to assess the scope and resources necessary for the corporate audit function to execute its responsibilities

●  All Committee members are independent under:

●   NYSE listing standards and our Categorical Standards

●   Heightened independence requirements applicable to audit committee members under Securities and Exchange Commission (SEC) rules

●  All Committee members are financially literate in accordance with NYSE listing standards

●  All Committee members qualify as audit committee financial experts under SEC rules

Compensation and Benefits

●  Oversees establishing, maintaining, and administering our compensation programs and employee benefit plans, including:

●   approving and recommending our CEO’s compensation to our Board for further approval by all independent directors

●   reviewing and approving all of our other executive officers’ compensation

●  Recommends director compensation for Board approval

●  All Committee members are independent under:

●   NYSE listing standards and our Categorical Standards

●   Independence requirements applicable to compensation committee members under NYSE rules and Internal Revenue Service regulations

●   Heightened independence requirements (same as heightened independence requirements applicable to Audit Committee members under SEC rules)

Corporate Governance

●  Oversees our Board’s governance processes

●  Identifies and reviews the qualifications of potential Board members; recommends nominees for election to our Board

●  Leads our Board and its committees in their annual self-assessments

●  Reviews and reports to our Board on our ESG activities

●  Reviews and assesses stockholder input and our stockholder engagement process

● All Committee members are independent under the NYSE listing standards and our Categorical Standards

Enterprise Risk

●  Oversees our company’s overall risk framework, risk appetite, and management of key risks

●  Approves the Risk Framework and Risk Appetite Statement and further recommends these documents to our Board for approval

●  Oversees management’s alignment of our company’s risk profile to our strategic and financial plans

●  Oversees management’s progress in developing our company’s Comprehensive Capital Analysis and Review submission to the Federal Reserve Board and reviews and recommends our company’s Capital Plan to our Board for approval

●  Reviews and recommends our company’s Resolution and Recovery Plans to our Board for approval

●  All Committee members are independent under the NYSE listing standards and our Categorical Standards

●  All Committee members satisfy the risk expertise requirements for directors of a risk committee under the Federal Reserve Board’s Enhanced Prudential Standards

Corporate Development	● Assists our Board in overseeing our company’s consideration of potential mergers and acquisitions valued at greater than $2 billion	● Mr. Bovender chairs the Committee and Mr. Nowell and Mr. Yost are members ● All Committee members are independent under the NYSE listing standards and our Categorical Standards

Bank of America Corporation 2017 Proxy Statement	18

Corporate Governance

Stockholder Engagement

Our Board and management are committed to regular engagement with our stockholders and soliciting their views and input on important performance, governance, environmental, social, human capital management, executive compensation, and other matters

●	Board-Driven Engagement. Our Corporate Governance Committee is responsible for overseeing the stockholder engagement process and the periodic review and assessment of stockholder input. Both our Chairman and our Lead Independent Director play a central role in our Board’s stockholder engagement efforts, and our directors regularly participate in meetings with stockholders and consider input received from investors.

●	Commitment Codified in Governing Documents. Reflecting our Board’s understanding of the critical role stockholder engagement plays in our governance, this commitment and our Board’s oversight of stockholder engagement were codified in 2016 in our Corporate Governance Guidelines and our Corporate Governance Committee’s charter.

●	Year-Round Engagement and Board Reporting. Our corporate secretary, investor relations, ESG, and human resources teams, together with executive management members and directors, conduct outreach to stockholders throughout the year to obtain their input on key matters and to inform our management and our Board about the issues that our stockholders tell us matter most to them.

●	Transparency and Informed Governance Enhancements. Our Board routinely reviews our governance practices and policies, including our stockholder engagement practices, with an eye towards continual improvement and enhancements. Stockholder input is regularly shared with our Board, its committees, and management, facilitating a dialogue that provides stockholders with transparency into our governance practices and considerations, and informs our company’s enhancement of those practices. In addition to stockholder sentiments, our Board considers trends in governance practices and regularly reviews the voting results of our stockholders’ meetings, the governance practices of our peers and other large companies, and current trends in governance. See the following page for additional detail on recent governance enhancements our Board implemented.

Throughout 2016 into early 2017, our directors and management met with our major stockholders and key stakeholders to obtain their input and to discuss their views on our Board’s independent oversight of management, our Board’s composition, director succession planning and recruitment, and self-assessments, and our Board’s oversight of strategic planning, risk management, human capital management, environmental initiatives, and other issues important to our stockholders. These views were shared with our Board and its committees, where applicable, for their consideration.

By the Numbers: Stockholder Engagement in 2016 and Early 2017

We contacted our	Representing over	We held in-person and telephonic meetings with stockholders representing approximately	Members of our Board held in-person and telephonic meetings with stockholders holding approximately

Top 100 Stockholders…

and other key stakeholders	of our shares outstanding, with updates about our company and invitations to meet with our management and/or directors	of our shares outstanding	of our shares outstanding

19	Bank of America Corporation 2017 Proxy Statement

Corporate Governance

Governance Enhancements Informed by Stockholder Input

Our Board is committed to evaluating and reviewing input from our stockholders in considering their independent oversight of management and our long-term strategy. As part of our commitment to constructive engagement with investors, we evaluate and respond to the views voiced by our stockholders. Our dialogue has led to enhancements in our corporate governance, environmental, social, and executive compensation activities, which our Board believes are in the best interest of our company and our stockholders. For example, after considering input from stockholders and other stakeholders, our company:

●  Continued to enhance our stockholder engagement process to connect stockholders with our Lead Independent Director, Chairman, other directors, and executive management

●  Published a Business Standards Report in 2016 to provide increased transparency about our processes and standards, corporate culture, governance, environmental, human capital management, risk management, and business practices, which is available on our website at http://about.bankofamerica.com

●  Enhanced our ESG disclosure in 2016 by preparing the ESG Addendum to the Business Standards Report, which contains information about our key ESG initiatives, considerations, goals, and achievements; further enhanced our ESG disclosure in 2017 by publishing our 2016 Environmental, Social and Governance Highlights, which is available on our website at http://about.bankofamerica.com

●  Revised our Corporate Governance Guidelines to reduce the maximum number of public company boards on which our directors may serve and adopted additional restrictions on board service for public company chief executive officers serving on our Board

●  Adopted a proxy access Bylaw provision to permit stockholder(s) who meet certain stock ownership, retention, and other requirements in our Bylaws to nominate for inclusion in our proxy materials a certain number of director nominees. At the time of adoption in 2015, our company was one of the first U.S. public companies to establish this right

●  Further expanded our political activities and lobbying disclosures in 2017 to include a more detailed discussion of our participation in the political process. See the “Political Activities” page of our website at http://investor.bankofamerica.com

Also see “Stockholder Engagement & Say on Pay Results” on page 34 for a discussion of our compensation-related stockholder engagement and our historical Say on Pay vote results.

Communicating with Our Board

Stockholders and other parties may communicate with our Board, any director (including our Chairman of the Board or Lead Independent Director), independent members of our Board as a group, or any committee. Communications should be addressed to our Corporate Secretary at Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255. Depending on the nature of the communication, the correspondence either will be forwarded to the director(s) named or the matters will be presented periodically to our Board. The Corporate Secretary or the secretary of the designated committee may sort or summarize the communications as appropriate. Communications that are personal grievances, commercial solicitations, customer complaints, incoherent, or obscene will not be communicated to our Board or any director or committee of our Board. For further information, refer to the “Contact the Board of Directors” section on our website at http://investor.bankofamerica.com.

ESG Initiatives: Focus on Responsible, Sustainable Growth

We deliver on our purpose – to help make financial lives better through the power of every connection – through a strategy of responsible growth. One of the pillars of our responsible growth strategy is “we must grow in a sustainable manner” and one of our primary ways to execute this strategy is to focus on our ESG leadership. Our approach in these areas is an important way we demonstrate the kind of company we are and how we deliver long-term value to our stockholders. It reflects how we build and maintain trust and credibility as a company that people want to work for, invest in and do business with. More information on our commitment to ESG is available on our website at http://about.bankofamerica.com.

Bank of America Corporation 2017 Proxy Statement	20

Corporate Governance

Our Responsible Growth Strategy Begins with Our People

As we strive to make Bank of America a great place to work, we listen to our employees to build on our programs and resources to enhance their experience, help them deepen their skill sets, and further their careers with us. We focus our human capital management efforts on key areas, including:

Growing Our Diverse & Inclusive Workforce

●  Our Global Diversity & Inclusion Council, chaired by our CEO, is responsible for setting and upholding diversity and inclusion goals and practices

●  We are a diverse and inclusive company where our employees are actively encouraged to bring their full selves to work. Currently, our global workforce is more than 50% female; 44% of the U.S.-based workforce brings a racially or ethnically diverse background. Our senior leadership is also diverse; five of our CEO’s 13 direct reports and six of our 14 Board members are women and/or persons of color

●  Our most recent campus recruiting class was more than 50% diverse, as we focus on building the next generation of leaders

Rewarding Performance That Balances Risk & Reward

●  All of our compensation plans are reviewed and certified annually by our risk management function

●  We have an enhanced performance review process for senior leaders and employees who have the ability to expose our company to material risk; since 2010, the number of senior leaders and employees who have been identified as “covered” employees has doubled

●  We’ve paid our hourly, non-commissioned U.S. employees at a rate higher than federal, state and local minimum wage requirements for several years; we’ve made regular increases during that period, with efforts in progress to continue to increase our minimum

●  Our company is committed to fairly and equitably compensating all of our employees and maintains robust policies and practices to reinforce our commitment

Empowering Professional Growth & Development

●  We have launched multiple internal job search/career planning tools to better facilitate career growth at our company; we are expanding the scope of these tools in response to positive feedback

●  We support the professional growth and development of our managers through programs like Manager Excellence, which helps managers develop their skills with practical tips on professional topics. Last year, more than 75% of eligible managers participated in some form of manager development program

●  We have a range of programs to connect employees, executives, and thought leaders across our company

●  Our tuition reimbursement program provides thousands of employees up to $5,250 per year for courses related to current or future roles at our company

Investing in Health, Emotional & Financial Wellness

●  We are focused on offering innovative and affordable benefits and programs that meet the diverse needs of our employees and their families, including up to 16 weeks of paid parental leave, flexible work arrangements, and competitive 401(k) benefits

●  We are focused on supporting our employees’ physical, financial, and emotional well-being. In 2016, we offered U.S.-based employees additional medical coverage options. We continue to offer health insurance benefits to U.S.-based employees who regularly work 20 or more hours per week

●  We aligned the cost of health coverage with compensation through progressive premiums to provide affordable coverage; in 2011, we reduced premiums by 50% for employees making less than $50,000 while keeping their premiums flat for the past five years

●  Our approach is built on the things we can do together with our employees to address health risks and manage health care costs, including focusing on wellness, providing education and support, and partnering with efficient and accountable health care providers; 93,000 employees participated in the Get Active! health improvement challenge in 2016, walking 33.7 billion steps

21	Bank of America Corporation 2017 Proxy Statement

Corporate Governance

Our Responsible Growth Strategy Continues with Our Environmental, Social, and Governance Leadership

Environmental:

●	Delivered nearly $50 billion over the last four years towards our goal of providing $125 billion by 2025 for low-carbon and sustainable business through lending, investing, capital raising, advisory services, and developing financing solutions for clients around the world

●	Issued our third and largest green bond for $1 billion to fund renewable energy projects, and continued our role as the leading underwriter of green bonds in the industry

●	Provided capital for high-impact clean energy projects through the Catalytic Finance Initiative (CFI). Started with a $1 billion commitment by our company, the CFI brings together nine institutions that have committed a total of $8 billion to finance environmental projects, as well as projects that support the United Nations Sustainable Development Goals

●	Announced a new set of operational goals, which include plans for our operations to become carbon neutral and to purchase 100% renewable electricity by 2020

Social:

●	Launched the Affordable Loan Solution™ mortgage, a conforming loan that provides low- and moderate-income homebuyers access to a responsible lending product with counseling at affordable entry prices, in partnership with Self-Help Ventures Fund and Freddie Mac

●	Continued our leadership as the largest investor in Community Development Financial Institutions (CDFI), with over $1 billion invested in 250 CDFIs

●	Supported the inclusion of diverse suppliers across our company through the Supplier Diversity and Development Program, resulting in more than $2 billion of procurement spending with these businesses

●	Announced a $40 million philanthropic commitment to connect 100,000 youth and young adults to employment over the next three years

●	We provided more than $173 million in global philanthropic investments toward our 10-year, $2 billion philanthropic goal established in 2009

●	Named to Victory Media’s 2017 Military Friendly Employers list, for our support of veterans throughout their careers

●	We employ thousands of veterans and their spouses. Since 2014, we have hired over 6,000 service members, moving towards our goal of hiring 10,000 veterans, guards, and reservists over the next several years

●	For 11 consecutive years, we scored 100% on the Human Rights Campaign (HRC) Corporate Equality Index and have been recognized as a Best Place to Work for LGBT Equality

●	Bank of America has supported Special Olympics for more than 30 years, working together to advance a more diverse and inclusive society through the power of sports. Over the next three years, we are building on this support though premier sponsorship of Special Olympics USA – helping athletes achieve their goals as they represent the USA at the World Summer and Winter Games, and advancing athletes’ leadership, employment, skills training, and mentoring through the Athlete Leadership program

●	Also see “Our Responsible Growth Strategy Begins with Our People” on the prior page

Governance:

●	Held quarterly management ESG Committee meetings to identify and discuss issues central to our company’s ESG approach and in support of our responsible growth strategy, and provided regular updates on progress to our Board

●	Provide regional ESG oversight through ESG committees in Europe, Middle East and Asia, and Latin America that are chaired by in-region leaders and focus on region-specific issues

●	Launched the Environmental and Social Risk Policy Framework, which provides a comprehensive view of how our company manages the environmental and social risks that are most relevant to our business. The framework outlines our approach to topics spanning from arctic drilling to human rights to payday lending, including how we identify, measure, monitor and control these risks

Bank of America Corporation 2017 Proxy Statement	22

Corporate Governance

CEO and Senior Management Succession Planning

Our Board oversees CEO and senior management succession planning, which is formally reviewed at least annually; three such planning sessions were held in 2016. Our CEO and our Global Human Resources Executive provide our Board with recommendations and evaluations of potential CEO successors, and review their development plans. Our Board reviews potential internal senior management candidates with our CEO and our Global Human Resources Executive, including the qualifications, experience, and development priorities for these individuals. Directors engage with potential CEO and senior management successors at Board and committee meetings and in less formal settings to allow directors to personally assess candidates. Further, our Board periodically reviews the overall composition of our senior management’s qualifications, tenure, and experience.

Our Board also establishes steps to address emergency CEO and senior management succession planning in extraordinary circumstances. Our emergency CEO succession planning is intended to enable our company to respond to unexpected position vacancies, including those resulting from a major catastrophe, by continuing our company’s safe and sound operation and minimizing potential disruption or loss of continuity to our company’s business and operations.

Board Oversight of Risk

Risk is inherent in all of our business activities. Our business exposes us to strategic, credit, market, liquidity, compliance, operational, and reputational risks. One of the pillars of our responsible growth strategy is “we must grow within our risk framework.” We execute on that strategy through our commitment to responsible and rigorous risk management that takes a comprehensive approach with a defined Risk Framework and an articulated Risk Appetite Statement. The Risk Framework and Risk Appetite Statement are regularly reviewed with an eye towards enhancements and improvements. The Risk Framework sets forth clear roles, responsibilities, and accountability for the management of risk and describes how our Board oversees the establishment of our risk appetite and both quantitative limits and qualitative statements and objectives for our activities. This framework of objective, independent Board oversight and robust risk management better enables us to serve our customers, deliver long-term value for our stockholders, and achieve our strategic objectives.

Our Risk Framework serves as the foundation for consistent and effective risk management. It describes components of our risk management approach, including our culture of managing risk well, risk appetite, and risk management processes, and employees’ responsibilities for managing risk. It also outlines our risk management governance structure, including the roles of our Board, management, lines of business, independent risk management, and corporate audit within the governance structure.

Our Risk Appetite Statement defines the aggregate levels and types of risk our Board and management believe appropriate to achieve our company’s strategic objectives and business plans.

The governance structure outlined in our Risk Framework includes our Board, our Enterprise Risk Committee, and other Board committees. Our Enterprise Risk Committee has primary committee responsibility for overseeing the Risk Framework and material risks facing our company, and our Audit Committee provides additional risk management oversight for compliance risk. Also, our Compensation and Benefits Committee oversees the development of compensation policies and practices, which are designed to balance risk and rewards in a way that does not encourage unnecessary or excessive risk-taking by our employees. Our directors bring relevant risk management oversight experience; see “Our Director Nominees” on page 5. Our Chief Risk Officer, the company’s senior-most risk manager, reports jointly to the CEO and Enterprise Risk Committee, and participates in Board and Enterprise Risk Committee meetings. This governance structure is designed to complement our Board’s commitment to maintaining an objective, independent Board and committee leadership structure, and to fostering integrity over risk management throughout our company and further demonstrates our commitment to a strong culture of compliance, governance, and ethical conduct.

Our Audit and Enterprise Risk Committees each regularly receives updates from management on risk-related matters within each committee’s responsibilities and reports on these updates to our Board. These committee reports provide our Board with integrated, thorough insight about how our company manages risk. In addition, our Board and our Enterprise Risk Committee receive regular risk reporting from management, including a report that addresses and provides updates on key and emerging risks. At each in-person Board meeting, our Board has a stand-alone session to discuss the risks that are considered prevailing or urgent, including those identified in management’s report on key risks.

Our Risk Framework, our Risk Appetite Statement, and our capital, strategic, and financial operating plans are developed by senior management under the oversight of our Board and Enterprise Risk Committee. Annually, as part of our risk governance process, our Enterprise Risk Committee and our Board approve our Risk Framework and Risk Appetite Statement. Throughout the year, management monitors and our Board oversees directly and through committees our financial performance; execution against capital, strategic, and financial operating plans; compliance with risk appetite parameters; and the adequacy of internal controls.

23	Bank of America Corporation 2017 Proxy Statement

Corporate Governance

We believe our holistic and ongoing Board and committee risk oversight process provides the foundation for consistent and effective management of risks facing our company and demonstrates our commitment to a culture of rigorous risk management and compliance. Details of our company’s risk management policies and practices are described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2016 annual report.

Cybersecurity and Information Security Risk Oversight

Our Board recognizes the importance of maintaining the trust and confidence of our customers, clients, and employees, and devotes significant time and attention to oversight of cybersecurity and information security risk. In particular, our Board and Enterprise Risk Committee each receives regular reporting on cybersecurity and information security risk. At least quarterly, our Enterprise Risk Committee receives an operational risk update that includes a review of cybersecurity and information security risks and discusses these risks with the Operational Risk Executive. Our Enterprise Risk Committee also annually reviews and approves our Global Information Security Program and our Information Security Policy. In 2016, we updated our Enterprise Risk Committee’s charter to make explicit the Committee’s responsibility for reviewing cybersecurity and information security as well as steps taken by management to understand and mitigate such risks. At least twice each year, the Board discusses cybersecurity and information security risks with the Chief Operations and Technology Officer and the Chief Information Security Officer. Our Board received quarterly updates on cybersecurity and information security risk in 2016.

Compensation Governance and Risk Management

Key Practices in Compensation Governance and Risk Management

●	The independent members of the Board approve CEO compensation, and the Compensation and Benefits Committee approves compensation for all other executive officers
●	The Board’s Enterprise Risk Committee and Audit Committee further review and approve compensation for the Chief Risk Officer and Corporate General Auditor, respectively
●	Independent control functions—including audit, compliance, finance, human resources, legal, and risk—provide direct feedback to the Compensation and Benefits Committee on executive officer performance
●	Our incentive plan design and governance processes appropriately balance risks with compensation outcomes
●	Senior management and independent control functions, including risk officers, annually review and certify our incentive plans

Compensation Governance

Our Compensation and Benefits Committee follows procedures intended to promote strong governance of our pay-for-performance philosophy. The Committee regularly reviews: (i) company performance; (ii) our executive compensation strategy, approach, trends, and regulatory developments; and (iii) other related topics, as appropriate. Each year, the Committee reviews, and makes available to our Board, an executive compensation statement, or “tally sheet,” for each executive officer. The tally sheets reflect each executive officer’s total compensation, including base salary, cash and equity-based incentive awards, accumulated realized and unrealized stock option gains, the value of prior restricted stock awards (including the status of achieving any performance goals), qualified and nonqualified retirement and deferred compensation benefit accruals, and the incremental cost to our company of the executive’s perquisites. The Committee uses this information to evaluate all elements of an executive officer’s compensation and benefits. Annually, the Committee reviews with our Board its compensation decisions (including cash and equity-based incentive awards, if applicable) for executive officers and other senior executives who report directly to our CEO. With respect to the CEO’s compensation, the Committee makes a recommendation that is further reviewed and approved by the independent members of the Board. The CEO does not participate in Committee or Board deliberations about his compensation. Additionally, for our Chief Risk Officer and Corporate General Auditor, the Committee’s pay recommendations are further reviewed and approved by our Board’s Enterprise Risk Committee and Audit Committee, respectively.

Generally, our executive officers do not engage directly with the Committee in setting the amount or form of executive officer or director compensation. As part of the annual performance reviews for our named executive officers (other than our CEO), the Committee sets the compensation for our named executive officers after considering our CEO’s perspective and recommendations for each individual’s incentive awards. In addition, the Committee considers the performance of our various lines of business, business segments and functions, as well as performance feedback from our Global Human Resources Executive and our independent control functions (audit, compliance, finance, human resources, legal, and risk).

Bank of America Corporation 2017 Proxy Statement	24

Corporate Governance

The Committee has the sole authority and responsibility under its charter to approve engaging any compensation consultant it uses and the fees for those services. The Committee retained Farient Advisors LLC (Farient) as its 2016 independent compensation consultant. Farient’s business with us is limited to providing independent executive and director compensation consulting services. Farient does not provide any other services to our company. For 2016, Farient provided the Committee external market and performance comparisons, advised the Committee on senior executive, CEO, and director compensation, and assisted with other executive and director compensation-related matters. In performing these services, Farient met regularly with the Committee without management present and privately with the Chair of the Committee.

The Committee may delegate to management certain duties and responsibilities regarding our benefit plans. Significant Committee delegations to management include authority to (i) the Management Compensation Committee to direct the compensation for all of our employees except for our CEO and his direct reports, and (ii) the Corporate Benefits Committee to oversee substantially all of our employee benefit plans. See “Compensation Governance Structure” on the next page.

Compensation Risk Management Policies and Practices

We believe that our company applies prudent risk management practices to its incentive compensation programs across the enterprise. Our Compensation and Benefits Committee is committed to a compensation governance structure that effectively contributes to our company’s overall risk management policies.

Compensation Governance Policy. The Committee has adopted and annually reviews our Compensation Governance Policy, which governs our incentive compensation decisions and defines the framework for oversight of enterprise-wide incentive compensation program design. Consistent with global regulatory initiatives, our Compensation Governance Policy requires that our incentive compensation plans do not encourage excessive risk-taking, and addresses our:

●	Definition and process for identifying “risk-taking” employees

●	Process and policies for incentive compensation plan design and governance to appropriately balance risks with compensation outcomes, including:

●	funding incentive compensation pools
●	determining individual incentive compensation awards
●	use of discretion as part of those processes

●	Policies on incentive compensation plan effectiveness through testing and monitoring to confirm the plans appropriately balance risks with compensation outcomes, including developing processes to administer cancellations and clawbacks

●	Policies that provide for the independence of our company’s independent control functions and their appropriate input to the Committee

25	Bank of America Corporation 2017 Proxy Statement

Corporate Governance

Compensation Governance Structure. Our compensation governance structure allocates responsibility so that our Board, Compensation and Benefits Committee, or the appropriate management-level governing body makes compensation decisions with documented input from the independent control functions. This approach promotes effective oversight and review, and facilitates the appropriate governance to balance risk and reward. Below is an illustration of our compensation governance structure, which is influenced by internal considerations and external factors:

Incentive Plan Certification Process. Pursuant to our Compensation Governance Policy, our annual incentive plan certification and review process provides for a comprehensive review, analysis, and discussion of incentive design and operation. As part of the governance for incentive plans, each of the CEO’s direct reports, along with their management teams and independent control functions (including their respective risk officers), meet periodically to discuss how business strategy, performance, and risk align to compensation. The relevant participants certify that the incentive programs they review (i) are aligned with the applicable lines of business and our company’s business strategy and performance objectives, (ii) do not encourage excessive or imprudent risk-taking beyond our company’s ability to effectively identify and manage risk, (iii) are compatible with effective controls and risk management, and (iv) do not incentivize impermissible proprietary trading. Our Chief Risk Officer also certifies all incentive plans across our company as part of the Management Compensation Committee’s governance process. Farient and the Compensation and Benefits Committee review these management certifications. In 2016, the Committee also oversaw an in-depth review of our line of business compensation practices, with a particular focus on sales incentive plans in our Consumer business.

Incentive Plan Audit Reviews. Corporate Audit reviews all incentive plans at least every three to five years, using a risk-based approach that includes reviewing governance, payment, and processing against each incentive plan’s design, and validating incentive plan design and operation against regulatory requirements.

Independent Control Function Feedback. For performance year 2016, in addition to reviewing the individual incentive compensation awards for executive officers and other senior executives who report directly to the CEO, the Committee also reviewed the outcomes of our robust control function feedback process and individual incentive compensation awards for certain highly compensated employees. As part of its governance routine, the Committee met with the heads of our independent control functions and business lines to discuss their feedback on the pay-for-performance process, including their experience managing risk and conduct matters.

As a result of these processes and reviews, and in combination with the risk management and clawback features of our compensation programs, we believe that our compensation policies and practices appropriately balance risks and rewards in a way that does not encourage excessive or imprudent risk-taking or create risks that are reasonably likely to have a material adverse effect on our company.

Additional Information

More information about our corporate governance can be found on our website at http://investor.bankofamerica.com under the heading “Corporate Governance,” including our: (i) Certificate of Incorporation; (ii) Bylaws; (iii) Corporate Governance Guidelines (including our related person transactions policy and our Director Independence Categorical Standards); (iv) Code of Conduct and related materials; and (v) composition and charters of each of our Audit, Compensation and Benefits, Corporate Governance, and Enterprise Risk Committees. This information is also available in print, free of charge, upon written request addressed to our Corporate Secretary at Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255.

Bank of America Corporation 2017 Proxy Statement	26

Related Person And Certain Other Transactions

Related Person and Certain Other Transactions

Our related person transactions policy in our Corporate Governance Guidelines sets forth our policies and procedures for reviewing, and approving or ratifying any transaction with related persons (directors, director nominees, executive officers, stockholders holding 5% or more of our voting securities, or any of their immediate family members or affiliated entities). Our policy covers any transactions where the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, our company is a participant, and a related person has or will have a direct or indirect material interest.

Under our related person transactions policy, our Corporate Governance Committee must approve or ratify any related person transactions, and when doing so, consider: the related person’s interest in the transaction; whether the transaction involves arm’s-length bids or market prices and terms; the transaction’s materiality to each party; the availability of the product or services through other sources; the implications of our Code of Conduct or reputational risk; whether the transaction would impair a director or executive officer’s judgment to act in our company’s best interest; the transaction’s acceptability to our regulators; and in the case of an independent director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

Our Board has determined that certain types of transactions do not create or involve a direct or indirect material interest on the part of the related person and therefore do not require review or approval under the policy. These include transactions involving financial services, including loans and brokerage, banking, insurance, investment advisory or asset management services, and other financial services we provide to any related person, if the services are provided in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates and comply with applicable law, including the Sarbanes-Oxley Act of 2002 and Federal Reserve Board Regulation O.

A number of our directors, director nominees, and executive officers, their family members, and certain business organizations associated with them are or have been customers of our banking subsidiaries. All extensions of credit to these persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to our company and did not involve more than the normal risk of collectability.

Occasionally, we may have employees who are related to our executive officers, directors or director nominees. We compensate these individuals in a manner consistent with our practices that apply to all employees. The sister of Mr. Thong M. Nguyen, an executive officer, is employed by the company in a non-executive position, and received compensation in 2016 of approximately $150,000. The compensation and other terms of employment of Mr. Nguyen’s sister are determined on a basis consistent with the company’s human resources policies.

Our company and Mr. Moynihan are parties to an aircraft time-sharing agreement, as disclosed in prior proxy statements and approved by our Corporate Governance Committee in December 2010.

Based on information contained in separate Schedule 13G filings with the SEC, each of BlackRock, Inc. (BlackRock) and The Vanguard Group (Vanguard) reported that it beneficially owned more than 5% of the outstanding shares of our common stock as of December 31, 2016, and Berkshire Hathaway Inc. has reported that it is deemed to beneficially own 5% or more of the outstanding shares of our common stock through warrants exercisable within 60 days (see “Stock Ownership of Directors, Executive Officers, and Certain Beneficial Owners” on page 28).

In the ordinary course of our business during 2016, our subsidiaries provided and are expected to continue to provide financial advisory, sales and trading, treasury, and other financial or administrative services to BlackRock and its affiliates and clients, Vanguard and its affiliates, and Berkshire Hathaway and its affiliates. These transactions were entered into on an arm’s-length basis and contain customary terms and conditions. Our company and its subsidiaries may also, in the ordinary course, invest in BlackRock or Vanguard funds or other products or buy or sell assets to or from BlackRock or Vanguard funds and separate accounts.

In addition, before BlackRock became a beneficial owner of 5% or more of our outstanding common stock, it entered into a global distribution agreement on September 29, 2006 with our former subsidiary, Merrill Lynch & Co., Inc. (which merged into Bank of America Corporation on October 1, 2013) in connection with its purchase of Merrill’s investment management business. The agreement provides a framework under which our company distributes BlackRock’s investment advisory products and includes certain pricing, sales incentive restrictions, and product availability provisions that offer economic terms to each party that are at least as favorable as those offered to its competitors. It was negotiated at arm’s length and was amended and restated on July 16, 2008 and again on November 15, 2010. The agreement’s initial term expired on January 1, 2014, was renewed pursuant to its terms for one additional three-year term. In accordance with our related person transactions policy, the agreement, as amended and restated, was reviewed and ratified by our Corporate Governance Committee in March 2013. The agreement terminated in accordance with its terms on January 1, 2017.

During 2016, payment from BlackRock to our company relating to our distribution and servicing of products covered by the global distribution agreement was approximately $216.9 million and payment from our company to BlackRock for certain products pursuant to the agreement was approximately $64.2 million.

27	Bank of America Corporation 2017 Proxy Statement

Stock Ownership of Directors, Executive Officers, and Certain Beneficial Owners

Stock Ownership of Directors, Executive Officers, and Certain Beneficial Owners

Our voting securities are our common stock, Series B Preferred Stock, and Series 1-5 Preferred Stock. The following table shows the number of shares of our common stock beneficially owned as of March 2, 2017 by (i) each director, (ii) each named executive officer, (iii) all directors and executive officers as a group, and (iv) beneficial owners of more than 5% of any class of our voting securities (as determined under SEC rules). As of that date, none of our directors and executive officers owned any shares of any class of our voting securities, other than as reported in the table below. Each director, each named executive officer, and all directors and executive officers as a group beneficially owned less than 1% of our outstanding common stock. Unless otherwise noted, all shares of our common stock are subject to the sole voting and investment power of the directors and executive officers.

	Beneficial Ownership
Name	Shares and Restricted Shares	Options/ Warrants Exercisable within 60 days of 3/2/2017	Total Beneficial Ownership	Stock Units(1)(2)	Total
Directors and Executive Officers
Sharon L. Allen(3)	63,468	–	63,468	–	63,468
Susan S. Bies	152,056	–	152,056	–	152,056
Jack O. Bovender, Jr.	87,588	–	87,588	–	87,588
Frank P. Bramble, Sr.(4)	186,680	–	186,680	126,513	313,193
Pierre J.P. de Weck	39,770	–	39,770	–	39,770
Arnold W. Donald	52,245	–	52,245	6,097	58,342
Paul M. Donofrio	397,484	26,250	423,734	770,464	1,194,198
Geoffrey S. Greener	505,724	–	505,724	758,484	1,264,208
Linda P. Hudson	19,507	–	19,507	36,858	56,365
Terrence P. Laughlin(5)	727,452	–	727,452	761,965	1,489,417
Monica C. Lozano	3,000	–	3,000	127,091	130,091
Thomas J. May(6)	2,142	–	2,142	252,082	254,224
Thomas K. Montag(7)	2,513,453	2,102,216	4,615,669	1,308,583	5,924,252
Brian T. Moynihan(8)	1,152,087	166,667	1,318,754	1,925,436	3,244,190
Lionel L. Nowell, III	3,930	–	3,930	62,445	66,375
Michael D. White(9)	85,650	–	85,650	12,080	97,730
Thomas D. Woods	32,459	–	32,459	–	32,459
R. David Yost	64,153	–	64,153	74,415	138,568
All directors and executive officers as a group (23 persons)(10)	7,162,302	2,436,974	9,599,276	8,350,177	17,949,453

	Beneficial Ownership
Name	Shares and Restricted Shares	Options/ Warrants Exercisable within 60 days of 3/2/2017	Total Beneficial Ownership	Stock Units(1)(2)	Total
Certain Beneficial Owners
Warren E. Buffett/Berkshire Hathaway Inc.(11)	–	700,000,000	700,000,000	–	700,000,000 6.5%
BlackRock, Inc.(12)	675,570,486	–	675,570,486	–	675,570,486 6.7%
The Vanguard Group(13)	632,860,999	–	632,860,999	–	632,860,999 6.3%

Bank of America Corporation 2017 Proxy Statement	28

Section 16(a) Beneficial Ownership Reporting Compliance

(1)	For non-management directors, includes stock units credited to their accounts pursuant to deferrals made under the terms of the Director Deferral Plan. These stock units do not have voting rights and are not considered beneficially owned under SEC rules. Each unit has a value equal to the fair market value of a share of our common stock. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement if vested at that time.

(2)	Includes the following stock units, which are not treated as beneficially owned under SEC rules because the holder does not have the right to acquire the underlying stock within 60 days of March 2, 2017 and/or the stock units will be paid in cash and therefore do not represent the right to acquire stock:

Name	Time-Based RSUs (TRSUs)	Cash-Settled RSUs (CRSUs)	Performance RSUs (PRSUs)	Total Stock Units
Brian T. Moynihan	359,633	238,300	1,327,503	1,925,436
Paul M. Donofrio	406,738	–	363,726	770,464
Geoffrey S. Greener	301,773	–	456,711	758,484
Terrence P. Laughlin	302,521	–	459,444	761,965
Thomas K. Montag	516,505	–	792,078	1,308,583
All executive officers as a group	2,761,320	238,300	4,652,976	7,652,596

Each stock unit has a value equal to the fair market value of a share of our common stock, but does not confer voting rights. TRSUs include the right to receive dividend equivalents and will be paid in shares of our common stock or cash at vesting or, in certain circumstances, after termination of employment. CRSUs do not include the right to receive dividend equivalents and will be paid in cash. PRSUs include the right to receive dividend equivalents and vest subject to attaining pre-established performance goals. To the extent earned, (i) PRSUs granted in February 2016 and February 2017 will be settled 100% in shares of our common stock, and (ii) PRSUs granted in February 2015 will be settled 100% in cash. The stock units shown include the number of PRSUs granted assuming 100% of the award will be earned; however, the actual number of stock units earned may vary depending upon achieving performance goals. Because they are economically comparable to owning shares of our common stock, certain of these stock units currently qualify for purposes of compliance with our stock ownership and retention requirements, except for PRSUs, which qualify only when earned.

(3)	Includes 1,000 shares of our common stock for which Ms. Allen shares voting and investment power with her spouse.

(4)	Includes 75,000 shares of our common stock for which Mr. Bramble shares voting and investment power with his spouse.

(5)	Includes 36 shares of our common stock for which Mr. Laughlin shares voting and investment power with his spouse.

(6)	Includes 23,185 stock units held by Mr. May under the FleetBoston Director Stock Unit Plan, 3,219 stock units held under the Bank Boston Director Retirement Benefits Exchange Program, and 5,655 stock units held under the Bank Boston Director Stock Award Plan.

(7)	Includes 470,724 shares of our common stock held by Mr. Montag in a family trust for which Mr. Montag shares voting and investment power with his spouse, who is trustee.

(8)	Includes 78,376 shares of our common stock for which Mr. Moynihan shares voting and investment power with his spouse.

(9)	Includes 77,000 shares of our common stock for which Mr. White shares voting and investment power with his spouse.

(10)	Such persons have sole voting and investment power over 8,465,211 shares of our common stock and shared voting or investment power or both over 1,134,065 shares of our common stock.

(11)	Consists of warrants exercisable within 60 days for 700,000,000 shares of our common stock, held indirectly by Warren E. Buffett, 3555 Farnam Street, Omaha, NE 68131 and Berkshire Hathaway Inc., 3555 Farnam Street, Omaha, NE 68131, including through the following entities, which are deemed to share beneficial ownership of greater than 5% of a class of our voting securities (as determined under SEC rules) as follows: OBH LLC, 3555 Farnam Street, Omaha, NE 68131 (666,960,000 of the warrants); and National Indemnity Company, 3024 Harney Street, Omaha, NE 68131 (621,040,000 of the warrants). According to a Schedule 13G filed with the SEC on September 12, 2011, Mr. Buffett and Berkshire Hathaway Inc. had shared voting and investment power with respect to all 700,000,000 shares. Information about other entities deemed to share beneficial ownership of the shares, including their voting and investment power, is disclosed in the Schedule 13G. The reported ownership percentage for Mr. Buffett and Berkshire Hathaway Inc. assumes the exercise of all their warrants and an increase in our total number of outstanding shares of common stock by 700,000,000.

(12)	Consists of common stock held by BlackRock, Inc., 55 East 52nd Street, New York, NY 10055. According to a Schedule 13G/A filed with the SEC on January 19, 2017, BlackRock, Inc. had sole voting power with respect to 581,748,611 shares, sole investment power with respect to 675,318,919 shares, and shared voting power and shared investment power with respect to 251,567 shares. The reported ownership percentage does not assume the exercise of any warrants held by Mr. Buffett and Berkshire Hathaway Inc.

(13)	Consists of common stock held by The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355. According to a Schedule 13G/A filed with the SEC on February 10, 2017, The Vanguard Group had sole voting power with respect to 16,007,532 shares, sole investment power with respect to 615,152,146 shares, shared voting power with respect to 1,855,094 shares, and shared investment power with respect to 17,708,853 shares. The reported ownership percentage does not assume the exercise of any warrants held by Mr. Buffett and Berkshire Hathaway Inc.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires our directors, executive officers, and anyone holding 10% or more of a registered class of our equity securities (reporting persons) to file reports with the SEC showing their holdings of, and transactions in, these securities. Based solely on a review of copies of such reports, and written representations from each reporting person that no other reports are required, we believe that for 2016 all reporting persons filed the required reports on a timely basis under Section 16(a).

29	Bank of America Corporation 2017 Proxy Statement

Director Compensation

Director Compensation

Our director compensation philosophy is implemented through a program designed to appropriately compensate our non-management directors for the time and effort required to serve as a director of a large, complex, and highly regulated global company and to align the interests of directors and long-term stockholders.

Annual payments are made after the non-management directors are elected by stockholders. Non-management directors who begin their Board or committee chair service other than at the annual meeting of stockholders receive a prorated amount of annual compensation. Mr. Moynihan receives no compensation for his services as our sole management director.

Our Compensation and Benefits Committee annually reviews and periodically recommends updates to the director compensation program to our Board for approval. The Committee’s recommendation takes into account our director compensation philosophy, changes in market practices, and consultation with the Committee’s independent compensation consultant, Farient. Based upon that review, the Board did not make any changes to our director compensation program during 2016.

Director Pay Components

The primary elements of annual compensation and incremental awards for our non-management directors are provided in the table below. Incremental awards recognize additional responsibilities and the time commitment of these critical board leadership roles.

Annual Award Components		Incremental Awards for Board Leadership
	Non- management Directors ($)	Lead Independent Director ($)	Audit & Enterprise Risk Committee Chairs ($)	Compensation and Benefits & Corporate Governance Committee Chairs ($)
Cash Award	100,000	50,000	40,000	20,000
Restricted Stock Award	200,000	100,000	N/A	N/A

The annual restricted stock award is made pursuant to the Bank of America Corporation Directors’ Stock Plan. The number of restricted shares awarded is equal to the dollar value of the award divided by the closing price of our common stock on the NYSE on the grant date, rounded down to the next whole share, with cash paid for any fractional share. Dividends are paid on the award when they are paid on shares of our common stock. The annual restricted stock award is subject to a one-year vesting requirement. If a director retires before the one-year vesting date, a prorated amount of the award vests based on the number of days the director served during the vesting period before retirement. Any unvested amount of the award is forfeited.

Director Deferral Plan

Non-management directors may elect to defer all or a portion of their annual restricted stock or cash awards through the Bank of America Corporation Director Deferral Plan. When directors elect to defer their restricted stock award, their “stock account” is credited with a number of whole and fractional “stock units” that are equal in value to the restricted stock award and subject to the one-year vesting requirement applicable to restricted stock awards under the Directors’ Stock Plan. Each stock unit is equal in value to a share of our common stock but because it is not an actual share of our common stock it does not have any voting rights. When directors elect to defer their cash award, they may choose to defer into either a stock account or a “cash account.” Deferrals into a stock account are credited with dividend equivalents in the form of additional stock units and deferrals into the cash account are credited with interest at a long-term bond rate. Following retirement from our Board and depending on the director’s selection, a non-management director may receive the stock account balance (to the extent vested) and cash account balance in a single lump sum cash payment or in five or 10 annual cash installments.

Bank of America Corporation 2017 Proxy Statement	30

Director Compensation

Stock Retention Requirements and Hedging Prohibition for Non-management Directors

●	Under our stock retention requirements, non-management directors are required to hold and cannot sell the restricted stock they receive as compensation (except as necessary to pay taxes on taxable events such as vesting) until termination of their service. All non-management directors are in compliance with these requirements

●	Our Code of Conduct prohibits our directors from hedging and speculative trading of company securities

2016 Director Compensation

The following table shows the compensation paid to our non-management directors for their services in 2016:

Director	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Sharon L. Allen	140,000	200,000	5,000	345,000
Susan S. Bies	100,000	200,000	138,076	438,076
Jack O. Bovender, Jr.	150,000	300,000	–	450,000
Frank P. Bramble, Sr.	140,000	200,000	–	340,000
Pierre J.P. de Weck	100,000	200,000	5,000	305,000
Arnold W. Donald	100,000	200,000	–	300,000
Charles K. Gifford (retired)	–	–	283,036	283,036
Linda P. Hudson	100,000	200,000	–	300,000
Monica C. Lozano	120,000	200,000	–	320,000
Thomas J. May	120,000	200,000	–	320,000
Lionel L. Nowell, III	100,000	200,000	–	300,000
Michael D. White(4)	84,110	168,220	–	252,330
Thomas D. Woods	100,000	200,000	–	300,000
R. David Yost	100,000	200,000	5,000	305,000

(1)	The amounts in this column represent the annual cash award plus any Lead Independent Director or committee chair cash retainers paid in 2016, including amounts deferred under the Director Deferral Plan. For 2016 cash awards deferred under the Director Deferral Plan, our directors were credited with the stock units shown in the table below based on the closing price of our common stock on the NYSE on the date of deferral:

Director	Stock Units (#)	Value of Deferred Stock Units ($)
Thomas J. May	7,989.35	120,000
Lionel L. Nowell, III	6,657.79	100,000
R. David Yost	6,657.79	100,000

31	Bank of America Corporation 2017 Proxy Statement

Director Compensation

(2)	The amounts in this column represent the aggregate grant date fair value of restricted stock awards granted during 2016, whether or not those awards were deferred under the Director Deferral Plan. The grant date fair value is based on the closing price of our common stock on the NYSE on the grant date. As of December 31, 2016, our non-management directors held the number of unvested shares of restricted stock or, if deferred, unvested stock units shown in the table below:

Director	Unvested Shares of Restricted Stock or Stock Units (#)
Sharon L. Allen	13,315
Susan S. Bies	13,315
Jack O. Bovender, Jr.	19,973
Frank P. Bramble, Sr.	13,316
Pierre J.P. de Weck	13,315
Arnold W. Donald	13,315
Charles K. Gifford (retired)	–
Linda P. Hudson	13,316
Monica C. Lozano	13,316
Thomas J. May	13,316
Lionel L. Nowell, III	13,316
Michael D. White	11,981
Thomas D. Woods	7,456
R. David Yost	13,316

(3)	Our directors are eligible to participate in our matching gifts program, under which our charitable foundation matches up to $5,000 in donations made by our employees and active directors to approved charitable organizations. This program is also available to all U.S.-based, benefits eligible employees. The values in this column reflect that $5,000 was donated to charities on behalf of each of Ms. Allen, Mr. de Weck, and Mr. Yost under the matching gifts program.

In connection with our company’s annual strategic planning meeting in November 2016, spouses and guests of directors were invited. Pursuant to SEC rules, which do not require disclosure of perquisites for any director that in the aggregate are less than $10,000, the value of the spouse business-related travel expenses, or other business-related travel expenses, including ground transportation, commercial, or third-party vendor aircraft travel (if any), meals, and any other incidental meeting-related expenses, is not included in the table above.

Ms. Bies serves as chair of the board of directors of Merrill Lynch International (MLI), a United Kingdom broker-dealer subsidiary of Bank of America. For her services as a non-management director of MLI in 2016, Ms. Bies received an annual cash retainer totaling £100,000, which was paid monthly. The retainer paid in 2016 is reported in the table above based on a weighted average exchange rate of 0.72 pounds sterling to one dollar. The exchange rate used for each payment was based on the average exchange rate for the month prior to the month of payment.

Mr. de Weck was appointed a member of the board of directors of Bank of America Merrill Lynch International (BAMLI), a United Kingdom banking subsidiary of Bank of America, effective November 30, 2016. For his services as a non-management director, he receives an annual cash retainer totaling £75,000. This retainer will be paid monthly subsequent to the first payment in January 2017, which included payment for service during December 2016.

In 2016, Mr. Gifford received office space and secretarial support, which had an aggregate incremental cost to our company of $283,036.

(4)	Mr. White became a director in June 2016. The amount for Mr. White reflects a prorated award for his period of service.

Bank of America Corporation 2017 Proxy Statement	32

Compensation Discussion and Analysis

COMPENSATION AND BENEFITS COMMITTEE REPORT

Our Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, our Compensation and Benefits Committee has recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our annual report on Form 10-K for the year ended December 31, 2016.

Submitted by the

Compensation and Benefits Committee of the Board:

Monica C. Lozano, Chair

Pierre J.P. de Weck

Arnold W. Donald

Linda P. Hudson

Michael D. White

R. David Yost

Compensation Discussion and Analysis

1.	Executive Summary			34

	a.	Executive Compensation Philosophy

	b.	2016 Executive Compensation Highlights

	c.	Stockholder Engagement & Say on Pay Results

2.	2016 Company & Line of Business Performance			35

3.	Executive Compensation Program Features			37

	a.	Executive Pay Components & Variable Pay Mix

	b.	Compensation Risk Management Features

		i.	Pay Practices

		ii.	Multiple Cancellation & Clawback Features

		iii.	Stock Ownership & Retention Requirements

4.	Compensation Decisions and Rationale		40

	a.	Pay Evaluation & Decision Process

	b.	Individual Performance

	c.	2016 Compensation Decisions

	d.	Goals for Performance Restricted Stock Units

5.	Other Compensation Topics		46

	a.	Results for Performance Restricted Stock Units

	b.	Competitor Groups

	c.	Retirement Benefits

	d.	Health and Welfare Benefits & Perquisites

	e.	Tax Deductibility of Compensation

33	Bank of America Corporation 2017 Proxy Statement

Compensation Discussion and Analysis

1. Executive Summary

a. Executive Compensation Philosophy

Our compensation philosophy ties our executive officers’ pay to company, line of business, and individual performance over the short and long term. In addition, our executive compensation program provides a mix of salary, incentives, and benefits paid over time that we believe aligns executive officer and stockholder interests. Our Compensation and Benefits Committee has the primary responsibility for approving our compensation strategy and philosophy and the compensation programs applicable to our named executive officers listed below. With respect to Mr. Moynihan’s compensation, our Compensation and Benefits Committee makes a recommendation that is further reviewed and approved by the independent members of the Board.

Named Executive Officers
Brian T. Moynihan	Chairman and Chief Executive Officer
Paul M. Donofrio	Chief Financial Officer
Geoffrey S. Greener	Chief Risk Officer
Terrence P. Laughlin	Vice Chairman and Head of Global Wealth & Investment Management
Thomas K. Montag	Chief Operating Officer

b. 2016 Executive Compensation Highlights

●	Our design has been consistent over the last five years, receiving over 92% stockholder support each year

●	Mix of fixed and variable pay

●	Cancellation and clawback features in all equity-based incentives

●	Deferral of majority of variable pay through equity-based incentives

●	Risk management practices that encourage sustainable performance over time

●	Comprehensive Committee review of financial and non-financial performance

●	Pay decisions consistent with pay-for-performance philosophy and 2016 company and individual performance

●	Total compensation awarded to Mr. Moynihan of $20 million for 2016, compared to $16 million for 2015

●	92.5% of Mr. Moynihan’s total compensation is variable and directly linked to company performance

●	Half of Mr. Moynihan’s variable pay was awarded as performance restricted stock units and must be re-earned based on three-year average performance of key metrics (return on assets and growth in adjusted tangible book value)

●	50% of net after-tax shares Mr. Moynihan receives as compensation must be retained until one year after retirement

c. Stockholder Engagement & Say on Pay Results

We conduct stockholder engagement throughout the year and provide stockholders with an annual opportunity to cast an advisory Say on Pay vote. At our 2016 annual stockholders meeting, over 93% of the votes cast favored our Say on Pay proposal. Additionally in 2016, management and directors met with investors owning approximately 34% of outstanding shares and discussed our executive compensation program and other compensation-related matters. These discussions, together with the 2016 Say on Pay results, indicated strong support for our 2015 compensation program and influenced our decision to maintain a consistent overall approach for 2016. Stockholder engagement and the outcome of Say on Pay vote results will continue to inform future compensation decisions.

Historical Say on Pay Vote

Bank of America Corporation 2017 Proxy Statement	34

Compensation Discussion and Analysis

2. 2016 Company & Line of Business Performance

Our company’s results improved in 2016 as we continued to execute our responsible growth strategy. We increased net income to $17.9 billion by focusing on what we can control and drive—managing expenses, growing loans and deposits, and doing more business with our clients. We reduced noninterest expenses by $2.8 billion, grew average total deposits by $66.7 billion, increased average total loans and leases by $23.6 billion, and reduced net charge-offs by 12%. We returned $6.6 billion in capital to our common stockholders, up nearly 50% from the prior year, while continuing to increase tangible book value per share. With strong leadership positions in our businesses, we believe we are well-positioned to continue to grow and deliver for our stockholders in 2017.

Following are financial highlights and key measures of company and line of business performance that our Compensation and Benefits Committee considered in evaluating the 2016 performance of our named executive officers.

a. Company Performance

Earned net income of $17.9 billion in 2016, versus $15.8 billion in 2015 driven by higher net interest income and lower noninterest expense; earnings per common share up 15%; increase in operating leverage by 6% from 2015

Increased capital levels resulting in common equity tier 1 ratio of 11.0%, which is greater than the 2019 requirement of 9.5%
Strong asset quality discipline drove a decline in net charge-off ratio
Steady increase in tangible book value per common share Book value per share increased 7% to $24.04; and tangible book value per share increased 9% to $16.95

Growth in performance ratios: return on average assets increased to 0.82%; return on average tangible common shareholders’ equity increased to 9.54%; return on average common shareholders’ equity was 6.71%

Continued focus on expenses while investing in growth Noninterest expense reduced by $2.8 billion or 5%
Improved/increased client and customer activity Business referrals increased 10% to 5.5 million; average loans and leases grew more than $23.6 billion; average deposits up $66.7 billion
$6.6 billion returned to common stockholders through stock repurchases and dividends Total stockholder return above primary peer group on 1-, 3-, and 5-year bases

b. Line of Business Performance

Business ($ in Millions)	Total Revenue(1)		Provision for Credit Losses		Noninterest Expense		Net Income (Loss)
	2016	2015	2016	2015	2016	2015	2016	2015
Consumer Banking	31,731	31,525	2,715	2,346	17,653	18,716	7,173	6,649
Global Wealth & Investment Management	17,650	18,034	68	51	13,182	13,943	2,771	2,567
Global Banking	18,430	17,621	883	686	8,486	8,481	5,720	5,340
Global Markets	16,090	15,013	31	99	10,170	11,374	3,817	2,423
All Other(2)	700	1,661	(100)	(21)	5,460	5,220	(1,575)	(1,143)
Total Corporation	83,701	82,965	3,597	3,161	54,951	57,734	17,906	15,836

(1)	Total revenue for each line of business reported on fully taxable-equivalent (FTE) basis. Total revenue for the corporation on an FTE basis was $84.601 billion for 2016 and $83.854 billion for 2015, which is not a generally accepted accounting principle financial measure.

(2)	“All Other” consists of asset and liability management activities, equity investments, the non-U.S. consumer credit card business, non-core mortgage loans and servicing activities, the net impact of periodic revisions to the MSR (mortgage servicing right) valuation model for both core and non-core MSRs, other liquidating businesses, residual expense allocations and other items.

35	Bank of America Corporation 2017 Proxy Statement

Compensation Discussion and Analysis

Segment Highlights

Consumer Banking

Consumer Banking offers a diversified range of credit, banking, and investment products and services to consumers and small businesses—includes Retail Banking and Preferred and Small Business Banking.

●  Average deposits increased 8% to $600 billion; 89% of checking accounts now considered primary

●  Average loans and leases increased 6% to $246 billion

●  21.6 million mobile banking customers, up 16%; and 19% of deposit transactions completed through mobile devices, which is equivalent to the activities of 880 banking centers

●  Ranked No. 1 in mobile banking functionality for the past 5 years by Forrester

●  Total mortgage originations in Consumer Banking increased 24% to $53 billion

●  Debit and credit purchase volumes up 4% and 6%, respectively, adjusted for divestitures

●  Approximately 5 million new credit cards were issued in 2016; decrease of total credit card risk adjusted margin by 27 bps

●  Noninterest expense down 6% primarily driven by improved operating efficiencies and lower fraud costs

Global Wealth & Investment Management

Global Wealth & Investment Management provides investment and wealth management solutions to our affluent and ultra-high net worth clients—includes Merrill Lynch Wealth Management and U.S. Trust.

●  Average deposits increased 5% to $256 billion

●  Average loans and leases increased 7% to $142 billion; 27 consecutive quarters of loan balance growth

●  Total client balances increased $51 billion to $2.5 trillion driven by positive net client flows

●  Positive long-term assets under management flows: $38.6 billion in 2016, up 12%

●  Noninterest expense decreased $761 million to $13.2 billion primarily driven by lower revenue-related incentives and lower operating and support costs

●  Number of wealth advisors increased 1% due to continued investment in advisor development programs and low advisor attrition levels

Global Banking

Global Banking provides a wide range of lending-related products and services, integrated working capital management and treasury solutions to clients, and underwriting and advisory services—includes Global Corporate Banking, Global Commercial Banking, Business Banking, and Global Investment Banking.

●  Average deposits increased 3% to $304 billion

●  Average loans and leases increased 10% to $334 billion

●  Total corporation investment banking fees, including self-led deals, of $5.4 billion; ranked No. 1 globally by volume in debt capital markets (excluding self-led deals) by Dealogic

●  Operating leverage of 5% driven by lower operating and support costs

●  Relationships with 80% of Global Fortune 500 and 96% of U.S. Fortune 1000

●  Business Lending revenue increased 6% to $8.8 billion and Global Transactions Services revenue increased 5% to $6.4 billion

●  Ranked Best Bank for Global Cash Management by The Banker

Global Markets

Global Markets offers sales and trading services, including research, to institutional clients across fixed-income, credit, currency, commodity, and equity businesses.

●  Net income increased 58% to $3.8 billion led by higher sales and trading revenue, and lower expenses

●  Fixed-income, currency and commodities sales and trading revenue increased by 19% (or 11%, excluding net debit valuation adjustments (DVA)), driven by improved customer flows and stronger performance across credit products

●  Equities sales and trading revenue decreased by 7% (or 8%, excluding net DVA), in challenging credit market conditions and a less favorable trading environment for equity derivatives

●  Average trading related assets decreased 5% as we continued to reduce risk and optimize our balance sheet

●  Noninterest expense decreased 11%, driven by lower operating and support costs

●  Named No. 1 Global Research Firm for 6th consecutive year by Institutional Investor

The Compensation and Benefits Committee believes the company and line of business performance highlights discussed above, as well as other company and business results, reflect management’s progress in delivering responsible growth and continuing to streamline and simplify our company.

Bank of America Corporation 2017 Proxy Statement	36

Compensation Discussion and Analysis

3. Executive Compensation Program Features

a. Executive Pay Components & Variable Pay Mix

For each performance year, our Compensation and Benefits Committee determines the pay for our named executive officers. A portion of the compensation is delivered as base salary and the remainder as annual cash incentive (except for the CEO) and restricted stock units. The restricted stock units are divided into two components: time-based and performance-based. Our time-based awards vest ratably over three years (except for the CEO’s cash-settled restricted stock units that vest over one year). Our performance-based awards are re-earned only by the sustained three-year-average achievement of performance metrics. Consequently, for our named executive officers to realize the full value of their performance-based awards, the future performance of our company must be at or above the goals set for this award. This pay-for-performance structure, which emphasizes variable pay, helps motivate our executives to deliver sustained stockholder value and responsible growth.

The following chart provides an overview of the 2016 pay components for our named executive officers:

Performance Year 2016 Pay Components

DESCRIPTION	HOW IT PAYS
Base Salary
● Determined based on job scope, experience, and market comparable positions; provides fixed income to attract and retain executives and balance risk-taking	● Semi-monthly cash payment through 2016
Annual Cash Incentive—except CEO
● Provides short-term variable pay for the performance year for non-CEO executives	● Single cash payment in February 2017
Cash-Settled Restricted Stock Units (CRSUs)—CEO only
● Track stock price performance over 1-year vesting period ● Vest in 12 equal installments from March 2017 – February 2018	● Cash-settled upon vesting
Performance Restricted Stock Units (PRSUs)

●  Vest based on achievement of specific return on assets and growth in adjusted tangible book value goals over 3-year performance period

●  Track company and stock price performance

●  Encourage sustained earnings during the performance period

●  If performance goals are achieved, the amount granted for 2016 will be re-earned at the end of the performance period (2019)

●  If threshold goals are not achieved, the entire award is forfeited

●  Stock-settled to the extent re-earned

●  See “Results for Performance Restricted Stock Units” on page 46 for the vesting and value of prior awards

Time-Based Restricted Stock Units (TRSUs)
● Track stock price performance over 3-year vesting period ● Align with sustained longer-term stock price performance	● Vest in three equal annual installments beginning in February 2018 ● Stock-settled upon vesting

Performance Year 2016 Variable Pay Mix

●	A majority of variable pay is delivered as equity-based awards that balance short-term and long-term results

●	The charts below illustrate the variable pay mix for our CEO and other named executive officers

37	Bank of America Corporation 2017 Proxy Statement

Compensation Discussion and Analysis

b. Compensation Risk Management Features

Our Compensation and Benefits Committee believes that the design and governance of our executive compensation program encourage executive performance consistent with the highest standards of risk management.

i. Pay Practices

Highlighted below are the key features of our executive compensation program, including the pay practices we have implemented to drive sustainable results, encourage executive retention, and align executive and stockholder interests. We also identify certain pay practices we have not implemented because we believe they do not serve our risk management goals or stockholders’ long-term interests.

What We Do	✓	Pay for performance and allocate individual awards based on actual results and how results were achieved
	✓	Use balanced, risk-adjusted performance measures
	✓	Review feedback from independent control functions in performance evaluations and compensation decisions
	✓	Provide appropriate mix of fixed and variable pay to reward company, line of business, and individual performance
	✓	Defer a majority of variable pay as equity-based awards
	✓	Apply clawback features to all executive officer variable pay
	✓	Require stock ownership and retention of a significant portion of equity-based awards
	✓	Engage with stockholders on governance and compensation
	✓	Prohibit hedging and speculative trading of company securities
	✓	Grant equity-based awards on a pre-established date to avoid any appearance of coordination with the release of material non-public information
What We Don’t Do	Ð	Change in control agreements for executive officers
	Ð	Severance agreements for executive officers
	Ð	Multi-year guaranteed incentive awards for executive officers
	Ð	Severance benefits to our executive officers exceeding two times base salary and bonus without stockholder approval per our policy
	Ð	Accrual of additional retirement benefits under any supplemental executive retirement plans
	Ð	Excise tax gross-ups upon change in control
	Ð	Discounting, reloading, or re-pricing stock options without stockholder approval
	Ð	Single-trigger vesting of equity-based awards upon change in control
	Ð	Adjust PRSU results for the impact of legacy litigation, fines, and penalties

Additionally, it is not our policy to provide for the accelerated vesting of equity awards upon an employee’s voluntary resignation to enter government service. We do not anticipate changing our approach.

The “Compensation Governance and Risk Management” discussion beginning on page 24 contains more information about our Compensation Governance Policy and our compensation risk management practices. That section describes our Chief Risk Officer’s review and certification of our incentive compensation programs and our Corporate General Auditor’s risk-based review of our incentive plans. We also describe the extent to which our CEO participates in determining executive officer compensation, and the role of Farient, the Committee’s independent compensation consultant.

Bank of America Corporation 2017 Proxy Statement	38

Compensation Discussion and Analysis

ii. Multiple Cancellation & Clawback Features

Our equity-based awards are subject to three separate and distinct features that can result in the awards being cancelled or prior payments being clawed back in the event of certain detrimental conduct or financial losses. We believe these features encourage appropriate behavior and manage risk in our compensation program. Our named executive officers are subject to all three cancellation and clawback features.

	Detrimental Conduct Cancellation & Clawback	Performance-Based Cancellation	Incentive Compensation Recoupment Policy

Who	● Applies to approximately 20,600 employees who received equity-based awards as part of their 2016 compensation

●  Applies to approximately 4,200 employees who are deemed to be “risk takers” and received equity-based awards as part of their 2016 compensation

●  “Risk takers” defined according to banking regulations and company policies

● Applies to all of our executive officers ● Our policy covers a broader group of executives than required by the Sarbanes-Oxley Act, which covers only the CEO and Chief Financial Officer

When

●  An employee engages in certain “detrimental conduct,” including:

●  illegal activity

●  breach of a fiduciary duty

●  intentional violation or grossly negligent disregard of our policies, rules, and procedures

●  trading positions that result in a need for restatement or significant loss

●  conduct constituting “cause”

●  Our company, a line of business, a business unit, or an employee experiences a loss outside of the ordinary course of business and the employee is found to be accountable based on:

●  the magnitude of the loss

●  the decisions that may have led to the loss

●  the employee’s overall performance

● When fraud or intentional misconduct by an executive officer causes our company to restate its financial statements

What	● All unvested equity awards will be cancelled ● Any previously vested award may be recouped, depending on the conduct	● All or part of the outstanding award may be cancelled	● Any incentive compensation may be recouped as determined by the Board or a Board committee ● Any action necessary to remedy the misconduct and prevent its recurrence may be taken

Since 2011, all of our equity-based awards provide that they are subject to any final rules implementing the compensation clawback provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act) that the SEC and NYSE may adopt. We intend to update our policies to reflect any applicable rules implementing the Dodd-Frank Act clawback requirements that are finalized, released, and become effective.

Pursuant to our Incentive Compensation Forfeiture & Recoupment Disclosure Policy (which applies to events occurring on or after January 1, 2016, regardless of the date of the related forfeiture or clawback), we will disclose publicly the incentive forfeitures or clawbacks recovered from certain senior executives in the aggregate pursuant to our Detrimental Conduct and Incentive Compensation Recoupment policies described above, subject to certain privacy, privilege, and regulatory limitations.

39	Bank of America Corporation 2017 Proxy Statement

Compensation Discussion and Analysis

iii. Stock Ownership & Retention Requirements

Our stock ownership and retention requirements align executive officer and stockholder interests by linking the value realized from equity-based awards to sustainable company performance. Beginning with awards granted for 2012, our Corporate Governance Guidelines require:

Minimum Shares of Common Stock Owned	Retention

Chief Executive Officer	500,000 shares	50% of net after-tax shares received from equity-based awards retained until one year after retirement
Other Executive Officers	300,000 shares	50% of net after-tax shares received from equity-based awards retained until retirement

New executive officers have up to five years to be in compliance with these requirements. Full-value shares and units owned, awarded, or deemed beneficially owned are included in the stock ownership calculations; PRSUs are included only when earned and stock options are not included.

4. Compensation Decisions and Rationale

a. Pay Evaluation & Decision Process

Each year, our Compensation and Benefits Committee reviews our named executive officers’ performance using a balanced and disciplined approach to determine their base salaries and variable compensation awards. The approach includes a full-year assessment of financial results, contributions of the executives to overall company and line of business performance, progress delivering on our five operating principles (discussed below), and contributions towards driving our strong risk culture and responsible growth strategy. The Committee considers various factors that collectively indicate successful management of our business, including:

●	Company, line of business, and individual performance, including financial and non-financial measures

●	The manner in which results are achieved, adherence to risk and compliance policies, and the quality of earnings

●	Accountability in driving a strong risk management culture and other core values of our company

●	Our year-over-year performance relative to our established risk metrics

●	Our performance relative to our primary competitor group

The Committee’s evaluation includes a robust review of performance scorecards aligned to our operating principles:

Deliver for Stockholders	Customer Driven	Manage Risk	Operational Excellence	Great Place to Work

For each operating principle, the scorecard includes metrics tailored for each named executive officer based on company, line of business, risk, financial, and strategic priorities. The Committee evaluates individual performance without assigning weightings to these priorities. A component of the Committee’s evaluation is its analysis of the relevant facts and circumstances so it may judiciously assess pay for performance alignment.

The Committee also reviews market pay practices, compensation risk management, and governance practices to help inform their compensation decisions. In addition, the Committee considers market compensation benchmarks from our primary peers, leading international financial institutions, and global companies headquartered in the U.S. spanning all industries of similar size and scope. The Committee’s independent consultant, Farient, helps the Committee with these reviews. In addition, the Chief Financial Officer and Chief Risk Officer join the Committee to discuss full-year financial and risk performance and the Committee reviews feedback from our independent control functions (i.e., audit, compliance, finance, human resources, legal, and risk) as part of their assessment. For named executive officers other than our CEO, the Committee also considers our CEO’s perspective on performance and pay.

The Committee’s assessment of the factors above informs its compensation decisions. Compensation decisions are generally determined on a year-over-year basis without preset target levels of total compensation, without assigning weightings, and without formulaic benchmarking. After taking all of these various inputs into consideration, the Committee applies its business judgment and discretion to determine the appropriate compensation for the named executive officers. The Committee believes this use of business judgment is in the stockholders’ best interests as it enables them to appropriately respond to qualitative factors in our five operating principles and the dynamic nature of our businesses and industry. For the CEO and the Chief Risk Officer, the Committee’s pay recommendations are further reviewed and approved by the independent members of our Board and the Enterprise Risk Committee, respectively.

Bank of America Corporation 2017 Proxy Statement	40

Compensation Discussion and Analysis

b. Individual Performance

Material factors considered in the Committee’s assessment of individual performance for 2016 include:

Brian T. Moynihan Chairman and Chief Executive Officer	Mr. Moynihan has served as the Chief Executive Officer of Bank of America Corporation since January 2010 and as Chairman of our Board since October 2014.

Performance Highlights

Deliver for Stockholders

●  Improved earnings consistency; net income available for common stockholders exceeded $3 billion over each of the last nine quarters

●  Year-over-year growth in net income to $17.9 billion from $15.8 billion in 2015; a result of both revenue growth of $0.7 billion and expense reduction of $2.8 billion

●  Total annual common stockholder return of 33% in 2016 and diluted earnings per share of $1.50, up nearly 15% compared to 2015

●  Successful submission of the 2016 stress test; increased quarterly common stock dividend by 50% to 7.5 cents per share in the third quarter of 2016

●  Deepened global outreach to key investors; participated in 37 investor events in 2016

Customer Driven

●  Maintained focus on our customer-driven strategy resulting in 5.5 million referrals across businesses, up from five million in 2015

●  Improved Retail and Preferred customer experience scores and achieved highest customer satisfaction since 2005

●  Increased salesforce in Consumer, Merrill Lynch Wealth Management, U.S. Trust, Business Banking, and Commercial Banking businesses to support responsible growth

●  Environment, Social and Governance performance recognized by Dow Jones Sustainability Index, marking the second year in a row to be named to the World Index and fourth consecutive year named to the North America Index

Manage Risk

●  Continued to drive a culture of proactive identification and management of risks by strengthening governance processes, risk reviews, and risk modeling across our company

●  Exhibited strong asset quality metrics; net charge-off rate declined to 39 bps as of the fourth quarter in 2016

●  Improved the global risk management operating model to drive greater consistency in regulatory interactions

●  Expanded Risk Framework training to all employees and enhanced development programs to drive conduct and a culture of responsible growth

Operational Excellence

●  Continued to make our company leaner and stronger through Simplify and Improve initiatives; approximately 1,000 new ideas submitted in 2016

●  Reduced noninterest expenses by nearly $2.8 billion, or 5% compared to 2015

●  Drove progress on initiatives with high impact and low technology spend; over 80 ideas resulted in expense savings of $50 million in 2016

●  Decreased personnel expense by $1.3 billion through headcount management, while reinvesting in client-facing professionals—increasing headcount by 1.9%

●  High performing leadership team in place focused on driving responsible growth

Great Place to Work

●  Recognized as an industry leader for diversity and inclusion efforts: Bloomberg Financial Services Gender-Equality Index; Euromoney’s World’s Best Bank for Diversity; The Human Rights Campaign Best Place to Work for LGBT Equality; Working Mother 100 Best Companies, Black Enterprise 50 Best Companies for diversity and inclusion

●  Invested in a team of specialists to provide support to our employees through major life events, such as leaves of absence, retirement, death in the family, or natural disasters

●  Industry leading participation in wellness programs, with over 87% voluntary participation, which helped limit medical premium increases and hold benefit costs flat for employees making less than $50,000

●  Commitment to offering flexible and affordable benefits to our employees, including up to 16 weeks of paid parental leave and a minimum rate of pay for U.S. employees exceeding requirements

41	Bank of America Corporation 2017 Proxy Statement

Compensation Discussion and Analysis

Paul M. Donofrio Chief Financial Officer	Mr. Donofrio is Chief Financial Officer (CFO), with responsibility for the overall financial management of the company, including accounting, balance sheet management, financial planning and analysis, corporate treasury, investor relations, corporate investments, and tax.

Performance Highlights

Deliver for Stockholders

●  Guided our company in exceeding targeted capital ratios while improving return on tangible common equity and efficiency ratios in a low interest rate environment

●  Instrumental in executing change of accounting method under FASB ASC 310-20, Nonrefundable fees and other costs, from the prepayment method to the contractual method

●  Optimized expense management across the enterprise by improving reporting, dialogue with business leaders on expense drivers, and compliance with enterprise policies

Customer Driven

●  Led the development and implementation of the company’s multi-year strategic business plan

●  Continued to build strong relationships with investors, regulators, sell-side analysts, and media

●  Enhanced quality of engagement with rating agencies; delivered strong stockholder and bondholder messaging

Manage Risk

●  Continued to drive CFO leadership focus on closing regulatory issues and proactively identifying new issues

●  Strong execution of the company’s CCAR and Resolution and Recovery Planning process; successfully resubmitted the Resolution Plan with enhancements such as tracking and measuring our liquidity across the enterprise

Operational Excellence

●  Provided effective supervision of all internal financial and accounting functions and continued to play an integral part in the achievement of the company’s financial priorities

●  Drove ownership of key Simplify and Improve projects throughout the enterprise

●  Simplified financial disclosures and financial operations by eliminating Legacy Assets & Servicing segment reporting.

●  Established a unified data management forum to drive cross-CFO solutions and integrate with enterprise initiatives

Great Place to Work

●  Deepened leadership bench and continued to retain and develop top talent

●  Enhanced employee engagement through an inaugural CFO Development Day, year-end appreciation events, and diversity and inclusion strategies

Geoffrey S. Greener Chief Risk Officer	Mr. Greener is Chief Risk Officer and is responsible for overseeing the company’s governance and strategy for global risk management and compliance, including relationships with key regulators and supervisory institutions worldwide.

Performance Highlights

Deliver for Stockholders

●  Drove front line unit ownership of all risks coupled with strong independent oversight and effective challenge by the second line of defense

●  Emphasized our responsible growth strategy by encouraging focus on client selection and disciplined underwriting within our risk appetite

●  Continued strong asset quality and balance across the portfolio; net charge-off rate declined to a historic low in 2016

Customer Driven

●  Reinforced the responsibility of each employee to identify, escalate, and debate risks, and the imperative of fostering an environment in which employees feel empowered and protected to speak up and share their concerns

●  Completed implementation of the Global Compliance Operating Model and a role-based approach to compliance training

●  Emphasized the importance of intellectual curiosity and dispassionate objectivity in managing risk well

Bank of America Corporation 2017 Proxy Statement	42

Compensation Discussion and Analysis

Performance Highlights (continued)

Manage Risk

●  Enhanced the risk identification process focusing on the importance of identifying risks regardless of likelihood at a given point in time

●  Enhanced liquidity risk management capabilities; improved limits framework across key legal entities and lines of business including for resolution planning

●  Strengthened the quality and consistency of the company’s model risk management program

Operational Excellence

●  Centralized the Global Regulatory Relations team to create greater consistency in regulatory interactions

●  Drove continued development of next generation of models and systems to monitor and assess risk; simplified and consolidated the enterprise model inventory

Great Place to Work

●  Introduced a new “Managing Risk” dimension on the employee engagement survey further emphasizing the importance of conduct and culture

●  Initiated an executive sponsorship program for diverse, high-performing leaders and launched Global Risk Management Development Day

Terrence P. Laughlin Vice Chairman and Head of Global Wealth & Investment Management

Mr. Laughlin is Vice Chairman and Head of Global Wealth & Investment Management (GWIM), which includes oversight of Merrill Lynch Wealth Management, U.S. Trust, and Global Wealth and Retirement Solutions. Together, the wealth management businesses are among the largest in the world with $2.5 trillion in total client balances and over 18,000 wealth advisors. Mr. Laughlin also serves on the board for Bank of America Merchant Services and has leadership over our U.K. Card business.

Performance Highlights

Deliver for Stockholders

●  Increased net income for GWIM by 8% to $2.8 billion

●  Decreased noninterest expense by $761 million to $13.2 billion primarily driven by lower revenue-related incentives and lower operating and support costs

●  Increased return on assets year-over-year; up to 0.98% from 0.94% in 2015

Customer Driven

●  Ranked first in Barron’s list of America’s Top 40 Wealth Management Firms for the tenth year in a row

●  43 Merrill Lynch Wealth Management advisors named to Forbes inaugural list of America’s Top Wealth Advisors for 2016

Manage Risk	● Strengthened focus on risk management through enhanced self-identification and remediation of issues ● Maintained net credit losses and nonperforming loans across products below risk appetite limits

Operational Excellence

●  Maintained a steady return on average allocated capital at 21%

●  Reduced efficiency ratio year over year; down to 74.7% from 77.3% in 2015

●  Focused on the Simplify and Improve initiative; generated nearly 380 ideas

Great Place to Work

●  Continued investment in advisor development programs and recruiting resulting in more wealth advisors and lower attrition levels

●  Continued commitment to diversity and inclusion by being an executive sponsor for our Hispanic Latino Leadership Council

For additional details on GWIM performance, see “2016 Company & Line of Business Performance” on page 35.

43	Bank of America Corporation 2017 Proxy Statement

Compensation Discussion and Analysis

Thomas K. Montag Chief Operating Officer

Mr. Montag is the Chief Operating Officer and he is responsible for all of our businesses that serve companies and institutional investors, including middle-market commercial and large corporate clients, and institutional investor clients. Mr. Montag also oversees Bank of America Merrill Lynch Global Research and the global markets sales and trading businesses. Bank of America Merrill Lynch serves clients in more than 100 countries and has relationships with 96% of the U.S. Fortune 1000 companies and 80% of the Fortune Global 500.

Performance Highlights

Deliver for Stockholders

●  Increased Global Markets revenue by 7% to $16.1 billion and Global Banking revenue by 5% to $18.4 billion

●  Increased net income for Global Markets by 58% to $3.8 billion, highest in last 5 years

●  Grew average total loans and leases by 10% to $334 billion in Global Banking

Customer Driven

●  Continued to deepen client relationships, advising on five of top ten announced M&A deals globally

●  Executed on local markets investment in Global Commercial Banking and Business Banking to get closer to our U.S. clients, hiring relationship managers in key markets and driving responsible growth

●  Continued to receive industry-wide recognition for business performance:

●   #1 Global Research Firm for 6th consecutive year by Institutional Investor

●   Best Bank in North America for Small to Medium-sized Enterprises by Euromoney

●   #1 U.S. market penetration for Large Corporate Banking, Cash Management, and Trade Finance by Greenwich Associates

●   #1 U.S. Investors Equity Trading Share Leader by Greenwich Associates

●   #2 All-American Fixed Income Sales Team by Institutional Investor

Manage Risk

●  Positive trading-related revenue for 99% of the trading days

●  Reduced risk profile while improving revenue efficiency—sales and trading revenue per dollar of average Value at Risk increased by 25%

●  Reinforced our standards of conduct and continued to hold our people to the highest standards of compliance

Operational Excellence

●  Completed over 230 Simplify and Improve initiatives

●  Merged FICC and Equities electronic platforms under one leader to drive synergies

●  Continued to simplify our trade booking model for legal entity and inter-affiliate transactions

Great Place to Work

●  Continued to develop and retain top talent; encouraged a culture of feedback and emphasized the importance of taking an active role in the engagement of talent across the organization

●  Designed programs to drive conduct expectations and control standards

●  Supported initiatives such as Africa campus recruiting and the Women’s Leadership Council to drive a culture of diversity and inclusion

For additional details on Global Banking and Global Markets performance, see “2016 Company & Line of Business Performance” on page 35.

Bank of America Corporation 2017 Proxy Statement	44

Compensation Discussion and Analysis

c. 2016 Compensation Decisions

The Compensation and Benefits Committee determined 2016 variable compensation in February 2017 after completing its review of annual performance as described in “Pay Evaluation & Decision Process” on page 40. The following table summarizes performance year 2016 compensation:

Name	Base Salary ($)	Annual Cash Incentive ($)	Cash-Settled Restricted Stock Units ($)	Performance Restricted Stock Units ($)	Time-Based Restricted Stock Units ($)	Total ($)
Brian T. Moynihan	1,500,000	–	5,550,000	9,250,000	3,700,000	20,000,000
Paul M. Donofrio	850,000	4,160,000	–	3,120,000	3,120,000	11,250,000
Geoffrey S. Greener	850,000	3,860,000	–	2,895,000	2,895,000	10,500,000
Terrence P. Laughlin	850,000	3,760,000	–	2,820,000	2,820,000	10,250,000
Thomas K. Montag	1,000,000	6,400,000	–	4,800,000	4,800,000	17,000,000

Note: Some of the 2016 compensation above differs from the Summary Compensation Table on page 48. SEC rules require that the Summary Compensation Table include equity compensation in the year granted, while the Committee awards equity compensation after the performance year. Therefore, equity-based incentives granted in 2016 for the 2015 performance year are shown in the Summary Compensation Table as 2016 compensation. The equity-based incentives above were granted in 2017 for the 2016 performance year. The Summary Compensation Table also includes elements of compensation not shown above.

The Committee reviews salaries from time to time and makes adjustments as warranted. In 2017, the Committee increased base salaries for our named executive officers, other than the CEO. The Committee believes these revised salary levels reflect each executive’s scope of responsibility, our company’s improved financial performance, and are market competitive in relation to our primary peers. Mr. Montag’s salary was increased to $1.25 million and the salaries of Mr. Donofrio, Mr. Greener, and Mr. Laughlin were increased to $1 million, effective February 1, 2017.

For a description of the pay components above, see “Executive Pay Components & Variable Pay Mix” on page 37.

d. Goals for Performance Restricted Stock Units

Re-earning the Performance Restricted Stock Units (PRSUs) granted in February 2017 (based on 2016 performance) requires the company to meet average return on assets (ROA) and average adjusted tangible book value (TBV) growth goals over a three-year performance period from 2017-2019. PRSUs are forfeited if results are below the minimum goals. There is no upside payout opportunity for this award: 100% is the maximum that can be re-earned. For any portion of the PRSU goals achieved, payment will be made after the end of the performance period.

These performance metrics and goals encourage the achievement of sustained stockholder value and responsible growth. Under a hypothetical scenario, if our 2016 year-end assets of $2.2 trillion remained constant during the performance period, our company would need to earn $53 billion in aggregate net income from 2017-2019 to achieve the PRSUs’ 100% goal of a three-year average ROA of 80 bps.

The performance year 2016 PRSU goals are outlined below:

Three-year Average ROA(1) (50% Weighting)		Three-year Average Growth in Adjusted TBV(2) (50% Weighting)
Goal	% Earned	Goal	% Earned
< 50bps	0%	< 5.25%	0%
50bps	33 1⁄3%	5.25%	33 1⁄3%
65bps	66 2⁄3%	7.00%	66 2⁄3%
≥ 80bps	100%	≥ 8.50%	100%

Note: Any results achieved above 33 1⁄3% will be interpolated on a straight-line basis between the two nearest goals.

(1)	Three-year Average ROA means the average “return on assets” for the three calendar years in the performance period. For this purpose, “return on assets” will be determined for each year at the conclusion of that year in accordance with generally accepted accounting principles (GAAP) as used at the conclusion of that year for financial statements reported or recast as of January 1, 2017.

(2)	Three-year Average Growth in Adjusted TBV means the average for the three-year performance period of the year-over-year percentage change in “adjusted tangible book value” measured as of December 31 each year. For this purpose, “Adjusted Tangible Book Value” will equal our total common shareholders’ equity, less (a) the impact of any capital actions approved (or not objected to) by the Federal Reserve Board and approved by our company’s Board, and taken by our company during 2017, 2018 and 2019, and less (b) the sum of the carrying value of (i) goodwill and (ii) intangible assets excluding mortgage servicing rights; adjusted for (iii) deferred tax liabilities directly related to (i) and (ii). Each year-over-year percentage change is to be measured at the conclusion of each calendar year using the ending balance as of December 31 of the prior year and the ending balance as of December 31 of the current year. For purposes of this measurement, each ending balance is to be determined based on GAAP as used at the conclusion of the current year for financial statements reported or recast as of January 1, 2017.

45	Bank of America Corporation 2017 Proxy Statement

Compensation Discussion and Analysis

5. Other Compensation Topics

a. Results for Performance Restricted Stock Units

Performance Restricted Stock Units (PRSUs) have been a component of our executive compensation program since 2011. PRSUs require our executive officers to re-earn awards over the performance period based on achievement of established performance goals and help align management with stockholder interests. Our practice is not to adjust PRSU results for the impact of legacy litigation, fines, and penalties, which has contributed to variance in PRSU payouts since their introduction. Since 2011, we have had two types of PRSU programs:

5-Year Program
●	The 2011 and 2012 PRSUs were based on rolling four quarter return on assets (ROA) goals over a five-year performance period
●	The 2012 PRSUs completed in 2016 at the maximum payout of 100% based on ROA results of 81 bps. 91% of the award was re-earned in prior years and an incremental 9% was re-earned in 2016(1)
3-Year Program (current)
●	Since 2013, PRSUs have been based 50% on three-year average ROA and 50% on three-year average growth in adjusted tangible book value (TBV) goals. The 2013 and 2014 PRSU results were impacted by the financial effect of legacy issues in 2014
●	The 2014 PRSUs completed in 2016 at 66%(2) of the target opportunity based on ROA results of 60 bps and TBV results of 7.64%(1)

Three of the four PRSU awards that have completed their performance periods earned below 100%, as presented above.

As reported in our Form 10-Q for the quarter ended September 30, 2016, effective July 1, 2016, we changed our accounting method under FASB ASC 310-20, Nonrefundable fees and other costs, from the prepayment method to the contractual method. Because this change caused certain of our past financial statements to be recast and therefore could have an impact on the performance results of outstanding PRSUs, our named executive officers voluntarily waived any incremental benefit in the payout of outstanding PRSUs attributable to our adoption of this accounting change for all performance years ending after the effective date of the change.

The performance results were determined for the applicable performance periods giving effect to this waiver and otherwise in accordance with the award terms. These terms provide for the calculation of performance results at each performance year’s conclusion using the GAAP standards in effect as of January 1 of the year the award was granted. As a result, the performance results above may differ from the results reported under GAAP in our company’s audited financial statements.

(1)	Mr. Donofrio, appointed Chief Financial Officer in 2015, and Mr. Greener, appointed Chief Risk Officer in 2014, did not receive these PRSUs.

(2)	Percent earned post waiver.

Bank of America Corporation 2017 Proxy Statement	46

Compensation Discussion and Analysis

b. Competitor Groups

Our Compensation and Benefits Committee periodically reviews compensation practices of two competitor groups:

●	Our primary competitor group includes five leading U.S. financial institutions—we compete directly with them for customers, employees, and investors, and they follow similar economic cycles to our own
●	Leading international financial institutions for perspectives on the global financial services industry

The Committee used the following 2016 competitor groups periodically to evaluate market trends, pay levels, and relative performance in executive compensation, but without any formulaic benchmarking.

Primary Competitor Group		Leading International Financial Institutions

Citigroup	Morgan Stanley	Banco Santander	Deutsche Bank
Goldman Sachs	Wells Fargo	Barclays	HSBC
JPMorgan Chase		BNP Paribas	Royal Bank of Scotland
		Credit Suisse	UBS

From time to time, the Committee also reviews executive compensation for a leading group of global companies headquartered in the U.S. spanning all industries to get a general perspective on compensation practices for companies of similar size and global scope. For 2016, these companies were: Abbott Laboratories, AT&T, Chevron, Cisco, Coca-Cola, ConocoPhillips, Exxon Mobil, General Electric, IBM, Intel, Johnson & Johnson, PepsiCo, Pfizer, Philip Morris International, Procter & Gamble, Verizon, and Wal-Mart. In 2016, the Committee removed Hewlett Packard Company from this group following the change in their organization. The Committee believes that this adjustment will ensure that this competitor group continues to consist of companies of similar size and global scope to our company.

c. Retirement Benefits

We provide our named executive officers the opportunity to save for their retirement via employee and employer contributions to qualified and nonqualified defined contribution plans on the same terms as other U.S.-based salaried employees. These plans help us attract and retain key people by providing a means to save for retirement.

Certain named executive officers also participate in various frozen qualified and nonqualified defined benefit pension plans. For more information about these plans, see “Pension Benefits Table” and “Nonqualified Deferred Compensation Table” on pages 56 and 57, respectively.

d. Health and Welfare Benefits & Perquisites

Our named executive officers receive health and welfare benefits, such as medical, life, and long-term disability coverage, under plans generally available to all other U.S.-based salaried employees. Because we have internal expertise on financial advisory matters, we do not charge fees to our named executive officers for their use of our financial advisory services for personal needs. We also may provide certain named executive officers with secured parking. In limited circumstances, we allow spouses to accompany executives traveling for a business-related purpose and pay for other incidental expenses. Our policy provides for the use of corporate aircraft by senior management for approved emergency travel. Pursuant to his aircraft time-sharing agreement, our CEO reimburses our company for costs related to his use of our aircraft for commuting.

e. Tax Deductibility of Compensation

Under the Internal Revenue Code, a public company is limited to a $1 million deduction for compensation paid to its CEO or any of its three other most highly compensated executive officers (other than the Chief Financial Officer) who are employed at year-end. This limitation does not apply to compensation that meets the tax code requirements for qualifying performance-based compensation (compensation paid only if the individual’s performance meets pre-established objective goals based on performance criteria approved by stockholders). For 2016, payments of annual cash incentive awards and equity-based incentive awards under the Executive Incentive Compensation Plan, and certain performance restricted stock units under the Bank of America Corporation Key Employee Equity Plan, may satisfy the requirements for deductible compensation, but the Committee retains the discretion to make awards and pay our executives amounts that do not qualify as deductible compensation.

47	Bank of America Corporation 2017 Proxy Statement

Executive Compensation

Executive Compensation

Summary Compensation Table

The following table shows compensation paid, accrued, or awarded with respect to our named executive officers during the years indicated:

2016 Summary Compensation Table(1)

Name and Principal Position(2)	Year	Salary ($)(3)	Bonus ($)(3)(4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Brian T. Moynihan
Chairman and Chief Executive Officer	2016	1,500,000	0	13,752,000	0	495,467	192,665	15,940,132
	2015	1,500,000	0	11,791,073	0	100,505	431,776	13,823,354
	2014	1,500,000	0	12,545,091	0	764,849	532,459	15,342,399
Paul M. Donofrio
Chief Financial Officer	2016	850,000	4,160,000	5,491,312	0	59,762	51,018	10,612,092
	2015	645,833	3,860,000	5,959,618	0	0	124,937	10,590,388
Geoffrey S. Greener
Chief Risk Officer	2016	850,000	3,860,000	4,780,000	0	900	52,229	9,543,129
	2015	850,000	3,360,000	4,398,594	0	1,013	49,446	8,659,053
Terrence P. Laughlin
Vice Chairman and Head of Global Wealth & Investment Management	2016 2015	850,000 850,000	3,760,000 3,460,000	4,922,277 4,398,594	0 0	0 0	57,940 51,506	9,590,217 8,760,100
Thomas K. Montag
Chief Operating Officer	2016	1,000,000	6,400,000	8,251,212	0	0	17,500	15,668,712
	2015	1,000,000	5,800,000	7,997,416	0	0	17,500	14,814,916
	2014	1,000,000	5,200,000	8,731,394	0	0	17,500	14,948,894

(1)	SEC rules require the Summary Compensation Table to include in each year’s amount the aggregate grant date fair value of stock awards granted during the year. Typically, we grant stock awards early in the year as part of total year-end compensation awarded for prior year performance. As a result, the amounts for stock awards generally appear in the Summary Compensation Table for the year after the performance year upon which they were based, and therefore the Summary Compensation Table does not fully reflect our Compensation and Benefits Committee’s view of its pay-for-performance executive compensation program for a particular performance year. For example, amounts shown as 2016 compensation in the “Stock Awards” column reflect stock awards granted in February 2016 for 2015 performance. See “Compensation Discussion and Analysis” on page 33 for a discussion about how the Committee viewed its 2016 compensation decisions for the named executive officers.

(2)	All listed named executive officer positions are those held as of December 31, 2016.

(3)	Includes any amounts voluntarily deferred under our qualified 401(k) plans and our nonqualified deferred compensation plan. See “Nonqualified Deferred Compensation Table” on page 57.

(4)	Amounts reflect annual cash incentive awards received by the named executive officers for performance in the applicable year.

Bank of America Corporation 2017 Proxy Statement	48

Executive Compensation

(5)	Amounts shown are the aggregate grant date fair value of CRSUs, PRSUs, and TRSUs granted in the year indicated. Grants of stock-based awards (excluding CRSUs) include the right to receive cash dividends only if and when the underlying award becomes vested and payable. The grant date fair value is based on the closing price of our common stock on the applicable grant date (for 2016, $11.95). For the PRSUs granted in 2016, the actual number of PRSUs earned (0% up to the maximum level of 125%) will depend on our company’s future achievement of specific ROA and growth in adjusted TBV goals over a three-year performance period ending December 31, 2018. Values in the Stock Awards column assume that 100% (the target level) of the PRSUs granted would vest as the probable outcome for purposes of determining the grant date fair value. See “Grants of Plan-Based Awards Table” on page 51 for a description of the CRSUs, PRSUs, and TRSUs granted in 2016. The following table shows the grant date fair value of the PRSUs included in the Stock Awards column at the level assumed as the probable outcome (100%, or the target level) and at the maximum (125%) level:

Name	Target PRSUs ($)	Maximum PRSUs ($)
Brian T. Moynihan	6,875,994	8,594,990
Paul M. Donofrio	2,745,656	3,432,064
Geoffrey S. Greener	2,390,000	2,987,500
Terrence P. Laughlin	2,461,138	3,076,420
Thomas K. Montag	4,125,606	5,156,999

(6)	The following table shows the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation for the named executive officers:

Name	Change in Pension Value ($)	Above-Market Earnings on Nonqualified Deferred Compensation ($)
Brian T. Moynihan	432,532	62,935
Paul M. Donofrio	59,762	0
Geoffrey S. Greener	900	0
Terrence P. Laughlin	(549)	0
Thomas K. Montag	0	0

The “Change in Pension Value” equals the change in the actuarial present value of all pension benefits from December 31, 2015 to December 31, 2016. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits Table” on page 56.

Effective June 30, 2012, Bank of America froze pension plan accruals under all of its U.S. pension plans for all employees. As a result, the named executive officers are not accruing any additional pension benefits with respect to any compensation or service after June 30, 2012.

For Mr. Moynihan, the amount reported above under “Change in Pension Value” results primarily because of frozen annuity benefits under a legacy SERP. The monthly annuity benefit amount has not changed since the SERP was frozen. However, the present value of the benefit increases each year because he is a year closer to the plan’s retirement age.

The above-market earnings on nonqualified deferred compensation result from Mr. Moynihan’s participation in a legacy FleetBoston deferred compensation plan. See “Nonqualified Deferred Compensation Table” on page 57.

(7)	The following table shows all amounts included in the “All Other Compensation” column for each named executive officer in 2016:

2016 All Other Compensation Table

Name	Benefit, Tax, and Financial Advisory Services ($)	Use of Corporate Aircraft ($)	Matching & Other Employer Contributions to Qualified Plans ($)	Tax Equalization ($)	Business Related Gifts & Guest Travel ($)	Total ($)
Brian T. Moynihan	30,676	139,386	20,000	0	2,603	192,665
Paul M. Donofrio	30,676	0	20,000	92	250	51,018
Geoffrey S. Greener	30,676	0	17,500	0	4,053	52,229
Terrence P. Laughlin	30,676	0	20,000	0	7,264	57,940
Thomas K. Montag	0	0	17,500	0	0	17,500

49	Bank of America Corporation 2017 Proxy Statement

Executive Compensation

For certain amounts reported in the table, the incremental cost to us in providing the benefits differs from the out-of-pocket cost and is determined as follows:

Benefit	Determination of Incremental Cost
Benefit, Tax, and Financial Advisory Services

Determined using a method that takes into account our actual direct expenses (such as rent, compensation and benefits, and travel) paid with respect to our employees who provide benefit, tax, and financial advisory services to our executive officers and other eligible executives.

Use of Corporate Aircraft

For corporate-owned or leased aircraft, determined using a method that takes into account all variable costs such as landing fees, aircraft fuel expense, and plane repositioning costs. Since we use our aircraft primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries and the acquisition costs of corporate-owned or leased aircraft. For aircraft provided by a third-party vendor, determined using a method that takes into account the contracted per-hour costs, fuel charges, segment fees, and taxes, as well as a proportional share of the monthly management fee and insurance costs. Aggregate incremental cost, if any, of travel by the executive officer’s spouse or guest when accompanying the executive officer for business-related purposes also is included.

All use of our corporate aircraft by our named executive officers in 2016 was consistent with our policy. The amount shown for Mr. Moynihan for use of corporate aircraft reflects the aggregate incremental cost to our company for elements of business- and/or business-development related flights. While we generally do not consider such amounts as compensation to Mr. Moynihan, SEC rules require that we include in the Summary Compensation Table the value of certain flights or portions of certain flights as a perquisite. Under his aircraft time-sharing agreement, during 2016 Mr. Moynihan reimbursed our company for the incremental cost of certain other flights on our corporate aircraft.

The amount shown for Mr. Donofrio as a Tax Equalization represents expatriate tax equalization payments from trailing income (e.g., previously granted TRSUs) related to his temporary assignment to the United Kingdom prior to becoming Chief Financial Officer.

Spouses and guests of named executive officers were invited to our company’s annual strategic planning meeting in November 2016. The table includes any incremental cost to us of any named executive officer’s spouse or guest business-related travel expenses and any other incidental meeting-related expenses.

The table does not include any amounts for personal benefits provided to our named executive officers for which we believe there is no aggregate incremental cost to us, including use of corporate-owned or -leased apartments and vehicles, and travel by spouses or guests on corporate or third-party vendor aircraft and the use of ground transportation and shared lodging when accompanying an executive for a business-related purpose.

Bank of America Corporation 2017 Proxy Statement	50

Executive Compensation

Grants of Plan-Based Awards Table

The following table shows additional information regarding CRSUs, PRSUs, and TRSUs granted to our named executive officers in February 2016 that were awarded for 2015 performance. For information about equity-based awards granted to our named executive officers in February 2017 for 2016 performance, see “Compensation Discussion and Analysis” beginning on page 33.

Grants of Plan-Based Awards in 2016

Name	Award Type	Grant Date	Approval Date	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(2)
				Threshold (#)	Target (#)	Maximum (#)
Brian T. Moynihan	CRSU	2/12/2016	2/10/2016	—	—	—	345,239	4,125,606
	PRSU	2/12/2016	2/10/2016	191,799	575,397	719,246	—	6,875,994
	TRSU	2/12/2016	2/10/2016	—	—	—	230,159	2,750,400
Paul M. Donofrio	PRSU	2/12/2016	2/9/2016	76,587	229,762	287,202	—	2,745,656
	TRSU	2/12/2016	2/9/2016	—	—	—	229,762	2,745,656
Geoffrey S. Greener	PRSU	2/12/2016	2/9/2016	66,666	200,000	250,000	—	2,390,000
	TRSU	2/12/2016	2/9/2016	—	—	—	200,000	2,390,000
Terrence P. Laughlin	PRSU	2/12/2016	2/9/2016	68,651	205,953	257,441	—	2,461,138
	TRSU	2/12/2016	2/9/2016	—	—	—	205,953	2,461,138
Thomas K. Montag	PRSU	2/12/2016	2/9/2016	115,079	345,239	431,548	—	4,125,606
	TRSU	2/12/2016	2/9/2016	—	—	—	345,239	4,125,606

(1)	The number of PRSUs reported above assumes that the performance goal achieved is at threshold, target, or maximum for both the three-year average return on assets and average growth in adjusted tangible book value performance metrics; see “PRSUs to All of the Named Executive Officers” on page 52.
(2)	The number of CRSUs, PRSUs, and TRSUs granted in 2016 was calculated by dividing the original award value determined by our Compensation and Benefits Committee by the average closing price of our common stock for the 10-day period ending on, and including, the grant date. Because the grant date fair value is based on the closing price of our common stock on the grant date ($11.95), the dollar amount of the grant date fair value will differ slightly from the original award value determined by our Compensation and Benefits Committee. For additional information about the applicable assumptions for determining the grant date fair value of restricted stock unit awards, see footnote 5 to the Summary Compensation Table.

EIC Plan Awards. The Executive Incentive Compensation Plan (EIC Plan) allows us to provide annual incentive compensation to our named executive officers that may be deductible by our company without regard to the $1 million deduction limit under Section 162(m) of the Internal Revenue Code. Under the EIC Plan, our stockholders have authorized an annual award for each participant of up to 0.20% of our net income. The Committee selects the participants for each performance year, and can award participants any amount up to the maximum in any combination of cash, restricted stock, or restricted stock units.

The cash awards for performance year 2016 that are shown under the 2016 “Bonus” column in the Summary Compensation Table were made under the EIC Plan for participating named executive officers, which included each named executive officer. The PRSU, CRSU, and TRSU awards for performance year 2015 that are included under the 2016 “Stock Awards” column in the Summary Compensation Table also were made under the EIC Plan for participating named executive officers, which included each named executive officer except Mr. Donofrio.

Equity-based Awards Granted in 2016 for Performance in 2015. The following describes the material terms of the CRSUs, PRSUs, and TRSUs granted to our named executive officers in February 2016 for their performance in 2015:

Clawbacks and Covenants Applicable to All Equity-based Awards

●	Each equity-based award may be forfeited or recouped for detrimental conduct or the violation of anti-hedging/derivative transactions policies

●	Awards also are subject to recoupment (i) under our Incentive Compensation Recoupment Policy, and (ii) under any policies we may adopt to implement final, released, and effective rules implementing Section 954 of the Dodd-Frank Act

51	Bank of America Corporation 2017 Proxy Statement

Executive Compensation

CRSUs (only for Mr. Moynihan)

●	This CRSU award granted in February 2016 vested and paid monthly in cash over 12 months from March 2016 through February 2017, based on the closing price of our common stock as of the 15th day of each month

●	Any unpaid portion of the award was subject to immediate full vesting and payment in case of termination of employment due to death or disability, and would have been forfeited for any other termination reason during the vesting period

PRSUs to All of the Named Executive Officers

●	The PRSUs granted in February 2016 are re-earned based on return on assets (ROA) and growth in adjusted tangible book value (TBV) goals over a three-year performance period from January 1, 2016 through December 31, 2018. The following highlights the performance metrics and goals of these PRSU awards:

●	“Three-year Average ROA” means the average “return on assets” for the three calendar years in the performance period. For this purpose, “return on assets” means our return on average assets determined in accordance with GAAP in effect as of January 1, 2016

●	“Three-year Average Growth in Adjusted TBV” means the average for the three-year performance period of the year-over-year percentage change in “adjusted tangible book value” measured as of December 31 each year. For this purpose, “adjusted tangible book value” will equal our total common stockholders’ equity less the impact of any capital actions approved by the Federal Reserve Board and our company’s Board and taken by our company during the performance period, and less the sum of the carrying value of (i) goodwill, and (ii) intangible assets excluding mortgage servicing rights, adjusted for (iii) deferred tax liabilities directly related to (i) and (ii). These amounts are to be measured using the ending balance as of December 31 each year and determined in accordance with GAAP in effect as of January 1, 2016

●	The awards are equally weighted with 50% based on ROA goals and 50% based on adjusted TBV growth goals. The portion of the PRSUs earned for the performance period depends on the level of our average ROA and adjusted TBV growth. No PRSUs will be earned if results are below the minimum goals. Results above the 33 1⁄3% goal will be interpolated on a straight-line basis between the two nearest goals

Three-year Average ROA (50% Weighting)		Three-year Average Growth in Adjusted TBV (50% Weighting)
Goal	% Earned	Goal	% Earned
Less than 50bps	0%	Less than 5.25%	0%
50bps (threshold)	33 1⁄3%	5.25% (threshold)	33 1⁄3%
65bps	66 2⁄3%	7.00%	66 2⁄3%
80bps (target)	100%	8.50% (target)	100%
100bps (maximum)	125%	11.50% (maximum)	125%

●	Any PRSUs earned for the performance period up to the 100% goal will be settled on March 1, 2019 in shares of our common stock, net of applicable taxes. Any portion of the PRSUs earned above the 100% goal will be settled in shares of our common stock on March 1, 2021

●	Cash dividend equivalents are accrued and paid only if and when the underlying units become vested and payable

●	To encourage sustainable, long-term performance, PRSUs are subject to performance-based cancellation, and payment on a settlement date is specifically conditioned on our company or the applicable lines of business remaining profitable over the performance period. If a loss is determined to have occurred, our Compensation and Benefits Committee, together with key control functions, will review losses and the executive officer’s accountability. The Committee will then make a final determination to either take no action or to cancel all or a portion of the part of the executive officer’s award otherwise payable as of the applicable settlement date. All such determinations will be final and binding

Bank of America Corporation 2017 Proxy Statement	52

Executive Compensation

●	The following chart shows how the PRSUs are treated if a named executive officer terminates employment:

Reason for Termination	Impact on Vesting and Payment Date
Death	Full vesting at the maximum level; immediate payment
Disability	Continue to earn and pay per schedule, subject to return on assets and adjusted TBV performance, covenants,(1) and performance-based cancellation
Involuntary for cause(2)	Cancelled
Involuntary without cause or voluntary	Cancelled, unless eligible for Qualifying Termination
Qualifying Termination(3)

Continue to earn and pay per schedule, provided the executive officer does not subsequently work for a competitive business and annually provides a written certification of compliance and subject to return on assets and adjusted TBV performance, covenants,(1) and performance-based cancellation

(1)	Covenants for vesting purposes are nonsolicitation, detrimental conduct, and compliance with anti-hedging/derivative transactions policies. Awards also are subject to recoupment (i) under our Incentive Compensation Recoupment Policy, (ii) in case of violation of covenants regarding detrimental conduct and anti-hedging/derivative transactions policies, and (iii) any policies we may adopt to implement final, released, and effective rules implementing Section 954 of the Dodd-Frank Act.

(2)	For purposes of these awards, “cause” is generally defined as a termination of an employee’s employment if it occurs in conjunction with a determination that the employee has (i) committed an act of fraud or dishonesty in the course of his employment; (ii) been convicted of (or pleaded no contest with respect to) a crime constituting a felony; (iii) committed an act or omission which causes the employee or Bank of America or its subsidiaries to be in violation of federal or state securities laws, rules or regulations, and/or the rules of any exchange or association of which Bank of America is a member, including statutory disqualification; (iv) failed to perform job function(s), which Bank of America views as being material to his or her position and the overall business of Bank of America Corporation and its subsidiaries under circumstances where such failure is detrimental to Bank of America Corporation or any subsidiary; (v) materially breached any written policy applicable to employees of Bank of America Corporation and its subsidiaries, including, but not limited to, the Bank of America Corporation Code of Conduct and General Policy on Insider Trading; or (vi) made an unauthorized disclosure of any confidential or proprietary information of Bank of America Corporation or its subsidiaries or has committed any other material violation of Bank of America’s written policy regarding Confidential and Proprietary Information.

(3)	A Qualifying Termination means any voluntary or involuntary termination (other than for death, disability, or “cause”) after the executive has met certain specified age and/or service requirements. For most of the named executive officers, the executive must have at least 10 years of service and his or her age and years of service must add up to at least 60. Mr. Montag has a special eligibility standard set forth in his offer letter. Currently, each of the named executive officers, except Mr. Greener, meets the applicable requirements for a Qualifying Termination.

TRSUs to All of the Named Executive Officers

●	The TRSUs granted in February 2016 vest ratably over three years and are payable in shares of our common stock, net of applicable taxes

●	Cash dividend equivalents are accrued and paid only if and when the underlying units become vested and payable

●	Treatment upon termination of employment is substantially the same as for the PRSUs noted above

●	The TRSUs are subject to substantially the same performance-based cancellation as the PRSUs noted above in case of losses during the vesting period

53	Bank of America Corporation 2017 Proxy Statement

Executive Compensation

Year-End Equity Values and Equity Exercised or Vested Table

The following table shows certain information about unexercised options and unvested restricted stock unit awards as of December 31, 2016:

Outstanding Equity Awards as of December 31, 2016

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares/ Units of Stock That Have Not Vested (#)		Market Value of Shares/ Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares/ Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Unearned Shares/ Units of Stock That Have Not Vested ($)(1)
Brian T. Moynihan	200,000	—	53.85	2/15/2017	47,944	(2)	1,059,562	—		—
	166,667	—	42.70	2/15/2018	50,081	(3)	1,106,790	—		—
	—	—	—	—	247,896	(4)	5,478,502	—		—
	—	—	—	—	94,651	(5)	2,091,787	443,673	(6)	9,805,173
	—	—	—	—	230,159	(7)	5,086,514	719,246	(8)	15,895,337
	—	—	—	—	57,540	(9)	1,271,634	—		—
Paul M. Donofrio	65,100	—	53.85	2/15/2017	112,180	(3)	2,479,178	—		—
	26,250	—	42.70	2/15/2018	239,198	(5)	5,286,276	—		—
	—	—	—	—	229,762	(7)	5,077,740	287,202	(8)	6,347,164
Geoffrey S. Greener	—	—	—	—	81,130	(3)	1,792,973	—		—
	—	—	—	—	88,272	(5)	1,950,811	165,510	(6)	3,657,771
	—	—	—	—	200,000	(7)	4,420,000	250,000	(8)	5,525,000
Terrence P. Laughlin	—	—	—	—	31,585	(2)	698,029	—		—
	—	—	—	—	48,979	(3)	1,082,436	—		—
	—	—	—	—	96,977	(4)	2,143,192	—		—
	—	—	—	—	88,272	(5)	1,950,811	165,510	(6)	3,657,771
	—	—	—	—	205,953	(7)	4,551,561	257,441	(8)	5,689,446
Thomas K. Montag	2,102,216	—	30.71	8/4/2018	82,642	(2)	1,826,388	—		—
	—	—	—	—	87,140	(3)	1,925,794	—		—
	—	—	—	—	172,536	(4)	3,813,046	—		—
	—	—	—	—	160,494	(5)	3,546,917	300,926	(6)	6,650,465
	—	—	—	—	345,239	(7)	7,629,782	431,548	(8)	9,537,211

(1)	Value is based on the closing price of our common stock on December 31, 2016, which was $22.10 per share.

(2)	2012 PRSUs (Performance Achieved). Represents restricted stock units issued upon satisfaction of performance above threshold and that were outstanding as of December 31, 2016. These restricted stock units vested and were paid on March 1, 2017. See the description of our company’s performance and satisfaction of the performance measure for the 2012 PRSUs in “Compensation Discussion and Analysis” beginning on page 33.

(3)	2014 TRSUs. This award vested and was paid on February 14, 2017. For Mr. Donofrio and Mr. Greener only, this award was settled in cash.

(4)	2014 PRSUs (Performance Achieved). Represents restricted stock units issued upon satisfaction of performance above threshold and that were outstanding as of December 31, 2016. These restricted stock units vested and were paid on March 1, 2017. See the description of our company’s performance and satisfaction of the performance measures for the 2014 PRSUs in “Compensation Discussion and Analysis” beginning on page 33.

(5)	2015 TRSUs. One-half of the outstanding award vested and was paid on February 13, 2017, and one-half is scheduled to vest and be paid on February 13, 2018. For Mr. Donofrio only, this award is settled in cash.

Bank of America Corporation 2017 Proxy Statement	54

Executive Compensation

(6)	2015 PRSUs (Performance Not Yet Achieved). Vesting is based on our company’s achievement of specific ROA and growth in adjusted TBV goals over a three-year performance period ending December 31, 2017. The number of PRSUs shown in the table above is based on achievement of maximum performance. See the description of the 2015 PRSUs and vesting terms in “Compensation Discussion and Analysis” beginning on page 33.

(7)	2016 TRSUs. One-third of the outstanding award vested and was paid on February 15, 2017, one-third is scheduled to vest and be paid on February 15, 2018, and one-third is scheduled to vest and be paid on February 15, 2019.

(8)	2016 PRSUs (Performance Not Yet Achieved). Vesting is based on our company’s achievement of specific ROA and growth in adjusted TBV goals over a three-year performance period ending December 31, 2018. The number of PRSUs shown in the table above is based on achievement of maximum performance. See the description of the 2016 PRSUs and vesting terms following “Grants of Plan-Based Awards Table” on page 51.

(9)	2016 CRSUs. These vested and were paid on January 15 and February 15, 2017.

The following table shows information regarding the value of restricted stock units vested during 2016:

Stock Vested in 2016

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Brian T. Moynihan	1,265,100	17,261,789
Paul M. Donofrio	398,027	4,756,423
Geoffrey S. Greener	210,486	2,515,308
Terrence P. Laughlin	407,545	5,185,739
Thomas K. Montag	1,404,394	18,221,811

(1)	This column includes the number of CRSUs (Mr. Moynihan only), PRSUs, and/or TRSUs that were settled and paid in cash or stock during 2016. The following number of cash-settled units vested for each of our named executive officers: Mr. Moynihan, 664,327; Mr. Donofrio, 398,027; Mr. Greener, 166,350; Mr. Laughlin, 75,515; Mr. Montag, 392,303.

(2)	The value represents the gross number of shares or units that vested, multiplied by the closing market value of our common stock on the applicable vesting date, and includes any amounts that were withheld for applicable taxes. Shares acquired by our named executive officers are subject to our stock ownership and retention requirements, as applicable. These requirements are discussed in “Compensation Discussion and Analysis” on page 33.

55	Bank of America Corporation 2017 Proxy Statement

Executive Compensation

Pension Benefits Table

The following table provides information regarding the retirement benefits our named executive officers may receive under our defined benefit pension plans in which they participate, all of which have been frozen (meaning that benefits are no longer accruing for compensation or service after the plan freeze date).

Pension Benefits in 2016

Name	Plan Name	Number of Years Credited Service (#)(3)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Brian T. Moynihan	Fleet Legacy Pension Plan(2)	19.25	347,280	0
	Fleet Retirement Income Assurance Plan	19.25	222,687	0
	Fleet SERP	12.75	8,181,398	0
Paul M. Donofrio	Bank of America Legacy Pension Plan(2)	14.00	192,622	0
	Pension Restoration Plan	14.00	425,738	0
Geoffrey S. Greener	Bank of America Legacy Pension Plan(2)	4.75	47,093	0
	Pension Restoration Plan	4.75	689	0
Terrence P. Laughlin	Fleet Legacy Pension Plan(2)	14.08	151,530	0
Thomas K. Montag(4)	N/A	—	—	—

(1)	The value of plan benefits reflects the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which the named executive officer participates. The present value was determined using the same assumptions applicable for valuing pension benefits in our financial statements. See Note—Employee Benefit Plans to the Consolidated Financial Statements for the 2016 fiscal year included in our 2016 annual report on Form 10-K.

(2)	The Bank of America Pension Plan includes the Fleet Legacy Pension Plan and the Bank of America Legacy Pension Plan as component plans.

(3)	The years of credited service for each named executive officer is less than his actual service with us (which at December 31, 2016 was 23.75 years for Mr. Moynihan, 17.58 years for Mr. Donofrio, 9.25 years for Mr. Greener, and 24.42 years for Mr. Laughlin) because the listed plans have been frozen. In addition, Mr. Moynihan’s years of credited service under the Fleet SERP is less than his years of credited service under the pension plan because the Fleet SERP was frozen before the pension plan was frozen.

(4)	Mr. Montag does not participate in any tax-qualified pension plans or restoration or supplemental retirement plans.

The following describes the material features of our pension plans in which the named executive officers participate.

Qualified Pension Plan. During 2016, all of our named executive officers (other than Mr. Montag) participated in one of the legacy components of The Bank of America Pension Plan (Pension Plan). The component plans are cash balance pension plans where notional cash balance accounts grow based on notional credits. As of June 30, 2012, participants no longer receive compensation credits or years of credited service under the Pension Plan.

Participants in the Legacy Fleet component plan continue to receive notional interest credits based on the one-year U.S. Treasury Note yield, subject to a minimum annual rate of 3.25%. Participants in the Legacy Bank of America component plan continue to receive notional interest credits based on the 10-year U.S. Treasury Note yield for their post-2007 accounts and notional investment credits based on selected investment choices for their pre-2008 accounts.

All participating named executive officers are vested under the Pension Plan and can receive their cash balance account in a lump sum, or an actuarial equivalent form of benefit.

Nonqualified Pension Plans and SERPs. During 2016, certain named executive officers participated in one or more of the following:

●	The Bank of America Pension Restoration Plan (Pension Restoration Plan)

●	Retirement Income Assurance Plan for Legacy Fleet (Fleet RIAP)

●	FleetBoston Financial Corporation Supplemental Executive Retirement Plan (Fleet SERP)

The Pension Restoration Plan and Fleet RIAP provide benefits for qualified pension plan participants whose benefits were reduced due to IRS limits. These plans were frozen, along with the corresponding qualified pension plans, effective June 30, 2012. Each participating named executive officer’s nonqualified pension plan benefits are fully vested and payable as either a lump sum or annual installments over a period of up to 10 years beginning in a year after termination (other payment options may be available for legacy benefits).

Mr. Moynihan’s Fleet SERP benefit is equal to a percentage of final average compensation (based on previously-frozen compensation), reduced benefits from the Fleet Legacy Pension Plan, and the Fleet RIAP. Mr. Moynihan’s participation in the Fleet SERP was frozen at his request effective December 31, 2005, and he elected this benefit to be payable as a lump sum payment determined using the actuarial assumptions in effect under the Fleet Legacy Pension Plan in 2005.

Bank of America Corporation 2017 Proxy Statement	56

Executive Compensation

Nonqualified Deferred Compensation Table

The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plans. In 2016, there were no contributions made by us or our named executive officers to these plans.

Nonqualified Deferred Compensation in 2016

Name	Plan Name	Aggregate Earnings in 2016 ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2016 ($)(2)
Brian T. Moynihan	Bank of America Deferred Compensation Plan	49,351	0	417,319
	Fleet Deferred Compensation Plan	171,251	0	1,598,338
	Fleet Executive Supplemental Plan	7,770	0	596,421
Paul M. Donofrio	Bank of America Deferred Compensation Plan	461,761	0	4,313,205
Geoffrey S. Greener	Bank of America Deferred Compensation Plan	30	0	411
Terrence P. Laughlin	Bank of America Deferred Compensation Plan	—	—	—
	Fleet Deferred Compensation Plan	14,943	0	388,506
Thomas K. Montag	Bank of America Deferred Compensation Plan	—	—	—

(1)	The Bank of America Deferred Compensation Plan (formerly known as the Bank of America 401(k) Restoration Plan) allows participants to direct their deferrals among the same investment choices as available under The Bank of America 401(k) Plan. The Fleet Deferred Compensation Plan credits pre-1998 deferrals with interest at an annual rate of 12%, which cannot be changed due to the FleetBoston acquisition. Deferrals made under the plan between 1998 and 2001 are credited with interest at an annual rate of 4% and 2002 deferrals receive interest based on the return for the one-year Treasury Bill. The Fleet Executive Supplemental Plan offered participants the following investment options, which posted the corresponding returns for 2016: Columbia Core Bond Fund, 3.90%; Columbia Large Cap Growth Fund, 1.06%; Invesco Equity & Income Fund, 14.83%; and Stable Value Fund, 2.10%.

(2)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current or prior years:

Name	Amount of 2016 Contributions and Earnings Reported As Compensation in 2016 Summary Compensation Table ($)	Amounts in “Aggregate Balance at December 31, 2016” Column Reported As Compensation in Summary Compensation Tables for Prior Years ($)
Brian T. Moynihan	62,935	624,753
Paul M. Donofrio	0	0
Geoffrey S. Greener	0	0
Terrence P. Laughlin	0	0
Thomas K. Montag	0	0

The following describes the material features of our nonqualified deferred compensation plans in which the named executive officers participate.

Deferred Compensation Plan. Each of our named executive officers is eligible to participate in the Bank of America Deferred Compensation Plan, which is a nonqualified retirement savings plan that allows for deferrals above the IRS limits on qualified plans. Participants may elect to defer up to 50% of base salary and up to 75% of certain eligible incentive awards. Employer contributions made under the plan, if any, when combined with the employer contributions under the 401(k) plan, will not exceed the maximum employer contributions allowable under the 401(k) Plan—$12,500 for matching contributions and $7,500 for annual company contributions. Participants may generally elect to receive their distribution in a lump sum payment or installments payable up to 15 years. Participants are not subject to U.S. federal income tax on amounts that they deferred or any notional investment earnings (based on elections of the same investment options as under the 401(k) Plan) until those amounts are distributed to them, and we do not take a tax deduction on these amounts until they are distributed.

FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2. Mr. Moynihan and Mr. Laughlin have accounts under the FleetBoston Financial Corporation Executive Deferred Compensation Plan No. 2 (Fleet Deferred

57	Bank of America Corporation 2017 Proxy Statement

Executive Compensation

Compensation Plan), which is a nonqualified retirement savings plan. Prior to being closed to deferrals in 2002, participants could defer base salary and certain bonuses under the plan. Participants can elect payments in a lump sum or up to 15 annual installments either on or after termination of employment, but not beyond the year in which the participant turns 65.

FleetBoston Financial Corporation Executive Supplemental Plan. Mr. Moynihan has an account under the FleetBoston Financial Corporation Executive Supplemental Plan (Fleet Executive Supplemental Plan), which is a nonqualified retirement savings plan that allowed deferrals above the IRS limits on qualified plans. This plan was closed to contributions in 2004. Payments are made in a lump sum or up to 15 annual installments beginning in the year of termination of employment or any later year elected by the participant, but not beyond the year in which the participant turns 65.

Potential Payments upon Termination or Change in Control

We do not have any agreements with our named executive officers that provide for cash severance payments upon termination of employment or a change in control. In addition, under our policy regarding executive severance agreements, we will not enter into employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus (as defined under our policy), unless the agreement has been approved by our stockholders.

Potential Payments from Equity-based Awards

Our equity-based awards to our named executive officers include standard provisions that cause awards to vest or be forfeited upon termination of employment, depending on the reason for termination. These provisions for awards granted in 2016 are described in more detail above, and those details can be found for awards granted in prior years in our prior proxy statements.

In general, our awards provide for continued payments on the original schedule after certain types of termination of employment, subject to the following conditions:

●	In case of a “Qualifying Termination” (sometimes referred to in prior years as “Rule of 60”), the award continues to be paid according to the award’s payment schedule if the executive complies with certain covenants, including not working for a competitive business. A Qualifying Termination means any voluntary or involuntary termination (other than for death, disability, or cause) after the executive has met certain specified age and/or service requirements. For most of the named executives officers, the executive must have at least 10 years of service and his or her age and years of service must add up to at least 60. Mr. Montag has a special eligibility standard set forth in his applicable offer letter. Currently, each of the named executive officers, except Mr. Greener, meets the applicable requirements for a Qualifying Termination

●	Awards remain subject to performance-based cancellation prior to payment, and may be cancelled in whole or in part if losses occur. Awards also can be cancelled or recouped if the executive engages in detrimental conduct. Further, under our Incentive Compensation Recoupment Policy, the Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct causes our company to restate its financial statements. Awards also will be subject to any policies we may adopt to implement final, released, and effective rules implementing Section 954 of the Dodd-Frank Act

Awards to our named executive officers under our Bank of America Corporation Key Employee Equity Plan (KEEP) are generally designed to be paid per schedule if an executive’s employment is terminated without “cause” or for “good reason” within two years after a change in control. This change in control treatment is often referred to as “double trigger” vesting, because it requires both (i) a change in control and (ii) a subsequent involuntary termination (either by our company without “cause” or by the executive for “good reason”). Our KEEP does not provide for “single trigger” vesting upon a change in control.

If a named executive officer is terminated for “cause,” our equity-based awards provide that the awards will be forfeited.

The following table shows the value of equity awards that would have been payable, subject to the non-compete or compliance with covenants, as applicable, for a termination of employment as of December 31, 2016. For this purpose, restricted stock units were valued at our closing price as of December 31, 2016, which was $22.10 per share. Stock options were valued at $0 due to the difference between that closing price and the applicable exercise price of the stock options. Due to a number of factors that affect the nature and amount of any benefits provided upon termination of

Bank of America Corporation 2017 Proxy Statement	58

Executive Compensation

employment, any actual amounts paid or distributed may vary from the amounts listed below. Factors that could affect these amounts include the time during the year of any such event and the price of our common stock.

Name	Death	Disability		Termination with Good Reason or Without Cause Within 2 Years Following Change in Control(2)	All Other Terminations Except for Cause
	Payable Immediately ($)	Payable Immediately ($)	Payable per Award Schedule, Subject to Conditions ($)(1)	Payable per Award Schedule, Subject to Conditions ($)	Payable per Award Schedule, Subject to Conditions ($)(1)
Brian T. Moynihan	46,692,769	1,271,634	40,523,665	38,205,861	40,523,665
Paul M. Donofrio	19,190,358	0	19,190,358	17,920,934	19,190,358
Geoffrey S. Greener	17,346,555	0	17,346,555	15,510,001	0	(3)
Terrence P. Laughlin	21,689,161	0	19,773,246	19,007,901	19,773,246
Thomas K. Montag(4)	38,338,240	0	34,929,603	33,656,399	34,929,603

(1)	The conditions for payment include (i) compliance with covenants regarding non-solicitation, detrimental conduct, and compliance with anti-hedging/derivative transactions policies, (ii) the performance-based cancellation described above, and (iii) compliance with the Qualifying Termination conditions described above (other than in case of Disability and excluding Mr. Greener, who does not yet meet the age and service standards required to be eligible for a Qualifying Termination). Where applicable, the table includes the value of PRSUs granted in 2015 and 2016, assuming the maximum number of units are earned, although actual payout is dependent upon the future achievement of specified performance goals. The value of the portions of the 2014 PRSUs that were unearned as of December 31, 2016 is not included because these PRSUs had reached the end of their performance period.

(2)	If, within two years following a change in control, the executive’s employment is terminated by our company without “cause” or by the executive for “good reason,” the executive’s PRSU awards will be immediately earned at the 100% goal level and paid per the original schedule. TRSUs will continue to be paid per the original schedule. Payment of the PRSUs is subject to performance-based cancellation. The definition of “cause” is described in more detail under the “Grants of Plan-Based Awards Table.” The definition of “good reason” for this purpose means (i) a material diminution in the executive’s responsibility, authority, or duty, (ii) a material reduction in the executive’s base salary (with certain exceptions), or (iii) a relocation greater than 50 miles. Certain notice and cure requirements apply in order to claim “good reason.” The definitions of “cause” and “good reason” applicable to Mr. Montag are described in footnote 4 to this table.

(3)	Certain equity-based awards granted to Mr. Greener prior to his appointment as an executive officer provide that he is entitled to continue to be paid per the award schedule if his employment is terminated due to a workforce reduction or divestiture. In the event of such a termination, the value of the equity awards payable as of December 31, 2016 would have been $1,792,973, subject to conditions for payment including compliance with covenants regarding non-solicitation, detrimental conduct, and compliance with anti-hedging/derivative transactions policies.

(4)	Under Mr. Montag’s 2008 offer letter with Merrill Lynch, his equity awards must continue to vest per the vesting schedule, subject to any conditions in the applicable award agreements (other than a non-compete) for any involuntary termination without “cause” or resignation for “good reason.” Mr. Montag’s offer letter defines “cause” as (i) his engagement in (A) willful misconduct resulting in material harm to our company or (B) gross negligence in connection with the performance of his duties; or (ii) his conviction of, or plea of nolo contendere to, a felony or any other crime involving fraud, financial misconduct, or misappropriation of company assets, or that would disqualify him from employment in the securities industry (other than a temporary disqualification). For Mr. Montag, “All Other Terminations Without Cause” includes a resignation by him for “good reason” under his 2008 employment agreement, defined as a resignation following: (i) a meaningful and detrimental alteration in the nature of the executive’s responsibilities or authority; or (ii) a material reduction in the executive’s total annual compensation that is not experienced generally by similarly situated employees.

Other Potential Payments

Following termination of employment, our named executive officers receive payment of retirement benefits and non-qualified deferred compensation benefits under our various plans in which they participate. The value of those benefits as of December 31, 2016 is set forth in the sections above entitled “Pension Benefits Table” and “Nonqualified Deferred Compensation Table.” There are no special or enhanced benefits under those plans for our named executive officers, and all of our named executive officers are fully vested in the benefits discussed in those sections.

We make tax and financial planning advisory services available to our named executive officers during their employment with us. The standard form of this benefit continues through the end of the year in which the executive ceases employment, including preparation of that year’s tax returns. This benefit may continue for an extended term of up to five years if the executive meets the age and service standard for a Qualifying Termination and does not engage in any full-time employment. However, in the case of a termination for cause or if the executive engages in detrimental conduct, the benefit stops immediately.

Bank of America employees who retire and meet the Rule of 60 have access to continued coverage under our group health plan, but the employee generally must pay for the full cost of that coverage on an after-tax basis without any employer subsidy. Under an agreement entered into with Merrill Lynch, Mr. Montag will be able to access non-subsidized retiree medical coverage if he retires, so long as he does not work for or accept another position with a competitor.

59	Bank of America Corporation 2017 Proxy Statement

Proposal 2: Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)

Proposal 3: A Vote on the Frequency of Future Advisory “Say on Pay” Resolutions (an Advisory, Non-binding “Say on Frequency” Resolution)

Proposal 2: Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)

We are seeking an advisory, non-binding vote to approve our executive compensation for 2016 (Say on Pay). At our 2011 annual meeting of stockholders, a majority of stockholders voted to have a Say on Pay vote each year, and subsequently we have conducted an advisory vote on executive compensation annually. In Proposal 3, we ask our stockholders to recommend on an advisory basis how frequently we should provide future advisory Say on Pay votes.

Although the Say on Pay vote is advisory and is not binding on our Board, our Compensation and Benefits Committee will take into consideration the outcome of the vote when making future executive compensation decisions. At the 2016 annual meeting of stockholders, over 93% of the votes cast favored our Say on Pay proposal. The Committee considered this result as well as the previous five years in which our company received greater than 92% support for our Say on Pay vote. In light of this strong support and other factors, the Committee decided to maintain the same overall approach for 2016.

Our Board believes that our current executive compensation program appropriately links compensation realized by our executive officers to our performance and properly aligns the interests of our executive officers with those of our stockholders. The details of this compensation for 2016, and the reasons we awarded it, are described in “Compensation Discussion and Analysis,” starting on page 33.

Our Board recommends that our stockholders vote in favor of the following resolution:

“Resolved, that our stockholders approve, on an advisory basis, the compensation of our company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement.”

Our Board recommends a vote “FOR” approving our executive compensation

(an advisory, non-binding “Say on Pay” resolution) (Proposal 2).

Proposal 3: A Vote on the Frequency of Future Advisory “Say on Pay” Resolutions (an Advisory, Non-binding “Say on Frequency” Resolution)

Section 14A of the Exchange Act provides our stockholders with the opportunity to recommend on an advisory basis how frequently we should conduct future advisory Say on Pay votes on the compensation of our named executive officers. By voting on this Proposal 3, stockholders may tell us whether they would prefer to have an advisory Say on Pay vote each year, every two years, or every three years.

Our Board believes that continuing to conduct an advisory Say on Pay vote annually is the most appropriate policy for our company. This frequency will enable our stockholders to provide timely feedback on our executive compensation program based on the most recent information presented in our proxy statement. An annual advisory vote on executive compensation also is consistent with our practice of having all directors elected annually and providing stockholders the opportunity to ratify the Audit Committee’s selection of our independent registered public accounting firm annually.

Stockholders can choose one of four choices for this Proposal on the proxy card: each year; every two years; every three years; or abstain.

Because this is an advisory vote, the voting results will not be binding on our Board. However, our Board values stockholder opinion and will consider the frequency that receives the most votes when deciding how often to have advisory Say on Pay votes in the future.

Our Board recommends that stockholders vote to have future advisory votes on executive compensation “EACH YEAR” (Proposal 3).

Bank of America Corporation 2017 Proxy Statement	60

Proposal 4: Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2017

Proposal 4: Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2017

Our Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of our independent registered public accounting firm, and is involved in the selection of the firm’s lead engagement partner. The Committee engages in an annual evaluation of the independent public accounting firm’s qualifications, assessing the firm’s quality of service, the firm’s sufficiency of resources, the quality of the communication and interaction with the firm, and the firm’s independence, objectivity, and professional skepticism. The Committee also considers the advisability and potential impact of selecting a different independent public accounting firm.

After assessing the performance and independence of PricewaterhouseCoopers LLP (PwC), our company’s current independent public accounting firm, the Committee believes that retaining PwC is in the best interests of our company. The Committee has appointed PwC as our independent registered public accounting firm to audit the 2017 consolidated financial statements of Bank of America Corporation and its subsidiaries. Although it is not required to do so, our Board is asking stockholders to ratify PwC’s appointment. If our stockholders do not ratify PwC’s appointment, the Committee will consider changing our independent registered public accounting firm for 2018. Whether or not stockholders ratify PwC’s appointment, the Committee may appoint a different independent registered public accounting firm at any time if it determines that such a change is appropriate.

PwC has advised the Committee that it is an independent accounting firm with respect to our company and its affiliates in accordance with the requirements of the SEC and the Public Company Accounting Oversight Board.

Representatives of PwC are expected to be present at our annual meeting, will have an opportunity to make a statement if they choose, and are expected to be available to respond to appropriate stockholder questions.

PwC’s 2016 and 2015 Fees. PwC’s aggregate fees for professional services rendered in or provided for 2016 and 2015, as applicable, were:

	2016	2015
	($ in millions)
Audit Fees	75.7	76.7
Audit-Related Fees	6.2	8.5
Tax Fees	8.0	8.2
All Other Fees	1.8	0.1
Total Fees	91.7	93.5

Audit Fees. Audit fees relate to the integrated audit of our consolidated financial statements, and internal control over financial reporting, including disclosures presented in the footnotes to our company’s financial statements (for example, regulatory capital, among other disclosures). Audit fees also relate to the audit of domestic and international statutory and subsidiary financial statements, the review of our interim consolidated financial statements, the issuance of comfort letters and SEC consents, and services provided in connection with certain agreed-upon procedures and other attestation reports. Audit fees are those billed or expected to be billed for audit services related to each fiscal year.

Audit-Related Fees. Audit-related fees cover other audit and attest services, services provided in connection with certain agreed-upon procedures and other attestation reports, financial accounting, reporting and compliance matters, and risk and control reviews. Fees for audit-related services are those billed or expected to be billed for services rendered during each fiscal year.

Tax Fees. Tax fees cover tax compliance, advisory, and planning services and are those billed or expected to be billed for services rendered during each fiscal year.

All Other Fees. During 2016, All Other Fees consisted primarily of amounts billed or expected to be billed for the company’s engagement of PwC to perform a one-time review of U.K. regulatory reporting processes related to European Market Infrastructure Regulation transaction reporting requirements. During 2015, All Other Fees consisted primarily of amounts billed or expected to be billed by PwC for technical subscription services rendered during each fiscal year.

61	Bank of America Corporation 2017 Proxy Statement

Audit Committee Report

Audit Committee Pre-Approval Policies and Procedures

Our Audit Committee annually pre-approves a list of services that PwC may provide without obtaining the Committee’s engagement-specific pre-approval and sets pre-approved fee levels for such services. The pre-approved list of services consists of audit services, audit-related services, tax services, and all other services. All requests or applications for PwC services must be submitted to members of our corporate audit function or tax function to determine if they are included within the Committee’s pre-approved list of services. The Committee or the Committee chair must specifically approve any type of service that has not been pre-approved. The Committee or the Committee chair must also approve any proposed service that has been pre-approved but has fees that will exceed the pre-approved level. All pre-approvals by the Committee chair must be presented to the full Committee at its next meeting. The Committee or the Committee chair pre-approved all of PwC’s 2016 fees and services.

Our Board recommends a vote “FOR” ratifying the appointment of our independent registered public accounting firm for 2017 (Proposal 4).

AUDIT COMMITTEE REPORT

Our Audit Committee is composed of six Board members. Our Board has determined that all Committee members are independent under the NYSE listing standards, our Categorical Standards, and applicable SEC rules and regulations. Our Board has also determined that all Committee members are financially literate in accordance with NYSE listing standards and qualify as “audit committee financial experts” as defined by SEC rules. The Committee’s responsibilities are stated in a written charter adopted by our Board.

Management is responsible for preparing and the overall reporting process with respect to our company’s consolidated financial statements, and, with the assistance of our company’s internal corporate auditors, for establishing, maintaining, and assessing the effectiveness of our internal control over financial reporting. PricewaterhouseCoopers LLP (PwC), our company’s independent registered public accounting firm, is responsible for planning and conducting an independent audit of our company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board (PCAOB) and for expressing an opinion as to the conformity of these financial statements with accounting principles generally accepted in the United States of America and as to the effectiveness of our internal controls over financial reporting. The Committee’s responsibility is to monitor and oversee these processes.

The Committee annually evaluates PwC’s qualifications, performance, and independence. The Committee also oversees the performance of the corporate audit function managed by our Corporate General Auditor. The Committee has reviewed and discussed with management and with PwC our company’s audited financial statements for the year ended December 31, 2016, management’s assessment of the effectiveness of our company’s internal control over financial reporting, and PwC’s evaluation of our company’s internal control over financial reporting. In addition, the Committee has discussed with PwC the matters that independent registered public accounting firms must communicate to audit committees under applicable PCAOB standards.

The Committee has also discussed and confirmed with PwC its independence from our company, and received all required written disclosures and correspondence required by the PCAOB Ethics and Independence requirements. The Committee has evaluated and concluded the non-audit services provided by PwC to our company do not impair PwC’s independence.

Based on the reviews and discussions referred to above, and discussions with the Committee’s independent disclosure counsel, the Committee recommended to our Board that the audited financial statements for the year ended December 31, 2016 and the related footnotes be included in our company’s annual report on Form 10-K for the year ended December 31, 2016.

Submitted by the Audit Committee of the Board:

Sharon L. Allen, Chair

Pierre J.P. de Weck

Arnold W. Donald

Lionel L. Nowell, III

Michael D. White

R. David Yost

Bank of America Corporation 2017 Proxy Statement	62

Proposals 5-8: Stockholder Proposals

Proposals 5-8: Stockholder Proposals

Proposal 5: Clawback Amendment

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has advised us that he intends to introduce the following resolution:

RESOLVED, shareholders urge our Board of Directors to amend the General Clawback policy to provide that a substantial portion of annual total compensation of Executive Officers, identified by the board, shall be deferred and be forfeited in part or in whole, at the discretion of Board, to help satisfy any monetary penalty associated with any violation of law regardless of any determined responsibility by any individual officer; and that this annual deferred compensation be paid to the officers no sooner than 10 years after the absence of any monetary penalty; and that any forfeiture and relevant circumstances be reported to shareholders. These amendments should operate prospectively and be implemented in a way that does not violate any contract, compensation plan, law or regulation.

President William Dudley of the New York Federal Reserve outlined the utility of what he called a performance bond. “In the case of a large fine, the senior management . . . would forfeit their performance bond. . . . Each individual’s ability to realize their deferred debt compensation would depend not only on their own behavior, but also on the behavior of their colleagues. This would create a strong incentive for individuals to monitor the actions of their colleagues, and to call attention to any issues. . . . Importantly, individuals would not be able to “opt out” of the firm as a way of escaping the problem. If a person knew that something is amiss and decided to leave the firm, their deferred debt compensation would still be at risk.”

The statute of limitations under the FIRREA is 10 years, meaning that annual deferral period should be 10 years.

Please vote to protect shareholder value:

Clawback Amendment — Proposal 5

Our Board recommends a vote “AGAINST” Proposal 5 because:

●	We have already implemented a comprehensive compensation program that encourages long-term, sustainable performance, and appropriate conduct consistent with the highest standards of risk management and legal compliance;

●	We already have implemented strong compensation recovery and stock ownership and retention policies;

●	Compliance is a significant area of focus for our company, and we continue to enhance our company-wide policies and programs to promote and monitor compliance with laws and regulations;

●	Adopting the proposal would inhibit our company’s ability to attract and retain talented executive officers; and

●	93.5% of our stockholders voted against an identical proposal at our 2016 annual meeting.

The proposal requests an amendment of what the proposal calls the “General Clawback policy” to provide for the deferment of our executive officers’ compensation for at least 10 years and the forfeiture of such compensation to pay monetary penalties associated with “any violation of law regardless of any determined responsibility by any individual officer.” Our Board believes that this approach is unnecessary given our company’s existing executive compensation program, which includes multiple “clawback” and cancellation features as well as stock ownership and “hold through retirement” stock retention requirements. Our Board also believes that the proposal is unnecessary due to our company’s ongoing focus on compliance and the substantial efforts our company has undertaken to further enhance our compliance program. In addition, if implemented, the proposal would inhibit our company’s ability to attract and retain talented executive officers.

Our company already encourages long-term performance through clawback and stock retention policies. Our existing compensation programs, which include clawback and cancellation features and stock ownership and retention requirements, are designed to encourage appropriate behavior by our employees, including our executive officers. As discussed in “Compensation Discussion and Analysis” above, our Compensation and Benefits Committee provides compensation opportunities for our executive officers through a competitive, well-governed pay-for-performance program that rewards long-term, sustainable results aligned with our responsible growth strategy and our stockholders’ interests.

63	Bank of America Corporation 2017 Proxy Statement

Proposals 5-8: Stockholder Proposals

Our stockholders have also shown support for our compensation programs through annual Say on Pay votes. At the 2016 annual meeting of stockholders, more than 93% of votes cast supported our say-on-pay proposal.

The design of our executive compensation program includes strong risk management and clawback features that are consistent with regulatory requirements and support our risk management goals. Additionally, the program is designed so that incentive compensation realized over time appropriately reflects the time horizon of the risks taken, encouraging proper conduct and sustainable, long-term performance. These features already provide for cancelling or recouping an employee’s equity awards if the employee engages in “detrimental conduct,” which includes, among other things, illegal activity, breach of a fiduciary duty, and intentional violation or grossly negligent disregard of our company’s policies, rules, and procedures. As such, our existing clawback feature applies to a broader range of behavior than is covered by the proposal, which focuses on monetary penalties associated with violations of law. Certain employees, including our executive officers, are also subject to a performance-based clawback and a policy under which incentive compensation is recouped if the employee’s fraud or intentional misconduct causes our company to restate its financial statements. In addition, our executive compensation arrangements will be subject to risk management and recoupment provisions mandated under the Dodd-Frank Act, once the SEC, NYSE, and the Federal banking regulators have finalized regulations setting forth the requirements for such provisions.

To enhance transparency of our programs and in response to input received in our stockholder engagement, in 2015 we adopted an Incentive Compensation Forfeiture & Recoupment Disclosure Policy. Under this policy (which applies to events occurring on or after January 1, 2016, regardless of the date of the related forfeiture or clawback), we will disclose publicly the aggregate incentive forfeitures or clawbacks recovered from certain senior officers pursuant to these policies, subject to certain privacy, privilege, and regulatory limitations.

Furthermore, our stock ownership and retention requirements already address the underlying objective of this proposal by requiring our chief executive officer to own at least 500,000 shares of company stock and to retain 50% of net after-tax shares received from equity-based awards until one year after retirement. Our other executive officers are required to own at least 300,000 shares of company stock and to retain 50% of net after-tax shares received from equity-based awards until retirement. Our Board believes that these significant deferral, ownership, and retention requirements more effectively address the proposal’s stated objective and create a strong incentive for executive officers to monitor, promote, and protect the long-term value and performance of the company by placing a significant portion of their compensation at risk.

Our company already places significant focus on compliance. Compliance is a key area of focus for our company, and we have implemented and continue to enhance our comprehensive company-wide policies and programs to promote and monitor compliance with applicable laws and regulations. Some of these policies and procedures can be found on our website at http://investor.bankofamerica.com, including our anti-money laundering compliance program, our Servicemembers Civil Relief Act compliance program, and our Corporate Political Contributions Policy Statement. In addition, our Code of Conduct, which also can be found on our website, states that each of our employees is expected to follow the spirit and letter of all laws and regulations. Moreover, the day-to-day activities of our employees are governed by job-specific manuals, policies, and procedures designed to promote compliance at all levels of our company, and we have adopted rigorous employee training programs and internal reporting mechanisms designed to promote compliance with all applicable laws. Our company encourages oversight of its compliance efforts by conducting regular internal cross-functional reviews, and our company is subject to detailed regulatory examinations that review, among other things, our compliance with applicable laws and our adherence to applicable rules, regulations, and standards. In light of our existing clawback and cancellation features, stock ownership and retention requirements, and compliance program, we believe that adopting the requested policy would not contribute in any meaningful manner to our company’s compliance goals.

The proposal would hurt our ability to attract and retain talent. Our Board believes that the proposal, if adopted, could be harmful to our company because adding a program to defer an undefined “substantial portion” of an executive officer’s compensation through some indefinite future date (“no sooner than 10 years after the absence of any monetary penalty”), and authorizing the forfeiture of compensation regardless of the nature or extent of personal responsibility for any penalty that may be assessed would impair our ability to attract and retain talented executive officers. The uncertainty of the deferral term would not allow a potential executive to assess how long his or her compensation would be unavailable, as it is nearly impossible to ascertain when “the absence of any monetary penalty” would commence or end. Also, such policies are not currently in place at peer companies. Adopting this unnecessary and vague policy that inhibits our company’s ability to attract and retain talented executive officers would be detrimental to our company’s long-term business objectives and to our stockholders.

Bank of America Corporation 2017 Proxy Statement	64

Proposals 5-8: Stockholder Proposals

At our 2016 annual meeting of stockholders, an identical proposal was submitted. More than 93.5% of the votes cast at that meeting were against the proposal.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 5).

Proposal 6: Divestiture & Division Study Sessions

Mr. Bartlett C. Naylor, 215 Pennsylvania Avenue S.E., Washington, DC 20003, has advised us that he intends to present the following resolution:

“Resolved, that stockholders of Bank of America urge that:

1. The Board of Directors conduct a series of study sessions, ideally organized and led by an independent director, to address whether the divestiture of all non-core banking business segments would enhance shareholder value, and whether it should divide into a number of independent firms.

2. The Board shall attempt to report publicly on its analysis to stockholders no later than 300 days after the 2017 Annual Meeting of Stockholders, and confidential information may be withheld.

3. In carrying out its evaluation, Board should consider retaining, at reasonable cost, independent legal, investment banking and other third party advisers as the Board determines is appropriate.

For purposes of this proposal, “non-core banking operations” mean[s] operations that are conducted by affiliates other than the affiliate the corporation identifies as Bank of America, N.A. which holds the FDIC Certificate No 3510.”

SUPPORTING STATEMENT

The financial crisis that began in 2008 underscored potentially significant weaknesses in the practices of large, inter-connected financial institutions such as Bank of America. Since the crash, BoA stock fell from $50 in July, 2007, to less than $5 by February, 2009. As of November, 2015, it has not risen above $20 in the eight years since the crash. The crisis revealed that some banks were “too big.” They were “too big to fail,” in which their creditors were guaranteed; they were “too big to jail,” as Attorney General Holder confided that true justice for a mega-bank would lead to grave collateral consequences (leaving shareholder-funded fines as the chief penalty); and they were “too big to manage.” From the disastrous Countrywide acquisition, misrepresentations during the Merrill Lynch acquisition, massive mortgage fraud, a $4 billion account error that festered for years before discovery, our company isn’t exactly the model Peter Drucker envisioned. Even as Wells Fargo labors under investigation for creation of faux accounts, federal figures (at the CFPB) show major complaints by BoA customers. The market agrees: As of Q3, BoA claimed shareholder equity (assets less liabilities) of $268 billion, but the market value was $173 billion. Investors could liquidate the entire firm and net nearly $100 billion. That’s hardly a gold star for management.

This proposal, which should not be seen as prescriptive, merely urges an independent study. Study is the bedrock of all investment decisions, a principle subscribed to by virtually all professional investors. For example, the Ontario Teachers’ Pension Plan states, “Our responsible investing approach includes consideration of a broad range of financial and non-financial factors.” Or take private equity firm Vestar Capital Partners: “We value transparency.”

Surely, Bank of America’s board should consider a study of whether it might more likely be honest with investors, remain on the right side of the law, keep a better account of $4 billion, and face fewer customer complaints under a trimmer organizational structure.

Our Board recommends a vote “AGAINST” Proposal 6 because:

●	Since 2010, our company has changed dramatically by reducing its size, scope of activities, and risk profile; strengthening capital and liquidity; streamlining operations; and enhancing long-term stockholder value through our responsible growth strategy – a strategy that we deliver on using an integrated business model;

●	Our Board believes that our responsible growth strategy, through which we serve our customers on an integrated basis across our eight lines of business, is in the best, long-term interests of our stockholders; and

●	Adopting this proposal is not necessary because our entire Board is already actively involved in the development and implementation of our strategic plan and our Recovery and Resolution Plans, all of which require ongoing analysis of our optimal structure and operations.

65	Bank of America Corporation 2017 Proxy Statement

Proposals 5-8: Stockholder Proposals

The proposal requests that our Board evaluate the divestiture of what the proposal refers to as “non-core banking business segments.” The proposal further requests that our Board study a division of our company into a number of undefined independent firms. Our Board believes that divesting operations or dividing the company along the lines the proposal appears to contemplate would not enhance stockholder value but would in fact damage the value of your investment. Approximately 96% of stockholders voted against a similar proposal from Mr. Naylor at our 2015 annual meeting of stockholders.

In this proxy statement, we’ve described our purpose “to help make financial lives better through the power of every connection.” The proposal disregards the significant progress we have already made in streamlining our organization and operations, and the substantial value we generate for stockholders by delivering on this purpose through our eight integrated lines of business.

Our company is already leaner, stronger, and more focused. Since 2010, we have significantly simplified our company’s organization and divested over $74 billion in non-core operations and assets. Among other things, we have divested dozens of non-core businesses, including interests in other financial institutions, ancillary mortgage businesses, credit card non-core businesses, our international wealth management business, a proprietary trading business, correspondent and wholesale lending businesses, and other non-core operations and assets. Simultaneously, we have trimmed hundreds of billions of dollars in assets from our balance sheet and increased our capital and liquidity. We have reduced the number of legal entities within our organizational structure by 60% since 2011. Further, our illiquid assets have decreased from $104 billion in 2009 to $14 billion in 2016. We have reduced our company’s noninterest expense from $77.1 billion in 2011 to $55 billion in 2016, with plans to further reduce it to $53 billion in 2018. We also recently announced an agreement to divest our credit card business in the United Kingdom—with assets totaling approximately $10.7 billion—which we expect to complete in 2017. We have and will continue to carefully review and adjust our organization to best serve our customers in furtherance of our responsible growth strategy.

We deliver value to our customers and our stockholders as one company. Our Board has been and remains focused on the goal of enhancing long-term stockholder value, not only through streamlining the organization, but also by leveraging the synergies among our company’s business lines and operations. Our Board is deeply involved in overseeing the development of our company’s strategic plan. Our Board-approved strategic plan contemplates that we employ a customer-centric strategy that de-emphasizes monoline product offerings and stresses deepening customer relationships by delivering an industry-leading product mix from across our existing eight business lines. This strategy integrates all our current business segments to forge a cohesive customer-centric experience and an efficient and profitable business model. Under this strategy, we have steadily resolved legacy issues and transformed our company’s operations. As a result, we are more focused on our company’s businesses and are able to use the strength of our company’s balance sheet and market-leading product set to better leverage synergies among our businesses and operations and to deepen relationships with our customers. Execution of our strategic plan produced net income in 2016 of almost $18 billion.

Our integrated model delivers significant benefits for our customers by providing: efficient access to capital through global investment banking, corporate advisory services and research expertise; access to a full suite of banking products and capabilities; and retirement and benefit services. Our model also delivers significant benefits for our stockholders through the diversification of our business mix, our diversified funding advantages, revenue synergies across the businesses, and expense synergies through shared infrastructure costs. Our Board believes it would not be in stockholders’ best interests to surrender these competitive and strategic advantages by divesting or dividing operations as suggested by this proposal.

Our Board is already actively involved in the development and implementation of our strategic business plan and our Recovery and Resolution Plans. Our Board annually reviews and approves our company’s strategic plan, which includes an assessment of the eight business lines and an evaluation of initiatives to enhance long-term stockholder value in the context of changing economic, competitive, regulatory, and business circumstances. This review encompasses an assessment of which businesses and assets support our company’s long-term responsible growth strategy and create synergies that facilitate a cohesive customer-centric experience and an efficient and profitable business model, and which businesses and assets would better return value to stockholders through discontinuance or divestiture.

Bank of America Corporation 2017 Proxy Statement	66

Proposals 5-8: Stockholder Proposals

For example, as part of its strategic plan review in recent years, our Board reviewed, among other things, our company’s industry, competitors, regulatory considerations, capital and liquidity, stockholder value drivers, and strategic business plan. This review holistically examined whether our company’s current business model and responsible growth strategy is in the best interests of our stockholders or whether alternative business models and strategies, such as the divestiture or division suggested in the proposal, would be in our stockholders’ best interests. Following completion of that review, our Board approved our company’s strategic plan, determining that stockholders would be better served by continuing to operate our company’s current eight business lines and not taking the divestiture or division actions set forth in the proposal.

In addition, as part of the Recovery Plan and Resolution Plan we are required by law to develop for regulatory review, our Board already analyzes potential divestiture options in the context of both stable and financially distressed conditions. These options have been described in the public executive summary of the Resolution Plan and are already publicly available on the website of the Board of Governors of the Federal Reserve.

Our Board routinely analyzes the appropriate organizational structure and business model to implement our company’s strategies. Our Board has determined that our responsible growth strategy, as implemented through our eight lines of business, is the best business model for delivering value to customers and stockholders. We believe that our current strategy, under our Board’s oversight, and the specific actions we have taken to streamline and strengthen our company are appropriate and effective. Conducting an unnecessary evaluation of divestitures or a division of the company as requested in the proposal would not be in the best interests of our stockholders.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 6).

Proposal 7: Independent Board Chairman

Mr. Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, NY 11021, has advised us that he intends to present the following resolution:

Proponent’s Statement

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next CEO transition, implemented so it does not violate any existing agreement. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chair. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar reversed itself by naming an independent board chairman in October 2016. Caterpillar had opposed a shareholder proposal for an independent board chairman as recent as its June 2016 annual meeting. Wells Fargo also reversed itself and named an independent board chairman in October 2016.

According to Institutional Shareholder Services 53% of the Standard & Poors 1,500 firms separate these 2 positions — “2015 Board Practices,” April 12, 2015. This proposal topic won 50%-plus support at 5 major U.S. companies in 2013 including 73%-support at Netflix.

It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas, priorities and procedures, the Chairman is critical in shaping the work of the Board.

A board of directors is less likely to provide rigorous independent oversight of management if the Chairman is also the CEO, as is the case with our Company. Having a board chairman who is independent of management is a practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.”

67	Bank of America Corporation 2017 Proxy Statement

Proposals 5-8: Stockholder Proposals

A number of institutional investors said that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a company’s board should be chaired by an independent director, as does the Council of Institutional Investors. An independent director serving as chairman can help ensure the functioning of an effective board.

Please vote to enhance shareholder value:

Independent Board Chairman — Proposal 7

Our Board recommends a vote “AGAINST” Proposal 7 because:

●	The Board should retain the flexibility affirmed by the stockholder vote in 2015 to determine the most effective leadership structure based on applicable circumstances and needs;

●	Our Board leadership structure and governance practices provide strong independent Board oversight;

●	The Board regularly evaluates and reviews the Board’s leadership structure;

●	The Board regularly seeks and considers feedback from stockholders; and

●	There is no conclusive evidence demonstrating that an independent Chairman ensures superior governance or performance, and Board flexibility to determine the optimal leadership structure is the norm at other large companies.

The Board should retain the flexibility affirmed by the stockholder vote in 2015 to determine the most effective leadership structure based on applicable circumstances and needs. At a special meeting in September 2015, a majority of votes cast by Bank of America stockholders voted to ratify bylaw amendments granting the Board the flexibility to determine the Board’s leadership structure, including appointing an independent Chairman, or appointing a Lead Independent Director when the Chairman is not an independent director. The Board agrees with the view endorsed by stockholders less than two years ago; this flexibility allows the Board to determine the Board leadership structure best suited to the company and the Board’s then-existing needs and circumstances to protect and enhance long-term stockholder value.

No single leadership model is universally or permanently appropriate in all circumstances. In deciding whether an independent Chairman or a Lead Independent Director is right for the company at a particular time, the choice should be contextual rather than mechanical, tailored to the then-present needs and opportunities of the company; the Board, in fulfilling its fiduciary duties, should not be prevented from selecting the individual it believes is most qualified and capable to act as Chairman. It is the Board’s independence, experience, and judgment in exercising their fiduciary duties upon which our stockholders rely to protect their interests. The proposal would inhibit the Board’s ability to utilize this experience, knowledge and insight, together with ongoing feedback from stockholders, to make well-informed decisions regarding its leadership structure.

Our Board leadership structure and governance practices provide strong, independent Board oversight. Our Board is committed to strong, independent Board leadership and views the provision of independent, objective oversight as central to effective Board governance and to serving the best interests of the company and our stockholders. The Board believes that independent board oversight involves not only having a properly defined independent board leader, such as a strong Lead Independent Director when the Chairman is the CEO, but also having fulsome governance structures that promote active oversight. Our Board embraces multiple interlinked practices to provide that the Board as a whole functions effectively and provides robust independent oversight. These include:

●	Regular reviews of our Board leadership structure and governance practices, taking into account contemporaneous stockholder and stakeholder perspectives;

●	A robust, well-defined and transparent Lead Independent Director structure that applies when our Chairman is not an independent director, with extensive powers and responsibilities. The Lead Independent Director position is formalized in our Corporate Governance Guidelines and regularly reviewed. These comprehensive duties give our Lead Independent Director significant authority with respect to the operation and functioning of the Board. These authorities are described in more detail on page 14 of this proxy statement;

Bank of America Corporation 2017 Proxy Statement	68

Proposals 5-8: Stockholder Proposals

●	Active leadership, involvement and influence by the Lead Independent Director, including through regular meetings in executive session of our independent directors outside the presence of management, with the Lead Independent Director presiding and developing topics of discussion, regular discussions with our CEO and the other independent directors in between Board meetings, meeting with members of management at least quarterly, having regular calls with our primary bank regulators, and playing a central role in overseeing and participating in stockholder engagement efforts;

●	Diverse, experienced, and skilled directors, all of whom are independent aside from the CEO. An independent director chairs each standing committee of the Board, and each such committee consists entirely of independent directors. This approach empowers and entrusts our independent directors with oversight of critical issues within the purview of these committees; and

●	Board and committee self-evaluation and thoughtful director succession practices. Nine new independent directors have joined our Board since the 2012 annual meeting, and the average tenure of our director nominees is 5.6 years, well below the 8.3-year S&P 500 average.

We believe these practices, taken together with our Board’s other governance routines, provide for strong, independent Board leadership and effective engagement with, and oversight of, management.

The Board regularly evaluates and reviews the Board’s leadership structure. The Board evaluates and reviews the Board’s leadership structure at least annually to determine what, if any, changes are appropriate based on the Board and company’s then-existing needs and circumstances, and based on feedback from stockholders and other stakeholders. If at any time the Board’s review of its leadership structure resulted in the conclusion that an independent Chairman is in the best interests of our stockholders based on the company’s needs and circumstances at that time, the Board would appoint one because the stockholders have granted the Board the authority to make those decisions. The Board’s evaluation process is described in more detail on page 16 of this proxy statement.

The Board regularly seeks and considers feedback from stockholders. Our Board and management have a demonstrated record of engaging with our stockholders and soliciting their input on important matters, including with respect to stockholder views on Board leadership and other topics of interest. Our Board engages in year-round communication with stockholders, and in 2016, the Lead Independent Director and other directors met with key stockholders representing 25% of our shares outstanding. At six meetings of the Board, five meetings of the Corporate Governance Committee, and three meetings of the Compensation and Benefits Committee in 2016, management and independent directors presented information about the company’s stockholder engagement activities, including input from stockholders. The Board, Corporate Governance Committee, and Compensation and Benefits Committee have used this input to inform reviews of, among other things, corporate governance policies and processes, ESG activities, and proxy statement disclosures. The Board recognizes that certain stockholders prefer an independent chairman at all companies at all times and are therefore likely to support the proposal. Based on our engagement meetings, however, far more stockholders have expressed a belief that the Board should continue to have the flexibility to determine the Board’s leadership structure based on the company’s needs and circumstances at any given time.

There is no conclusive evidence demonstrating that an independent Chairman ensures superior governance or performance, and Board flexibility to determine the optimal leadership structure is the norm at other large companies. While the Board recognizes different points of view and philosophies about which leadership structure leads to the best operational or governance results, the existing empirical data concerning the impact of board leadership on stockholder value do not conclusively establish any correlation between separation of the chairman/CEO roles and superior corporate governance or performance. According to the most recent surveys reported by the Spencer Stuart Board Index, only 27% of the chairmen of S&P 500 companies are independent; most (52%) of the chairmen of S&P 500 companies are also the current CEOs; and only 4% of S&P 500 companies have adopted a formal policy eliminating Board flexibility to mandate separation of the chairman/CEO positions. Thus, adopting the formal policy set forth in the proposal would place the company in the extreme minority of S&P 500 companies. The Board believes that a one-size-fits-all policy mandating an independent chairman is not in the best interest of our stockholders. Our stockholders supported this view at the special meeting less than two years ago and voted to provide the Board with the flexibility to determine the most effective leadership structure. Regardless of the statistics, however, the Board is committed to regularly reviewing its leadership structure and Board practices and to exercising its discretion responsibly.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 7).

69	Bank of America Corporation 2017 Proxy Statement

Proposals 5-8: Stockholder Proposals

Proposal 8: Report Concerning Gender Pay Equity

James and Anne D. Blaine, c/o Baldwin Brothers, Inc., 204 Spring Street, Marion, MA 02738, have advised us that they intend to introduce the following resolution:

Whereas:

The median income for women working full time in the United States is reported to be 79 percent of that of their male counterparts. This 10,800 dollar disparity can add up to nearly half a million dollars over a career. The gap for African American and Latina women is wider at 60 percent and 55 percent respectively. At the current rate, women will not reach pay parity until 2059.

A 2016 Glassdoor study finds an unexplained 6.4 percent gender pay gap in the financial industry after statistical controls, among the highest of industries examined. Data from the Bureau of Labor Statistics reveals female financial advisors faced a 61.3 percent pay gap in 2014, the widest of occupations reviewed.

Women make up over half of entry level positions in finance, yet a 2016 Oliver Wyman study finds it will take until 2048 to reach 30 percent female executive committee representation. Mercer finds female executives are 20 to 30 percent more likely to leave financial services than other careers.

At Bank of America, approximately 56 percent of our U.S. employees are women, but women account for only 34 percent of leadership.

A large body of evidence suggests diversity in leadership leads to better performance. McKinsey & Company states, “the business case for the advancement and promotion of women is compelling” and has found companies with highly diverse executive teams boasted higher returns on equity, earnings performance, and stock price growth. Best practices to address this underleveraged opportunity include “tracking and eliminating gender pay gaps.”

Mercer finds actively managing pay equity “is associated with higher current female representation at the professional through executive levels and a faster trajectory to improved representation.”

Regulatory risk exists as the Paycheck Fairness Act pends before Congress. The Equal Employment Opportunity Commission has proposed rules requiring wage gap reporting. California, Massachusetts, New York, and Maryland have passed some of the strongest equal pay legislation to date.

The Wall Street Journal reports, “Research attributes salary inequalities to several factors—from outright bias to women failing to ask for raises.” A Harvard University economist concluded the gap stems from women making less in the same jobs. As much as 40 percent of the wage gap may be attributed to discrimination.

S&P 500 companies including Intel, Apple, and eBay have publically reported and committed to gender pay equity.

Resolved: Shareholders request Bank of America prepare a report by October 2017 (omitting proprietary information, prepared at reasonable cost) on the Company’s policies and goals to reduce the gender pay gap.

The gender pay gap is defined as the difference between male and female earnings expressed as a percentage of male earnings (Organization for Economic Cooperation and Development).

Supporting Statement: A report adequate for investors to assess Bank of America’s strategy and performance would include the percentage pay gap between male and female employees across race and ethnicity, including base, bonus and equity compensation, policies to address that gap, methodology used, and quantitative reduction targets.

Our Board recommends a vote “AGAINST” Proposal 8 because:

●	Our company is committed to fairly and equitably compensating all of our employees and maintains robust policies and practices to reinforce our commitment;

●	On an annual basis, we disclose detailed information regarding the diversity of our global workforce and other human capital management practices;

●	Gender equality is a widely recognized focus for our company and a reflection of our company values;

●	Our company is currently a leader in the financial services industry with regard to female representation; and

●	Our company promotes gender wage equity internally and externally through our recruiting initiatives, workplace policies and assessments, and partnerships.

Bank of America Corporation 2017 Proxy Statement	70

Proposals 5-8: Stockholder Proposals

The proposal requests the preparation of a report on our company’s policies and goals to reduce the gender pay gap. As described below, our Board believes preparing such a report is unnecessary in light of the annual disclosures regarding the diversity of our global workforce already made in our published Business Standards Report (BSR) and Environmental, Social, and Governance (ESG) Addendum. We believe the company maintains strong policies and practices supporting gender equality and has been transparent in its efforts to foster gender pay equity – earning widespread recognition as an industry leader.

Our company is committed to fairly and equitably compensating all of our employees and maintains robust policies and practices to reinforce our commitment. Employees are compensated for the role performed and for performance achieved. Our human resources team, company leadership, and Board have established policies and practices that are appropriate in light of our company’s size and the diverse nature of our business to help guide pay decisions accordingly. Among other steps, we have implemented procedures to monitor and manage these policies and practices, to avoid unconscious bias, and to identify and address outliers so that our pay practices are fair and consistently applied. We utilize a robust inspection process with an independent consulting firm for gender wage equity, which gives us the opportunity to make appropriate pay adjustments before year-end compensation decisions are made.

On an annual basis, we disclose detailed information regarding the diversity of our global workforce and other human capital management practices. Since 2015, Bank of America has published a BSR and an ESG Addendum disclosing detailed information about our global workforce. These reports, which we plan to continue to publish annually, include comprehensive reviews of the company’s employee demographics, diversity and inclusion efforts, professional growth and development programs, performance management processes for rewarding performance that balances risk and reward, as well as our compensation plan and governance strategies for hourly, mid-level, and senior employees. More specifically, the ESG Addendum discloses company statistics on our global workforce by gender and ethnicity, including breakdowns by region and job category. We believe that, together, the BSR and ESG Addendum provide information that is more comprehensive for stockholders than the analysis requested in this proposal. For copies of the current BSR and ESG Addendum, and for more information about Bank of America’s gender and other diversity initiatives, please visit our website at http://investor.bankofamerica.com.

Gender equality is a widely recognized focus for our company and a reflection of our company values. Our company has been repeatedly recognized for its commitment to and support of gender equality. For example, we were recently recognized in the 2017 Bloomberg Financial Services Gender-Equality Index (BFGEI) as a leader in financial services gender equality. The index highlighted the representation of women at all levels of our company, our leading talent development and benefit programs, our gender-conscious product offerings for clients, and our active support and engagement on gender equality issues in local communities we serve. Our scores in the BFGEI increased from 2016, when we were also named a leader in the inaugural index. Similarly, the National Association for Female Executives included Bank of America on its 2016 list for Top Companies for Executive Women based on women’s advancement, including succession planning, support programs, and work-life balance programs. Moreover, our women’s networks (Leadership, Education, Advocacy & Development (LEAD) for Women, the Global Banking and Markets Women’s Leadership Council, and Women in Technology and Operations) won the 2016 Women in Banking & Finance “Team Diversity” Award. These three networks play an essential role in building our culture, developing role models, connecting women with leaders across our company, and supporting our efforts to recruit diverse talent. Our company was also recently recognized as a Winning “W” Company by 2020 Women on Boards, a nonprofit grassroots campaign committed to increasing the percentage of women who serve on company boards by 20% or greater by the year 2020. Likewise, Euromoney recently named Bank of America the World’s Best Bank for Diversity, reflecting our company’s strategy to serve customers, clients, and stockholders through the power of a diverse, global workforce.

Our company is currently a leader in the financial services industry with regard to female representation. We significantly outpace industry benchmarks for female representation. As published in our 2015 BSR and ESG Addendum, 52% of our global workforce is women, including 38% of the executive team, which is more than double the average among other Fortune 500 companies (14%) and the industry benchmark reported in the Oliver Wyman Women in Financial Services 2016 report (16%). Additionally, our female Board representation is currently 29%, which is significantly higher than the industry benchmark of 20% reported in the Oliver Wyman study. Our female representation also outnumbers the industry statistics cited in a 2016 Mercer study, which reported the financial services industry was made up of 15% female executives and 26% of female senior managers. Our data for executive, senior level officials and managers is well above both measures, at 32%. Furthermore, the Mercer study shows that the industry has 37% female managers, while our company has 49% female first/mid-level officials and managers.

71	Bank of America Corporation 2017 Proxy Statement

Proposals 5-8: Stockholder Proposals

Our company promotes gender wage equity internally and externally through our recruiting initiatives, workplace policies and assessments, and partnerships. Our company is committed to increasing our employee diversity and creating an environment where all employees can be successful and thrive. We regularly consider issues facing women in the workplace and continue to enhance programs and practices to address these issues so that women can make meaningful contributions within our company. For example:

●	In 2016, we joined Paradigm for Parity, a coalition committed to achieving gender parity across all levels of corporate leadership. As one of the first signatories from the financial services industry to this coalition, Bank of America has pledged to tackle tough management tasks such as reducing unconscious bias in the workplace, increasing the number of women in top roles in the near term (before reaching parity in 2030), and holding ourselves accountable with regular progress reports.

●	We have programs and partnerships to develop talented women at all levels of our organization. Our targeted campus recruiting initiatives have placed women in nearly 40% of our intern and full-time classes. Additionally, our Global Women’s Conference brings together top female leaders from around the world to learn about leadership, mobility, advancement, family, and community. These values are also reinforced through our programs such as LEAD for Women, Investing in Women’s Leadership Council, Women’s Leadership Forum, and Power of 10.

●	We have implemented progressive workplace policies, including our recently announced extension to paid parental leave, which gives employees 16 weeks of paid parental leave – maternity, paternity, and adoption – to support our employees as they assume the additional responsibilities of parenting.

●	Our CEO chairs our Global Diversity & Inclusion Council, which is comprised of our senior leaders around the world. The council partners with our businesses across regions to develop our diversity and inclusion strategy, promote recruitment of diverse talent, and manage our diversity sponsorships and strategic alliances.

In light of our demonstrated and well-recognized commitment to fair and equitable compensation of our employees, as well as our engagement in and commitment to increasing gender diversity at our company, we believe that the report requested under the proposal is not necessary.

Accordingly, our Board recommends a vote “AGAINST” this proposal (Proposal 8).

Stockholder Proposals for our 2018 Annual Meeting

Stockholder proposals submitted for inclusion in the proxy statement for our 2018 annual meeting must comply with applicable requirements and conditions established by the SEC, including Rule 14a-8 of the Exchange Act, and must be received by our Corporate Secretary no later than the close of business on November 15, 2017.

Pursuant to our proxy access Bylaw provision, one, or a group of up to 20 stockholders who, in aggregate, own continuously for at least three years, shares of our company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in our proxy materials director nominees constituting up to 20% of our Board, provided that the stockholder(s) and the nominee(s) satisfy the requirements in our Bylaws. Notice of proxy access director nominees must be received by our Corporate Secretary at the address below no earlier than October 16, 2017 and no later than the close of business on November 15, 2017, assuming we do not change the date of our 2018 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2017 annual meeting.

If you would like to submit a matter for consideration at our 2018 annual meeting (including any stockholder proposal not submitted under Rule 14a-8 or any director nomination) that will not be included in the proxy statement for that annual meeting, it must be received by our Corporate Secretary no earlier than the close of business on December 27, 2017 and no later than the close of business on February 10, 2018, assuming we do not change the date of our 2018 annual meeting by more than 30 days before or 70 days after the anniversary date of our 2017 annual meeting. Any matter must comply with our Bylaws.

All stockholder proposals must be received by our Corporate Secretary at Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255 by the applicable dates specified above.

Bank of America Corporation 2017 Proxy Statement	72

Voting and Other Information

Voting and Other Information

Who Can Vote. Only holders of record at the close of business on March 2, 2017 (the record date) will be entitled to notice of and to vote at our annual meeting. As of March 2, 2017, the following shares were outstanding and entitled to vote:

Shares	Number of Shares Outstanding and Entitled to Vote
Common Stock	10,011,942,815
Series B Preferred Stock	7,110
Series 1 Preferred Stock	3,275
Series 2 Preferred Stock	9,967
Series 3 Preferred Stock	21,773
Series 4 Preferred Stock	7,010
Series 5 Preferred Stock	14,056

Each share of our common stock and Series B Preferred Stock is entitled to one vote. Each share of the Series 1 to 5 Preferred Stock is entitled to 150 votes. All stockholders vote together without regard to class, except as otherwise required by law.

In accordance with Delaware law, for the 10 days prior to our annual meeting, a list of registered holders entitled to vote at our annual meeting will be available for inspection in the Office of the Corporate Secretary, Bank of America Corporation, Hearst Tower, 214 North Tryon Street, NC1-027-18-05, Charlotte, North Carolina 28255. The list will also be available at our annual meeting.

Voting Information for Registered Holders. If you are a registered holder, meaning that you hold our stock directly (not through a bank, broker, or other nominee), you may vote in person at our annual meeting or by submitting your proxy by:

●  Internet: going to www.envisionreports.com/BAC and following the online instructions. You will need information from your Notice of Internet Availability or proxy card, as applicable, to submit your proxy

●  Telephone: calling the phone number located on the top of your proxy card and following the voice prompts. You will need information from your proxy card to submit your proxy

●   Mail (if you received your proxy materials by mail): marking your vote on your proxy card, signing your name exactly as it appears on your proxy card, dating your proxy card, and returning it in the envelope provided

To be counted, your proxy must be received before the polls close at our annual meeting. All shares represented by valid proxies that we receive through this solicitation, and that are not revoked, will be voted according to your voting instructions. If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with our Board’s recommendations. If other matters properly come before our annual meeting the proxies will vote on these matters.

You may revoke your proxy and change your vote at any time before the voting polls close at our annual meeting by submitting a properly executed proxy of a later date, a written notice of revocation (of your previously executed proxy) sent to our Corporate Secretary, or a vote cast in person at our annual meeting (however, attending the meeting without voting will not revoke a proxy).

Voting Information for Beneficial Owners. If you are a beneficial owner, meaning that you hold our stock in the name of a bank, broker, or other nominee (commonly referred to as holding shares in “street name”), you should have received these proxy materials from your bank, broker, or other nominee by mail or email with information on how to submit your voting instructions, including by:

●   Internet: going to www.proxyvote.com and following the online instructions

●   Telephone: calling the phone number located on the top of your voting instruction form (VIF) and following the voice prompts

●   Mail (if you received your proxy materials by mail): marking your vote on your VIF, signing your name exactly as it appears on your VIF, dating your VIF, and returning it in the envelope provided

Voting by telephone and the Internet ends at 11:59 p.m. Eastern Time on April 25, 2017. As a beneficial owner, if you do not provide voting instructions to your bank, broker, or other nominee, your shares will be treated as a “broker non-vote” with respect to Proposals 1 to 3 and 5 to 8, and may be voted in the discretion of your bank, broker, or other nominee solely on Proposal 4 as described under “Votes Required” on the next page. To change any of your previously provided voting instructions, or if you have questions about voting your shares, please contact your bank, broker, or other nominee directly.

You may revoke any voting instructions you provided by following the specific directions from your bank, broker or other holder of record to change or revoke any voting instructions you have already provided. Alternatively, you may vote your shares by ballot at the meeting if you obtain a legal proxy from your bank, broker, or other holder of record and present it at the meeting.

73	Bank of America Corporation 2017 Proxy Statement

Voting and Other Information

Employee Voting. If you participate in The Bank of America 401(k) Plan, The Bank of America Transferred Savings Account Plan, the Merrill Lynch Employee Stock Purchase Plan (ML ESPP), or the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, and your plan account has investments in shares of our common stock, you must provide voting instructions to the plan trustee (by the Internet, telephone, or proxy card) for your shares to be voted according to your instructions. Each plan participant’s voting instructions will also direct the trustee to vote any unvoted shares in the same ratio as the shares for which voting instructions have been received by the trustee, unless contrary to law and except for participants in the ML ESPP. If you participate in the ML ESPP, your shares cannot be voted unless you provide voting instructions to the ML ESPP trustee. Your voting instructions to the plan trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the foregoing plans is Tuesday, April 25, 2017, at 8:00 a.m., Eastern time. You will not be able to submit voting instructions or change prior voting instructions after this deadline.

Donation to Special Olympics. To express our appreciation for your participation, Bank of America will make a $1 donation to Special Olympics on behalf of every stockholder account that votes. “Householded” accounts for beneficial owners will be administered as a single account. Our long-standing support of Special Olympics reflects our belief that diverse and inclusive communities are stronger communities. For more information on “householding,” see “Eliminating Duplicative Proxy Materials through ‘Householding’” on the next page.

Shares Required to Hold our Annual Meeting. In order to hold our annual meeting, a quorum representing holders of a majority of the voting power of our common stock, the Series B Preferred Stock, and the Series 1 to 5 Preferred Stock must be present in person or represented by proxy. We intend to include as present: shares present in person but not voting; shares for which we have received proxies but for which holders have abstained from voting; and shares represented by proxies returned by a bank, broker, or other nominee holding the shares.

Votes Required

Proposals for Your Vote	Votes Required	Effect of Abstentions	Effect of Broker Non-Votes
Proposal 1: Electing Directors	Majority of votes cast	No effect	No effect
Proposal 2: Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	Majority of votes cast	No effect	No effect
Proposal 3: A Vote on the Frequency of Future Advisory “Say on Pay” Resolutions (an Advisory, Non-binding “Say on Frequency” Resolution)	Majority of votes cast	No effect	No effect
Proposal 4: Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2017	Majority of votes cast	No effect	Brokers have discretion to vote
Proposals 5-8: Stockholder Proposals	Majority of votes cast	No effect	No effect

●	Proposal 1: Electing Directors. Our Bylaws provide that a nominee for director in an uncontested election will be elected to our Board if the votes cast for the nominee’s election exceed the votes cast against his or her election. Abstentions from voting and broker non-votes are not treated as votes cast and are not counted for purposes of determining the election of directors. If a nominee does not receive the required votes for election at our annual meeting, our Board, with the assistance of our Corporate Governance Committee, will consider whether to accept the director’s offer of resignation, which is required to be tendered under our Corporate Governance Guidelines. Our Board will publicly disclose its decision regarding the resignation and the basis for its decision within 90 days after election results are certified.

●	Other Proposals. Approval of Proposals 2 and 4 through 8 requires the votes cast in favor of each such proposal to exceed the votes cast against the proposal. For Proposal 3, there are four choices for stockholders: each year, every two years, every three years, and abstain. The choice that receives the majority of votes cast will be considered approved. As an advisory vote, our Board will consider the frequency that receives the most votes in determining whether to have an advisory “say on pay” vote each year, every two years or every three years. Abstentions from voting and broker non-votes (excluding Proposal 4, for which brokers have discretion to vote) are not treated as votes cast and are not counted in determining the outcome of any of these proposals.

Bank of America Corporation 2017 Proxy Statement	74

Voting and Other Information

Cost of Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use our directors or employees to solicit proxies either personally or by telephone, facsimile, mail, or email. None of these directors or employees will receive any additional or special compensation for soliciting proxies. In addition, we have agreed to pay Georgeson LLC and Morrow Sodali LLC each $19,500, plus expenses to assist us in soliciting proxies from banks, brokers, and other nominees. We also will reimburse banks, brokers, and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners of our stock.

Eliminating Duplicative Proxy Materials through “Householding”. We deliver a single proxy statement and annual report with separate proxy cards, or separate Notices of Internet Availability, to multiple registered holders who share an address, unless we receive other instructions. If (i) you and another registered holder share an address and each receive paper copies of our proxy materials and wish to receive only one paper copy or (ii) you share an address with another registered holder, received a single set of our proxy materials, and would like to receive separate copies, you may request a change in delivery preferences by contacting our transfer agent, Computershare Trust Company, N.A., at P.O. Box 43078, Providence, Rhode Island 02940-3078; toll-free 800-642-9855; or www.computershare.com/bac. If you are a beneficial owner and receive multiple copies of our proxy materials and you would like to receive only one copy, or if you and another stockholder receive only one copy and would like to receive multiple copies, contact your bank, broker, or other nominee.

Attending our Annual Meeting. All holders of our common stock, Series B Preferred Stock, and Series 1 to 5 Preferred Stock as of the record date (March 2, 2017) and persons holding valid proxies from such stockholders are invited to attend our annual meeting. To gain entrance to the meeting, you must present valid, government-issued photo identification and the following:

●	Registered holders (one of the following):
●	the admission ticket attached to the top of your proxy card or made available by visiting www.envisionreports.com/BAC and following the instructions provided; or
●	your Notice of Internet Availability

●	Beneficial owners (one of the following):
●	the admission ticket made available by visiting www.proxyvote.com and following the instructions provided; or
●	a letter from your bank or broker or a brokerage statement evidencing ownership of shares of Bank of America stock as of the record date

●	Persons holding valid proxies (one of the following):
●	a proxy from a registered holder–a written legal proxy granted to you and signed by the registered holder; or
●	a proxy from a beneficial owner–a written legal proxy granted by the brokerage firm or bank holding the shares to the beneficial owner, in assignable form, and a written legal proxy granted by the beneficial owner to you, together with a brokerage or bank statement or Notice of Internet Availability showing the beneficial owner’s shares

If you are a beneficial owner and you would like to vote in person at the meeting, you must also present a written legal proxy from the broker, bank, or other nominee.

Failure to follow these admissions procedures or failure to bring required documentation may delay your entry into, or prevent you from being admitted to, our annual meeting.

To ensure that we can accommodate the greatest number of stockholders at our meeting, we reserve the right to limit the number of authorized proxyholders for any stockholder who may attend the meeting and to restrict the admission of guests or other attendees who are not stockholders.

Security measures may include bag, metal detector, and hand-wand searches. The use of cameras, recording devices, phones, and other electronic devices is strictly prohibited.

We appreciate the opportunity to hear the views of our stockholders. In fairness to all stockholders and participants at our annual meeting, and in the interest of an orderly and constructive meeting, stockholder comments at our annual meeting will be subject to rules of conduct that will be enforced. Copies of these rules will be available at our annual meeting. Only stockholders, their valid proxyholders, or other previously authorized representatives may address our annual meeting. Only proposals that meet the requirements of Rule 14a-8 of the Exchange Act or our Bylaws will be eligible for consideration at our annual meeting.

75	Bank of America Corporation 2017 Proxy Statement

Appendix A: Reconciliation of GAAP and Non-GAAP Financial Measures

Appendix A: Reconciliation of GAAP and Non-GAAP Financial Measures

Our company reports its financial results in accordance with generally accepted accounting principles (GAAP). However, we believe that certain non-GAAP financial measures provide additional clarity in assessing the results of our company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, our company’s reported results prepared in accordance with GAAP.

Below is a reconciliation of GAAP and non-GAAP financial measures found on pages 35 and 36.

	December 31
	2016 ($ in millions)	2015 ($ in millions)
Reconciliation of total revenue, net of interest expense to total revenue, net of interest expense on a fully taxable-equivalent basis
Total revenue, net of interest expense	83,701	82,965
Fully taxable-equivalent adjustment	900	889

Total revenue, net of interest expense on a fully taxable-equivalent basis	84,601	83,854

Reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity
Common shareholders’ equity	241,621	230,173
Goodwill	(69,750)	(69,772)
Intangible assets (excluding MSRs)	(3,382)	(4,201)
Related deferred tax liabilities	1,644	1,852

Tangible common shareholders’ equity	170,133	158,052

Reconciliation of year-end common shareholders’ equity to year-end tangible common shareholders’ equity
Common shareholders’ equity	241,620	233,903
Goodwill	(69,744)	(69,761)
Intangible assets (excluding MSRs)	(2,989)	(3,768)
Related deferred tax liabilities	1,545	1,716

Tangible common shareholders’ equity	170,432	162,090

	December 31
	2016	2015
Ending common shares outstanding (in thousands)	10,052,626	10,380,265
Book value per share of common stock	$24.04	$22.53
Tangible book value per share of common stock	$16.95	$15.62

	December 31
	2016 ($ in millions)	2015 ($ in millions)
Fixed-income, currency and commodities sales and trading revenue	9,373	7,869
Net debit valuation adjustment	238	763

Fixed-income, currency and commodities sales and trading revenue, excluding net DVA	9,611	8,632

Equities sales and trading revenue	4,017	4,335
Net debit valuation adjustment	0	23

Equities sales and trading revenue, excluding net DVA	4,017	4,358

Bank of America Corporation 2017 Proxy Statement	A-1

Voting Your Shares

You may vote if you were a stockholder as of the close of business on March 2, 2017. Stockholders may vote in person at the meeting or submit a proxy by the Internet, telephone, or mail as follows:

How to Vote
Online Registered holders ● www.envisionreports.com/BAC Beneficial owners ● www.proxyvote.com
Your vote is important. Please exercise your right as a stockholder and submit your proxy using one of these options as soon as possible:	By Phone Call the phone number located on the top of your proxy card
By Mail Complete, sign, date, and return your proxy card in the envelope provided
In Person Attend our annual meeting and vote by ballot

Proposals for Your Vote	Board Voting Recommendation	Page
Proposal 1: Electing Directors	FOR each nominee	2
Proposal 2: Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	FOR	60
Proposal 3: A Vote on the Frequency of Future Advisory “Say on Pay” Resolutions (an Advisory, Non-binding “Say on Frequency” Resolution)	EACH YEAR	60
Proposal 4: Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2017	FOR	61
Proposals 5 to 8: Stockholder Proposals	AGAINST	63

See “Voting and Other Information” on page 73 for more information on voting your shares.

To review our 2017 Proxy Statement and 2016 Annual Report online, go to www.bankofamerica.com/annualmeeting.

Annual Meeting Admission

Annual meeting admission is limited to our registered holders and beneficial owners as of the record date and persons holding valid proxies from these stockholders. Admission to our annual meeting requires proof of your stock ownership as of the record date and valid, government-issued photo identification. Security measures may include bag, metal detector, and hand-wand searches. The use of cameras, recording devices, phones, and other electronic devices is strictly prohibited. See “Attending our Annual Meeting” on page 75.

  Printed on recycled paper.

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Vote by Internet

• Go to www.envisionreports.com/BAC

• Or scan the QR code with your smartphone

• Follow the steps outlined on the secure website

Vote by telephone

• Call toll free 1-800-652-VOTE (8683) within the USA, US    territories & Canada on a touch tone telephone

• Follow the instructions provided by the recorded message

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the election to the Board of the following director nominees:

1.	Election of Directors:	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain	+
	01 - Sharon L. Allen	☐	☐	☐	06 - Arnold W. Donald	☐	☐	☐	11 - Lionel L. Nowell, III	☐	☐	☐

	02 - Susan S. Bies	☐	☐	☐	07 - Linda P. Hudson	☐	☐	☐	12 - Michael D. White	☐	☐	☐

	03 - Jack O. Bovender, Jr.	☐	☐	☐	08 - Monica C. Lozano	☐	☐	☐	13 - Thomas D. Woods	☐	☐	☐

	04 - Frank P. Bramble, Sr.	☐	☐	☐	09 - Thomas J. May	☐	☐	☐	14 - R. David Yost	☐	☐	☐

	05 - Pierre J.P. de Weck	☐	☐	☐	10 - Brian T. Moynihan	☐	☐	☐

B	Management Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 4 and EACH YEAR on Proposal 3:

		For	Against	Abstain		Each Year	Every 2 Years	Every 3 Years	Abstain
2.	Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution).	☐	☐	☐	3.	A Vote on the Frequency of Future Advisory “Say on Pay” Resolutions (an Advisory, Non-binding “Say on Frequency” Resolution). ☐	☐	☐	☐
4.	Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2017.	☐	☐	☐
C	Stockholder Proposal — The Board of Directors recommends a vote AGAINST Proposals 5-8:

		For	Against	Abstain			For	Against	Abstain

5.	Stockholder Proposal – Clawback Amendment.	☐	☐	☐	6.	Stockholder Proposal – Divestiture & Division Study Sessions.	☐	☐	☐

7.	Stockholder Proposal – Independent Board Chairman.	☐	☐	☐	8.	Stockholder Proposal – Report Concerning Gender Pay Equity.	☐	☐	☐

02IC5L

Annual Meeting of Stockholders

Admission Ticket

Time:	Wednesday, April 26, 2017
10:00 a.m., Eastern Time

Place:	Hilton Charlotte Center City
222 East Third Street
Charlotte, North Carolina 28202

Admission:	Valid admission ticket and valid
government-issued photo identification
are required for attendance.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on April 26, 2017: The Notice of Annual Meeting, 2016 Annual Report, Proxy Statement and Environmental, Social & Governance Highlights are available at www.envisionreports.com/BAC.

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy/Voting Instructions This Proxy is Solicited on Behalf of the Bank of America Corporation Board of Directors for the 2017 Annual Meeting of Stockholders to be held on Wednesday, April 26, 2017	+

You, the undersigned stockholder, appoint each of Ather Williams III and Anne Walker, severally and not jointly, as attorney-in-fact and proxy, with full power of substitution, to vote on your behalf and with all powers you would possess if personally present all shares of Common Stock or Preferred Stock of Bank of America Corporation that you would be entitled to vote at the 2017 Annual Meeting of Stockholders and any adjournment or postponement thereof.

The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxy holders on all other matters that properly come before the 2017 Annual Meeting of Stockholders and any adjournment or postponement thereof. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Bank of America employees. If you participate in The Bank of America 401(k) Plan, The Bank of America Transferred Savings Account Plan, the Merrill Lynch Employee Stock Purchase Plan (ML ESPP), or the Merrill Lynch & Co., Inc. 401(k) Savings & Investment Plan, and your plan account has investments in shares of our Common Stock, you must provide voting instructions to the plan trustee (by the Internet, telephone or proxy card) for your shares to be voted according to your instructions. Each plan participant’s voting instructions will also direct the trustee to vote any unvoted shares in the same ratio as the shares for which voting instructions have been received by the trustee, unless contrary to law and except for participants in the ML ESPP. If you participate in the ML ESPP, your shares cannot be voted unless you provide voting instructions to the ML ESPP trustee. Your voting instructions to the plan trustee will be held in strict confidence. The deadline to provide voting instructions for shares held in the foregoing plans is Tuesday, April 25, 2017, at 8:00 a.m., Eastern Time. You will not be able to submit voting instructions or change prior voting instructions after this deadline.

D	Non-Voting Items

Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.	☐

E	Authorized Signatures — This section must be completed for your vote to be counted — Date and Sign Below

Please sign your name(s) exactly as they appear on the reverse side. Give your full title if you are signing for a corporation, partnership or other entity, or as attorney, administrator, executor, guardian, trustee, or in any other representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

∎	+

002CS40125

BANK OF AMERICA 2017 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2017 Your vote is important.
Read the Proxy Statement and have the voting instruction form below at hand. Please note that voting by telephone and the Internet turns off at 11:59 p.m. Eastern Time on Tuesday, April 25, 2017.
Vote by Internet:	www.proxyvote.com, or scan the QR Barcode above.
Vote by Phone:	1-800-454-8683
Vote by Mail:	Use the envelope enclosed.
STOCKHOLDER MEETING REGISTRATION: To vote and/or obtain an admission ticket to attend the meeting, go to the “Register for Meeting” link at www.proxyvote.com.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	E15771-P87655

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting. The following materials are available at www.proxyvote.com:

Notice and Proxy Statement, Annual Report and Environmental, Social & Governance Highlights

The Board of Directors recommends you vote FOR the election of each director:
1.	Election of Directors:
	Nominees:		For	Against	Abstain

	1a.	Sharon L. Allen	☐	☐	☐

	1b.	Susan S. Bies	☐	☐	☐

	1c.	Jack O. Bovender, Jr.	☐	☐	☐

	1d.	Frank P. Bramble, Sr.	☐	☐	☐

	1e.	Pierre J.P. de Weck	☐	☐	☐

	1f.	Arnold W. Donald	☐	☐	☐

	1g.	Linda P. Hudson	☐	☐	☐

	1h.	Monica C. Lozano	☐	☐	☐

	1i.	Thomas J. May	☐	☐	☐

	1j.	Brian T. Moynihan	☐	☐	☐

	1k.	Lionel L. Nowell, III	☐	☐	☐

	1l.	Michael D. White	☐	☐	☐

	1m.	Thomas D. Woods	☐	☐	☐

	1n.	R. David Yost	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date

PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON		☐
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
2.	Approving Our Executive Compensation (an Advisory, Non-binding “Say on Pay” Resolution)	☐	☐	☐
The Board of Directors recommends you vote for EACH YEAR on the following proposal:	Each Year	Every 2 Years	Every 3 Years	Abstain

3.	A Vote on the Frequency of Future Advisory “Say on Pay” Resolutions (an Advisory, Non-binding “Say on Frequency” Resolution) ☐	☐	☐	☐
The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain
4.	Ratifying the Appointment of Our Independent Registered Public Accounting Firm for 2017	☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposals:		For	Against	Abstain

5.	Stockholder Proposal – Clawback Amendment	☐	☐	☐

6.	Stockholder Proposal – Divestiture & Division Study Sessions	☐	☐	☐

7.	Stockholder Proposal – Independent Board Chairman	☐	☐	☐

8.	Stockholder Proposal – Report Concerning Gender Pay Equity	☐	☐	☐